Filed pursuant to Rule 424(b)(2)
Registration No. 333-162219-01

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.875% Senior Note due March 16, 2015	$2,000,000,000	$142,600
(1) Calculated in accordance with Rule 457(r)

PROSPECTUS SUPPLEMENT
(to prospectus dated September 30, 2009)

The Royal Bank of Scotland plc
fully and unconditionally guaranteed by
The Royal Bank of Scotland Group plc

$2,000,000,000
4.875% Senior Notes due March 16, 2015

From and including the date of issuance, interest will accrue on the Senior Notes at a rate of 4.875% per year. Interest will accrue from March 16, 2010.  Interest will be payable semi-annually in arrears on September 16 and March 16 of each year, commencing on September 16, 2010.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.  The Senior Notes are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc.

We may redeem the Senior Notes, in whole but not in part, at any time at 100% of their principal amount plus accrued interest upon the occurrence of certain tax events described in this prospectus supplement and accompanying prospectus.

We intend to apply to list the Senior Notes on the New York Stock Exchange in accordance with its rules.

Investing in the Senior Notes involves risks.  See “Risk Factors” beginning on page S-3.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Price to the public	99.768%	$1,995,360,000
Underwriting discounts	0.350%	$7,000,000
Proceeds to us	99.418%	$1,988,360,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Senior Notes will accrue from March 16, 2010 and must be paid by the purchaser if the Senior Notes are delivered thereafter.

We expect that the Senior Notes will be ready for delivery through the book-entry facilities of The Depository Trust Company and its participants on or about March 16, 2010.

Sole Bookrunner and Lead Manager
RBS

Co-Managers
BNY Mellon Capital Markets, LLC		nabSecurities, LLC
Citi		SunTrust Robinson Humphrey
J.P. Morgan		U.S. Bancorp Investments, Inc.
KeyBanc Capital Markets		Wells Fargo Securities

Prospectus Supplement dated March 9, 2010

TABLE OF CONTENTS
Prospectus Supplement
Page

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
INCORPORATION OF INFORMATION BY REFERENCE	S-iii
FORWARD-LOOKING STATEMENTS	S-iv
SUMMARY	S-1
RISK FACTORS	S-3
USE OF PROCEEDS	S-32
CAPITALIZATION OF THE GROUP	S-33
RECENT DEVELOPMENTS	S-34
RATIO OF EARNINGS TO FIXED CHARGES	S-80
DESCRIPTION OF THE SENIOR NOTES	S-81
CERTAIN U.K. AND U.S. FEDERAL TAX CONSEQUENCES	S-84
UNDERWRITING/CONFLICTS OF INTEREST	S-87
LEGAL OPINIONS	S-89
EXPERTS	S-89

Prospectus

About this Prospectus	1
Use of Proceeds	1
The Royal Bank of Scotland plc	1
The Royal Bank of Scotland Group plc	2
Description of Debt Securities	2
Plan of Distribution	12
Legal Opinions	13
Experts	14
Enforcement of Civil Liabilities	14
Where You Can Find More Information	14
Incorporation of Documents by Reference	15
Cautionary Statement on Forward-Looking Statements	15

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus (including any free writing prospectus issued or authorized by us). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, we use the following terms:

•	“we,” “us,” “our” and “RBS” mean The Royal Bank of Scotland plc;

•	“RBSG” means The Royal Bank of Scotland Group plc;

•	“Group” means The Royal Bank of Scotland Group plc together with its subsidiaries;

•	“Issuer Group” means The Royal Bank of Scotland plc together with its subsidiaries;

S-ii

•	“SEC” refers to the Securities and Exchange Commission;

•	“pounds,” “sterling,” “pence,” “£” and “p” refer to the currency of the United Kingdom;

•	“dollars” and “$” refer to the currency of the United States; and

•
“euro” and “€” refer to the currency of the member states of the European Union (“EU”) that have adopted the single currency in accordance with the treaty establishing the European Community, as amended.

INCORPORATION OF INFORMATION BY REFERENCE

The Group files annual, semiannual and special reports and other information with the Securities and Exchange Commission.  You may read and copy any document that the Group files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.  You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room.  The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed.  You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 42 St Andrew Square, Edinburgh EH2 2YE, Scotland, telephone +44-131-556-8555.

The SEC allows us and the Group to incorporate by reference much of the information the Group files with them.  This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we and the Group can disclose important information to you by referring you to these documents; and

•	information that we and the Group file with the SEC will automatically update and supersede this prospectus supplement.

In addition to the documents listed in the accompanying prospectus, we incorporate by reference:

•	Exhibit No. 2 to RBSG’s Report on Form 6-K furnished with the SEC on January 29, 2010 announcing the lapse of the Share Purchase Agreement signed in August 2009 between RBSG and MCB Bank Limited;

•	Exhibit No. 5 to RBSG’s Report on Form 6-K furnished with the SEC on January 29, 2010 announcing the sale of RBS Asset Management fund management assets;

•	RBSG’s Report on Form 6-K furnished to the SEC on February 16, 2010 announcing the sale of RBS Sempra Commodities to J.P. Morgan;

•	Exhibit No. 1 to RBSG’s Report on Form 6-K furnished with the SEC on February 26, 2010, announcing the completion of the legal demerger of ABN AMRO on February 6, 2010;

•	Exhibit No. 8 to RBSG’s Report on Form 6-K furnished with the SEC on February 26, 2010, announcing the changes to the Group Board and Group Secretary; and

•	RBSG’s 2009 Annual Results filed on Form 6-K with the SEC on March 5, 2010.

We also incorporate by reference in this prospectus and accompanying prospectus any future documents the Group may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed. Reports on Form 6-K the Group may furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement

S-iii

only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements, both written and oral, regarding our assumptions, projections, expectations, intentions or beliefs about future events.  These statements constitute “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995.  We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements.  You should read the sections entitled “Risk Factors” in this prospectus supplement and “Presentation of information—Forward-Looking statements” and “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2008 and in our 2009 Annual Results on Form 6-K for the year ended December 31, 2009, respectively, which reports are incorporated by reference.

We and the Group undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, forward-looking events discussed in this prospectus supplement or any information incorporated by reference, might not occur.

S-iv

SUMMARY

The following is a summary of this prospectus supplement and should be read as an introduction to, and in conjunction with, the remainder of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein. You should base your investment decision on a consideration of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein, as a whole. Words and expressions defined in “Description of the Senior Notes” below shall have the same meanings in this summary.

General

Issuer	The Royal Bank of Scotland plc

Guarantor	The Royal Bank of Scotland Group plc

Securities	We are offering $2,000,000,000 aggregate principal amount of 4.875% Senior Notes due March 16, 2015.

Issue Date	March 16, 2010

Maturity	We will pay the Senior Notes at 100% of their principal amount plus accrued interest on March 16, 2015.

Interest Rate	The Senior Notes will bear interest at a rate of 4.875% per annum.

Interest Payment Dates	Every September 16 and March 16, commencing on September 16, 2010.

Regular Record Dates	Every September 2 and March 2, commencing on September 2, 2010.

Ranking
The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Guarantee
The Senior Notes are fully and unconditionally guaranteed by RBSG.  The guarantee will constitute RBSG’s direct, unconditional, unsecured and unsubordinated obligation ranking pari passu with all RBSG’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Tax Redemption
In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described under “Description of the Senior Notes—Tax Redemption” and “Description of Debt Securities—Redemption” in the accompanying prospectus we may redeem all, but not less than all, of the Senior Notes prior to maturity.

Book-Entry Issuance, Settlement and Clearance	We will issue the Senior Notes in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the Senior Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes in the accompanying prospectus. Settlement of the Senior Notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Conflicts of Interest
RBS Securities Inc., an affiliate of RBSG, is a Financial Industry Regulatory Authority (“FINRA”)  member and an Underwriter in this offering, has a “conflict of interest” within the meaning of NASD Rule 2720, as administered by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of NASD Rule 2720. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody’s rating service or Bbb or better by Standard & Poor’s rating service or rated in a comparable category by another rating service acceptable to FINRA. RBS Securities Inc. is not permitted to sell Senior Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

CUSIP	78010XAC5

ISIN	US78010XAC56

Common Code	049535937

Listing and Trading	We intend to apply to list the Senior Notes on the New York Stock Exchange.

Trustee and Principal Paying Agent	The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, will act as the trustee and initial principal paying agent for the Senior Notes.

Timing and Delivery	We currently expect delivery of the Senior Notes to occur on March 16, 2010.

Use of Proceeds	We intend to use the net proceeds of the offering for general corporate purposes.

Governing Law	The senior debt securities indenture, the Senior Notes and the guarantee are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Prospective investors should consider carefully the risks set forth below and the other information set out elsewhere in this Prospectus Supplement (including any documents incorporated by reference herein) and reach their own views prior to making any investment decision with respect to the Senior Notes.

Set out below are certain risk factors which could have a material adverse effect on the business, operations, financial condition or prospects of RBS and RBSG and cause RBS’s and RBSG’s future results to be materially different from expected results. RBS’s and RBSG’s results could also be affected by competition and other factors. The factors discussed below should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties RBS and RBSG face. RBS and RBSG have described only those risks relating to their operations that they consider to be material. There may be additional risks that RBS and RBSG currently consider not to be material or of which they are not currently aware, and any of these risks could have the effects set forth above. All of these factors are contingencies which may or may not occur and RBS and RBSG are not in a position to express a view on the likelihood of any such contingency occurring. Investors should note that they bear RBS’s and RBSG’s solvency risk. Each of the risks highlighted below could have a material adverse effect on the amount of principal and interest which investors will receive in respect of the Senior Notes. In addition, each of the risks highlighted below could adversely affect the trading price of the Senior Notes or the rights of investors under the Senior Notes and, as a result, investors could lose some or all of their investment.

RBS is a principal operating subsidiary of RBSG and accounts for a substantial proportion of the consolidated assets, liabilities and operating profits of RBSG. Accordingly, risk factors below which relate to RBSG and the Group will also be of relevance to RBS.

Risks relating to the Group

RBSG and its United Kingdom bank subsidiaries may face the risk of full nationalization or other resolution procedures under the Banking Act 2009.

Under the provisions of the Banking Act 2009 (the “Banking Act”), substantial powers have been granted to the Commissioners of Her Majesty’s Treasury (“HM Treasury”) and the Bank of England as part of the special resolution regime to stabilize banks that are in financial difficulties (the “SRR”), which includes certain consultation and consents rights granted to the Financial Services Authority (the “FSA”) (the FSA, together with HM Treasury and the Bank of England, the “Authorities”). The SRR confers powers on the Bank of England: (i) to transfer to the private sector all or part of the business of a United Kingdom incorporated institution with permission to accept deposits pursuant to Part IV of the Financial Services and Markets Act 2000 (the “FSMA”) (a “relevant entity”) or the securities of such relevant entity; and (ii) to transfer all or part of the business of the relevant entity to a “bridge bank” established by the Bank of England and also confers a power on HM Treasury to transfer into temporary public ownership (nationalization) the relevant entity or its United Kingdom incorporated holding company. The Banking Act also provides for two new insolvency and administration procedures for relevant entities.

The purpose of the stabilization options is to address the situation where all or part of the business of a relevant entity has encountered, or is likely to encounter, financial difficulties. Accordingly, the stabilization options may only be exercised if the FSA is satisfied that (i) a relevant entity such as RBSG’s United Kingdom banking subsidiaries, including RBS and National Westminster Bank Plc (“NatWest”), is failing, or is likely to fail, to satisfy the threshold conditions set out in Schedule 6 to the FSMA; and (ii) having regard to timing and other relevant circumstances, it is not reasonably likely that (ignoring the stabilization options) action will be taken that will enable the relevant entity to satisfy those threshold conditions. The threshold conditions are conditions which an FSA-authorized institution must satisfy in order to retain its FSA authorization. They are relatively wide-ranging and deal with most aspects of a relevant entity’s business, including, but not limited to, minimum capital resource requirements. It is therefore possible that the FSA may trigger one of the stabilization options before an application for an insolvency or administration order could be made.

The stabilization options may be exercised by means of powers to transfer property, rights or liabilities of a relevant entity and shares and other securities issued by a relevant entity. HM Treasury may also take the parent company of a relevant entity (such as RBSG) into temporary public ownership provided that certain conditions set out in Section 82 of the Banking Act are met. Temporary public ownership is effected by way of a share transfer order and can be actioned irrespective of the financial condition of the parent company.

If HM Treasury makes the decision to take RBSG into temporary public ownership, it may take various actions in relation to any securities issued by RBS or RBSG (the “Securities”) without the consent of holders of the Securities, including (among other things):

(i)      transferring the Securities free from any contractual or legislative restrictions on transfer;

(ii)     transferring the Securities free from any trust, liability or encumbrance;

(iii)    extinguishing any rights to acquire Securities;

(iv)    delisting the Securities;

(v)     converting the Securities into another form or class (including for example, into equity securities); or

(vi)    disapplying any termination or acceleration rights or events of default under the terms of the Securities which would be triggered by the transfer.

Where HM Treasury has made a share transfer order in respect of securities issued by the holding company of a relevant entity, HM Treasury may make an order providing for the property, rights or liabilities of the holding company or of any relevant entity in the holding company group to be transferred and where such property is held on trust, removing or altering the terms of such trust.

Accordingly, there can be no assurance that the taking of any such actions would not adversely affect the rights of holders of the Securities and/or adversely affect the price or value of their investment or that the ability of RBS or RBSG to satisfy their obligations under contracts related to the Securities (including the Senior Notes and the guarantee) would be unaffected. In such circumstances, such holders may have a claim for compensation under one of the compensation schemes currently existing under, or contemplated by, the Banking Act if any action is taken in respect of the Securities (for the purposes of determining an amount of compensation, an independent valuer must disregard actual or potential financial assistance provided by the Bank of England or HM Treasury). There can be no assurance that holders of the Securities would thereby recover compensation promptly and/or equal to any loss actually incurred.

If RBSG was taken into temporary public ownership and a partial transfer of its or any relevant entity’s (including RBS’s) business was effected, or if a relevant entity were made subject to the SRR and a partial transfer of its business to another entity was effected, the transfer may directly affect RBSG and/or its Group companies by creating, modifying or cancelling their contractual arrangements with a view to ensuring the provision of such services and facilities as are required to enable the bridge bank or private sector purchaser to operate the transferred business (or any part of it) effectively. For example, the transfer may (among other things) (i) require RBSG or Group companies to support and co operate with the bridge bank or private sector purchaser; (ii) cancel or modify contracts or arrangements between RBSG or the transferred business and a Group company; or (iii) impose additional obligations on RBSG under new or existing contracts. There can be no assurance that the taking of any such actions would not adversely affect the ability of RBSG and RBS to satisfy their obligations under the Senior Notes and the guarantee.

If RBSG was taken into temporary public ownership and a partial transfer of its or any relevant entity’s business was effected, or if a relevant entity were made subject to the SRR and a partial transfer of its business to another entity was effected, the nature and mix of the assets and liabilities not transferred may adversely affect RBS’s and RBSG’s financial condition and increase the risk that RBS and RBSG may eventually become subject to administration or insolvency proceedings pursuant to the Banking Act.

While the main provisions of the Banking (Special Provisions) Act 2008 were in force, which conferred certain transfer powers on HM Treasury, the United Kingdom Government took action under  that Act in respect of a number of United Kingdom financial institutions, including, in extreme circumstances, full and part nationalization. There have been concerns in the market in the past year regarding the risks of such nationalization in relation to the Group and other United Kingdom banks. If economic conditions in the United Kingdom or globally were to deteriorate, or the events described in the following risk factors occur to such an extent that they have a materially adverse impact on the financial condition, perceived or actual credit quality, results of operations or business of any of the relevant entities in the Group, the United Kingdom Government may decide to take similar action in relation to RBS or RBSG under the Banking Act. Given the extent of the Authorities’ powers under the Banking Act, it is difficult to predict what effect such actions might have on the Group and any securities issued by Group companies. However, potential impacts may include full nationalization of RBSG, the total loss of value in Securities issued by RBS and RBSG and the inability of RBS and RBSG to perform their respective obligations under the Senior Notes and the guarantee.

If the stabilization options were effected in respect of RBSG (or RBSG’s business or the business of one of the relevant entities in the Group), HM Treasury would be required to make certain compensation orders, which will depend on the stabilization power adopted. For example, in the event that the Bank of England were to transfer some of the business of a relevant entity to a bridge bank, HM Treasury would have to make a resolution fund order including a third-party compensation order pursuant to the Banking Act (Third-Party Compensation Arrangements for Partial Property Transfers) Regulations 2009. However, there can be no assurance that compensation would be assessed to be payable or that holders of the Senior Notes and the guarantee would recover any compensation promptly and/or equal to any loss actually incurred.

The Group’s businesses, earnings and financial condition have been and will continue to be affected by the global economy and instability in the global financial markets

The performance of the Group has been and will continue to be influenced by the economic conditions of the countries in which it operates, particularly the United Kingdom, the United States and other countries throughout Europe, the Middle East and Asia. The outlook for the global economy over the near to medium term remains challenging, particularly in the United Kingdom, the United States and other European economies. In addition, the global financial system has yet to fully overcome the difficulties which first manifested themselves in August 2007 and financial markets conditions have not yet fully normalized. These conditions led to severe dislocation of financial markets around the world and unprecedented levels of illiquidity in 2008 and 2009, resulting in the development of significant problems at a number of the world’s largest corporate institutions operating across a wide range of industry sectors, many of whom are the Group’s customers and counterparties in the ordinary course of its business. In response to this economic instability and illiquidity in the market, a number of governments, including the United Kingdom Government, the governments of the other EU member states and the United States Government, have intervened in order to inject liquidity and capital into the financial system, and, in some cases, to prevent the failure of these institutions.

Despite such measures, the volatility and disruption of the capital and credit markets have continued, with many forecasts predicting only modest levels of GDP growth over the course of 2010. Similar conditions are likely to exist in a number of the Group’s key markets, including those in the United States and Europe, particularly Ireland. These conditions have exerted, and may continue to exert, downward pressure on asset prices and on availability and cost of credit for financial institutions, including RBSG and RBS, and will continue to impact the credit quality of the Group’s customers and counterparties. Such conditions, alone or in combination with regulatory changes or actions of other market participants, may cause the Group to incur losses or to experience further reductions in business activity, increased funding costs and funding pressures, lower share prices, decreased asset values, additional write-downs and impairment charges and lower profitability.

In addition, the Group will continue to be exposed to the risk of loss if major corporate borrowers or counterparty financial institutions fail or are otherwise unable to meet their obligations. The Group currently experiences certain business sector and country concentration risk, primarily focused in the United States, the United Kingdom and the rest of Europe and relating to personal and banking and financial institution exposures. The Group’s performance may also be affected by future recovery rates on assets and the historical assumptions underlying asset recovery rates, which (as has already occurred in certain instances) may no longer be accurate given the unprecedented market disruption and general economic instability. The precise nature of all the risks and uncertainties the Group faces as a result of current economic conditions cannot be predicted and many of these risks are outside the control of the Group.

The Group was required to obtain State aid approval, for the aid given to the Group by HM Treasury and for the Group’s State aid restructuring plan, from the European Commission. The Group is subject to a variety of risks as a result of implementing the State aid restructuring plan. The State aid restructuring plan includes a prohibition on the making of discretionary dividend or coupon payments on existing hybrid capital instruments (including preference shares and B Shares) for a two-year period commencing no later than April 30, 2010, which may impair the Group’s ability to raise new Tier 1 capital through the issuance of ordinary shares and other Securities

The Group was required to obtain State aid approval for the aid given to the Group by HM Treasury as part of the placing and open offer undertaken by RBSG in December 2008 (the “First Placing and Open Offer”), the issuance of £25.5 billion of B shares in the capital of RBSG which are, subject to certain terms and conditions, convertible into ordinary shares in the share capital of RBSG (the “B Shares”) to HM Treasury, a contingent commitment by HM Treasury to subscribe for up to an additional £8 billion of B Shares if certain conditions are met and the Group’s participation in the Asset Protection Scheme (the “APS”) (the “State aid”).

As a result of the First Placing and Open Offer (approved as part of the European Commission’s approval of a package of measures to the banking industry in the United Kingdom in October 2008), the Group was required to cooperate with HM Treasury to submit a forward plan to the European Commission. This plan was submitted and detailed discussions took place between HM Treasury, the Group and the European Commission. The plan submitted not only had regard to the First Placing and Open Offer, but also the issuance of B Shares to HM Treasury, the commitment by HM Treasury to subscribe for additional B Shares if certain conditions were met and the Group’s participation in the APS. As part of its review, the European Commission was required to assess the State aid and to consider whether the Group’s long-term viability would be assured, that the Group makes a sufficient contribution to the costs of its restructuring and that measures are taken to limit any distortions of competition arising from the State aid provided to the Group by the United Kingdom Government. The Group, together with HM Treasury, agreed in principle with the European Competition Commissioner the terms of the State aid and the terms of a restructuring plan (the “State aid restructuring plan”). On December 14, 2009, the European Commission formally approved the Group’s participation in the APS, the issuance of £25.5 billion of B Shares to HM Treasury, a contingent commitment by HM Treasury to subscribe for up to an additional £8 billion of B Shares and the State aid restructuring plan.

The State aid restructuring plan consists of the principal elements set out in “Recent Developments — State Aid Restructuring Plan”. The prohibition on the making of discretionary dividend (including preference shares and B Shares) or coupon payments on existing hybrid capital instruments for a two-year period commencing no later than April 30, 2010 will prevent RBSG, RBS and other Group companies from paying dividends on their ordinary and preference shares and coupons on other Tier 1 securities for the same duration, and it may impair the Group’s ability to raise new Tier 1 capital through the issuance of ordinary shares in the share capital of RBSG (“Ordinary Shares”) and other Securities.

It is possible a third party could challenge the approval decision in the European Courts (within specified time limits). The Group does not believe that any such challenge would be likely to succeed but, if it were to succeed the European Commission would need to reconsider its decision, which might result in an adverse outcome for the Group, including a prohibition or amendment to some or all of the terms of the State aid. The European Commission could also impose conditions that are more disadvantageous, potentially materially so, to the Group than those in the State aid restructuring plan.

The Group is subject to a variety of risks as a result of implementing the State aid restructuring plan. There is no assurance that the price that the Group receives for any assets sold pursuant to the State aid restructuring plan will be at a level the Group considers adequate or which it could obtain in circumstances in which the Group was not required to sell such assets in order to implement the State aid restructuring plan or if such sale were not subject to the restrictions (including in relation to potential purchasers of the United Kingdom branch divestment) contained in the terms thereof. Further, should the Group fail to complete any of the required disposals within the agreed time frames for such disposals, under the terms of the State aid clearance, a divestiture trustee can be empowered to conduct the disposals, with the mandate to complete the disposal at no minimum price. Furthermore, if the Group is unable to comply with the terms of the State aid approval it could constitute a misuse of aid. In circumstances where the European Commission doubts that the Group is complying with the terms of the State aid approval, it may open a formal investigation. At the conclusion of this investigation, if the European Commission decides that there has been  misuse of aid, it can issue a decision requiring HM Treasury to recover the misused aid which could have a material adverse impact on the Group. In implementing the State aid restructuring plan, the Group will lose existing customers, deposits and other assets (both directly through the sale and potentially through the impact on the rest of the Group’s business arising from implementing the State aid restructuring plan) and the potential for realizing additional associated revenues and margins that it otherwise might have achieved in the absence of such disposals. Further, the loss of such revenues and related income may extend the time period over which the Group may pay any amounts owed to HM Treasury under the APS or otherwise. The implementation of the State aid restructuring plan may also result in disruption to the retained business and give rise to significant strain on management, employee, operational and financial resources, impacting customers and giving rise to separation costs which could be substantial.

The implementation of the State aid restructuring plan may result in the emergence of one or more new viable competitors or a material strengthening of one or more of the Group’s competitors in the Group’s markets. The effect of this on the Group’s future competitive position, revenues and margins is uncertain and there could be an adverse effect on the Group’s operations and financial condition and its business generally. If any or all of the risks described above, or any other currently unforeseen risks, materialize, there could be a materially negative impact on the Group’s business, operations, financial condition, capital position and competitive position.

For further details on the State aid restructuring plan, including a description of the Group’s undertakings and the restrictions imposed, see “Recent Developments — State Aid Restructuring Plan”.

The Group’s ability to implement its strategic plan depends on the success of the Group’s refocus on its core strengths and the balance sheet reduction program arising out of its previously announced non-core restructuring plan and the State aid restructuring plan

In light of the changed global economic outlook, the Group has embarked on a financial and core business restructuring which is focused on achieving appropriate risk-adjusted returns under these changed circumstances, reducing reliance on wholesale funding and lowering exposure to capital intensive businesses. A key part of this restructuring is the program announced in February 2009 to run-down and sell the Group’s non-core assets and the continued review of the Group’s portfolio to identify further disposals of certain non-core assets. Assets identified for this purpose and allocated to the Group’s Non-Core division totaled £252 billion, excluding derivatives, as at December 31, 2008. At

December 31, 2009, this total had reduced to £187 billion, excluding the Group’s interest in RBS Sempra Commodities LLP (“RBS Sempra Commodities”), which was transferred to the Non-Core division during 2009. This balance sheet reduction program will continue alongside the disposals under the State aid restructuring plan approved by the European Commission.

Because the ability to dispose of assets and the price achieved for such disposals will be dependent on prevailing economic and market conditions, which may remain challenging, there is no assurance that the Group will be able to sell or rundown (as applicable) those businesses it is seeking to exit either on favorable economic terms to the Group or at all. Furthermore, where transactions are entered into for the purpose of selling non-core assets and businesses, they may be subject to conditions precedent, including government and regulatory approvals and completion mechanics that in certain cases may entail consent from customers. There is no assurance that such conditions precedent will be satisfied, or consents and approvals obtained, in a timely manner or at all. There is consequently a risk that the Group may fail to complete such disposals by any agreed longstop date. Furthermore, in the context of implementing the State aid restructuring plan, the Group is subject to certain timing and other restrictions which may result in the sale of assets at prices below those which the Group would have otherwise agreed had the Group not been required to sell such assets as part of the State aid restructuring plan or if such sale were not subject to the restrictions contained in the terms of the State aid conditions. For further details of the State aid restrictions and conditions, see “Recent Developments State Aid Restructuring Plan.”

In addition, the Group may be liable for any deterioration in businesses being sold between the announcement of the disposal and its completion. In certain cases, the period between the announcement of a transaction and its completion may be lengthy and may span many months. Other risks that may arise out of the disposal of the Group’s assets include ongoing liabilities up to completion of the relevant transaction in respect of the assets and businesses disposed of, commercial and other risks associated with meeting covenants to the buyer during the period up to completion, the risk of employee and customer attrition in the period up to completion, substantive indemnity obligations in favor of the buyer, the risk of liability for breach of warranty, the need to continue to provide transitional service arrangements for potentially lengthy periods following completion of the relevant transaction to the businesses being transferred and redundancy and other transaction costs. Further, the Group may be required to enter into covenants agreeing not to compete in certain markets for specific periods of time. In addition, as a result of the disposals, the Group will lose existing customers, deposits and other assets (both directly through the sale and potentially through the impact on the rest of the Group’s business arising from implementing the restructuring plans) and the potential for realizing additional associated revenues and margins that it otherwise might have achieved in the absence of such disposals.

Any of the above factors, either in the context of State aid-related or non-core or other asset disposals, could affect the Group’s ability to implement its strategic plan and have a material adverse effect on the Group’s business, results of operations, financial condition, capital ratios and liquidity and could result in a loss of value in the Senior Notes and the guarantee.

The extensive organizational restructuring may adversely affect the Group’s business, results of operations and financial condition

As part of its refocus on core strengths and its disposal program, the Group has undertaken and continues to undertake extensive organizational restructuring involving the allocation of assets identified as non-core assets to a separate Non-Core Division, and the run-down and sale of those assets over a period of time. In addition, to comply with State aid clearance, the Group agreed to undertake a series of measures to be implemented over a four-year period from December 2009, which include disposing of RBS Insurance, the Group’s insurance division (subject to potentially maintaining a minority interest until the end of 2014). RBSG will also divest its global card payment services business (“Global Merchant Services”) by the end of 2013, subject to RBSG retaining up to 20% of each business within Global Merchant Services if required by the purchaser, and its interest in RBS Sempra Commodities, a leading global commodities trader, as well as divesting the RBS branch-based business in England and Wales and the NatWest branches in Scotland, along with the direct small and medium-sized enterprise (“SME”) customers and certain mid-corporate customers across the United Kingdom. On February 16, 2010, RBSG announced that RBS Sempra Commodities had agreed to sell its Metals, Oil and European Energy business lines, subject to certain conditions including regulatory approvals. The Group and its joint venture partner, Sempra Energy, are continuing to consider ownership alternatives for the remaining North American Power and Gas businesses of RBS Sempra Commodities.

In order to implement the restructurings referred to above, various businesses and divisions within the Group will be reorganized, transferred or sold, or potentially merged with other businesses and divisions within the Group. As part of this process, personnel may be reallocated, where permissible, across the Group, new technology may be implemented, and new policies and procedures may be established in order to accommodate the new shape of the Group. As a result, the Group, including the Issuer Group, may experience a high degree of business interruption, significant restructuring charges, delays in implementation, and significant strain on management, employee, operational and financial resources. Any of the above factors could affect the Group’s ability to achieve its strategic objectives and have a material adverse effect on its business, results of operations and financial condition or could result in a loss of value in the Senior Notes.

Lack of liquidity is a risk to the Group’s business and its ability to access sources of liquidity has been, and will continue to be, constrained

Liquidity risk is the risk that a bank will be unable to meet its obligations, including funding commitments, as they fall due. This risk is inherent in banking operations and can be heightened by a number of enterprise specific factors, including an over-reliance on a particular source of funding (including, for example, short-term and overnight funding), changes in credit ratings or market-wide phenomena such as market dislocation and major disasters. During the course of 2008 and 2009, credit markets worldwide experienced a severe reduction in liquidity and term-funding. During this time, perception of counterparty risk between banks also increased significantly. This increase in perceived counterparty risk also led to reductions in interbank lending, and hence, in common with many other banking groups, the Group’s access to traditional sources of liquidity has been, and may continue to be, restricted.

The Group’s liquidity management focuses on maintaining a diverse and appropriate funding strategy for its assets, controlling the mismatch of maturities and carefully monitoring its undrawn commitments and contingent liabilities. However, the Group’s ability to access sources of liquidity (for example, through the issue or sale of financial and other instruments or through the use of term loans) during the recent period of liquidity stress has been constrained to the point where it, like other banks, has had to rely on shorter term and overnight funding with a consequent reduction in overall liquidity, and to increase its recourse to liquidity schemes provided by central banks. While during the course of 2009 money market conditions improved, with the Group seeing a material reduction of funding from central banks and the issuance of non-government guaranteed term debt, further tightening of credit markets could have a negative impact on the Group. The Group, in line with other financial institutions, may need to seek funds from alternative sources, potentially at higher costs of funding than has previously been the case.

In addition, there is also a risk that corporate and institutional counterparties with credit exposures may look to reduce all credit exposures to banks, given current risk aversion trends. It is possible that credit market dislocation becomes so severe that overnight funding from non-government sources ceases to be available.

Like many banking groups, the Group relies on customer deposits to meet a considerable portion of its funding. Furthermore, as part of its ongoing strategy to improve its liquidity position, the Group is actively seeking to increase the proportion of its funding represented by customer deposits. However, such deposits are subject to fluctuation due to certain factors outside the Group’s control, such as a loss of confidence, increasing competitive pressures or the encouraged or mandated repatriation of deposits by foreign wholesale or central bank depositors, which could result in a significant outflow of deposits within a short period of time. There is currently heavy competition among United Kingdom banks for retail customer deposits, which has increased the cost of procuring new deposits and impacted the Group’s ability to grow its deposit base. An inability to grow, or any material decrease in, the Group’s deposits could, particularly if accompanied by one of the other factors described above, have a negative impact on the Group’s ability to satisfy its liquidity needs unless corresponding actions were taken to improve the liquidity profile of other deposits or to reduce assets. In particular, the liquidity position of the Group may be negatively impacted if it is unable to achieve the runoff and sale of non-core and other assets as expected. Any significant delay in those plans may require the Group to consider disposal of other assets not previously identified for disposal to achieve its funded balance sheet target level.

The governments of some of the countries in which the Group operates have taken steps to guarantee the liabilities of the banks and branches operating in their respective jurisdiction. Whilst in some instances the operations of the Group are covered by government guarantees alongside other local banks, in other countries this may not necessarily always be the case. This may place RBSG’s subsidiaries operating in those countries, such as Ulster Bank Ireland Ltd, which did not participate in such government guarantee schemes, at a competitive disadvantage to the other local banks and therefore may require the Group to provide additional funding and liquidity support to these operations.

There can be no assurance that these measures, alongside other available measures, will succeed in improving the funding and liquidity in the markets in which the Group operates, or that these measures, combined with any increased cost of any funding currently available in the market, will not lead to a further increase in the Group’s overall cost of funding, which could have an adverse impact on the Group’s financial condition and results of operations or result in a loss of value in the Senior Notes and the guarantee.

Governmental support schemes may be subject to cancellation, change or withdrawal or may fail to be renewed, which may have a negative impact on the availability of funding in the markets in which the Group operates

Governmental support schemes may be subject to cancellation, change or withdrawal (on a general or individual basis, subject to relevant contracts) or may fail to be renewed, based on changing economic and political conditions in the jurisdiction of the relevant scheme. To the extent government support schemes are cancelled, changed or withdrawn in a manner which diminishes their effectiveness, or to the extent such schemes fail to generate additional liquidity or other support in the relevant markets in which such schemes operate, the Group, in common with other banking groups, may continue to face limited access to, have insufficient access to, or incur higher costs associated with, funding alternatives, which could have a material adverse impact on the Group’s business, financial condition, results of operations and prospects or result in a loss of value in the Securities.

The financial performance of the Group has been and will be affected by borrower credit quality

Risks arising from changes in credit quality and the recoverability of loans and amounts due from counterparties are inherent in a wide range of the Group’s businesses. Whilst some economies stabilized over the course of 2009, the Group may continue to see adverse changes in the credit quality of its borrowers and counterparties, for example, as a result of their inability to refinance their indebtedness, with increasing delinquencies, defaults and insolvencies across a range of sectors (such as the personal and banking and financial institution sectors) and in a number of geographies (such as the United Kingdom, the United States, the Middle East and the rest of Europe, particularly Ireland). This trend has led and may lead to further and accelerated impairment charges, higher costs, additional write-downs and losses for the Group, including the Issuer Group, or result in a loss of value in the Senior Notes and the guarantee.

The actual or perceived failure or worsening credit of the Group’s counterparties has adversely affected and could continue to adversely affect the Group

The Group’s ability to engage in routine funding transactions has been and will continue to be adversely affected by the actual or perceived failure or worsening credit of its counterparties, including other financial institutions and corporate borrowers. The Group has exposure to many different industries and counterparties and routinely executes transactions with counterparties in the financial industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients. As a result, defaults by, or even the perceived creditworthiness of or concerns about, one or more corporate borrowers, financial services institutions or the financial services industry generally, have led to market-wide liquidity problems, losses and defaults and could lead to further losses or defaults, by the Group or by other institutions. Many of these transactions expose the Group to credit risk in the event of default of the Group’s counterparty or client and the Group does have significant exposures to certain individual counterparties (including counterparties in certain weakened sectors and markets). In addition, the Group’s credit risk is exacerbated when the collateral it holds cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure that is due to the Group, which is most likely to occur during periods of illiquidity and depressed asset valuations, such as those recently experienced. Any such losses could have a material adverse effect on the Group’s results of operations and financial condition or result in a loss of value in the Senior Notes and the guarantee.

The Group’s earnings and financial condition have been, and its future earnings and financial condition may continue to be, affected by depressed asset valuations resulting from poor market conditions

Financial markets continue to be subject to significant stress conditions, where steep falls in perceived or actual asset values have been accompanied by a severe reduction in market liquidity, as exemplified by recent events affecting asset-backed collateralized debt obligations, residential mortgage-backed securities and the leveraged loan market. In dislocated markets, hedging and other risk management strategies have proven not to be as effective as they are in normal market conditions due in part to the decreasing credit quality of hedge counterparties, including monoline and other insurance companies and credit derivative product companies. Severe market events have resulted in the Group recording large write-downs on its credit market exposures in 2007, 2008 and 2009. Any deterioration in economic and financial market conditions could lead to further impairment charges and write-downs. Moreover, market volatility and illiquidity (and the assumptions, judgments and estimates in relation to such matters that may change over time and may ultimately not turn out to be accurate) make it difficult to value certain of the Group’s exposures. Valuations in future periods, reflecting, among other things, then-prevailing market conditions and changes in the credit ratings of certain of the Group’s assets, may result in significant changes in the fair values of the Group’s exposures, even in respect of exposures, such as credit market exposures, for which the Group has previously recorded write-downs. In addition, the value ultimately realized by the Group may be materially different from the current or estimated fair value. Any of these factors could require the Group, including the Issuer Group, to recognize further significant write-downs in addition to those already recorded or realize increased impairment charges, any of which may adversely affect its capital position, its financial condition and its results of operations or result in a loss of value in the Senior Notes and the guarantee.

The value or effectiveness of any credit protection that the Group has purchased from monoline and other insurers and other market counterparties (including credit derivative product companies) depends on the value of the underlying assets and the financial condition of the insurers and such counterparties

The Group has credit exposure arising from over-the-counter derivative contracts, mainly credit default swaps (“CDSs”), which are carried at fair value. The fair value of these CDSs, as well as the Group’s exposure to the risk of default by the underlying counterparties, depends on the valuation and the perceived credit risk of the instrument against which protection has been bought. Since 2007, monoline and other insurers and other market counterparties (including credit derivative product companies) have been adversely affected by their exposure to residential mortgage linked and corporate credit products, whether synthetic or otherwise, and their actual and perceived creditworthiness has deteriorated rapidly, which may continue. If the financial condition of these counterparties or their actual or perceived creditworthiness deteriorates further, the Group may record further credit valuation adjustments on the credit protection bought from these counterparties under the CDSs in addition to those already recorded and such adjustments may have a material adverse impact on the Group’s financial condition and results of operations.

Changes in interest rates, foreign exchange rates, credit spreads, bond, equity and commodity prices, and other market factors have significantly affected and will continue to affect the Group’s business

Some of the most significant market risks the Group faces are interest rate, foreign exchange, credit spread, bond, equity and commodity price risks. Changes in interest rate levels, yield curves and spreads may affect the interest rate margin realized between lending and borrowing costs, the effect of which may be heightened during periods of liquidity stress, such as those experienced in the past year. Changes in currency rates, particularly in the sterling-US dollar and sterling-euro exchange rates, affect the value of assets, liabilities, income and expenses denominated in foreign currencies and the reported earnings of RBSG’s non-United Kingdom subsidiaries (principally Citizens Financial Group, Inc. (“Citizens”) and RBS Securities Inc.) and may affect income from foreign exchange dealing. The performance of financial markets may affect bond, equity and commodity prices and, therefore, cause changes in the value of the Group’s investment and trading portfolios. This has been the case during the period since August 2007, with market disruptions and volatility resulting in significant reductions in the value of such portfolios. While the Group has implemented risk management methods to mitigate and control these and other market risks to which it is exposed, it is difficult, particularly in the current environment, to predict with accuracy changes in economic or market conditions and to anticipate the effects that such changes could have on the Group’s financial performance and business operations.

The Group’s borrowing costs and its access to the debt capital markets depend significantly on its and the United Kingdom Government’s credit ratings

RBSG, RBS and other Group companies have been subject to a number of downgrades in the recent past. Any future reductions in the long-term or short-term credit ratings of RBSG or one of its principal subsidiaries (particularly RBS) would further increase its borrowing costs, require the Group, including the Issuer Group, to replace funding lost due to the downgrade, which may include the loss of customer deposits, and may also limit the Group’s access to capital and money markets and trigger additional collateral requirements in derivatives contracts and other secured funding arrangements. Furthermore, given the extent of the United Kingdom Government ownership and support provided to the Group through HM Treasury’s guarantee scheme (announced by the United Kingdom Government on October 8, 2008) (the “Credit Guarantee Scheme”), any downgrade in the United Kingdom Government’s credit ratings could adversely affect RBSG’s and RBS’s own credit ratings and may have the effects noted above. All credit rating agencies have reaffirmed the United Kingdom Government’s AAA rating, although S&P changed its outlook to “negative” on May 21, 2009. Fitch reaffirmed the United Kingdom Government’s stable outlook on July 31, 2009 and Moody’s reiterated the United Kingdom Government’s stable outlook on October 26, 2009. Credit ratings of RBSG, RBS, ABN AMRO Holding N.V. (“ABN AMRO”), The Royal Bank of Scotland N.V., Ulster Bank and Citizens are also important to the Group when competing in certain markets, such as over-the-counter derivatives. As a result, any further reductions in RBSG’s and RBS’s long-term or short-term credit ratings or those of its principal subsidiaries could adversely affect the Group’s access to liquidity and competitive position, increase its funding costs and have a negative impact on the Group’s earnings and financial condition or result in a loss of value in the Senior Notes and the guarantee.

The Group’s business performance could be adversely affected if its capital is not managed effectively or if there are changes to capital adequacy and liquidity requirements

Effective management of the Group’s capital is critical to its ability to operate its businesses, to grow organically and to pursue its strategy of returning to standalone strength. The Group is required by regulators in the United Kingdom, the United States and in other jurisdictions in which it undertakes regulated activities, to maintain adequate capital resources. The maintenance of adequate capital is also necessary for the Group’s financial flexibility in the face of continuing turbulence and uncertainty in the global economy. Accordingly, the purpose of the issuance of the £25.5 billion of B Shares, the grant of the Contingent Subscription (as defined below) and the previous placing and open offers was to allow the Group to strengthen its capital position. The FSA’s recent liquidity policy statement articulates that firms must hold sufficient eligible securities to survive a liquidity stress and this will result in banks holding a greater amount of government securities, to ensure that these institutions have adequate liquidity in times of financial stress.

In addition, on December 17, 2009, the Basel Committee on Banking Supervision (the “Basel Committee”) proposed a number of fundamental reforms to the regulatory capital framework in its consultative document entitled “Strengthening the resilience of the banking sector.” If the proposals made by the Basel Committee are implemented, this could result in the Group being subject to significantly higher capital requirements. The proposals include: (a) the build-up of a counter-cyclical capital buffer in excess of the regulatory minimum capital requirement, which is large enough to enable the Group to remain above the minimum capital requirement in the face of losses expected to be incurred in a feasibly severe downturn; (b) an increase in the capital requirements for counterparty risk exposures arising from derivatives, repo-style transactions and securities financing transactions; (c) the imposition of a leverage ratio as a supplementary measure to the existing Basel II risk-based measure; (d) the phasing out of hybrid capital instruments as Tier 1 capital and the requirement that the predominant form of Tier 1 capital must be common shares and retained earnings; and (e) the imposition of  global minimum liquidity standards that include a requirement to hold a stock of unencumbered high quality liquid assets sufficient to cover cumulative net cash outflows over a 30-day period under a prescribed stress scenario. The proposed reforms are subject to a consultative process and an impact assessment and are not likely to be implemented before the end of 2012. The Basel Committee will also consider appropriate transition and grandfathering arrangements.

These and other future changes to capital adequacy and liquidity requirements in the jurisdictions in which it operates may require the Group to raise additional Tier 1, Core Tier 1 and Tier 2 capital by way of further issuances of securities, including in the form of Ordinary Shares or B Shares and could result in existing Tier 1 and Tier 2 securities issued by the Group ceasing to count towards the Group’s regulatory capital, either at the same level as present or at all. The requirement to raise additional Core Tier 1 capital could have a number of negative consequences for RBSG and its shareholders, including impairing RBSG’s ability to pay dividends on or make other distributions in respect of Ordinary Shares and diluting the ownership of existing shareholders of RBSG. If the Group is unable to raise the requisite Tier 1 and Tier 2 capital, it may be required to further reduce the amount of its risk weighted assets and engage in the disposition of core and other non-core businesses, which may not occur on a timely basis or achieve prices which would otherwise be attractive to the Group. In addition, pursuant to the State aid approval, should the Group’s Core Tier 1 capital ratio decline to below 5% at any time before December 31, 2014, or should the Group fall short of its funded balance sheet target level (after adjustments) for December 31, 2013 by £30 billion or more, the Group will be required to reduce its risk-weighted assets by a further £60 billion in excess of its plan through further disposals of identifiable businesses and their associated assets. As provided in the Acquisition and Contingent Capital Agreement (as defined below), the Group would also be subject to restrictions on payments on its hybrid capital instruments should its Core Tier 1 ratio fall below 6% or if it would fall below 6% as a result of such payment. For further details of these restrictions, see “Recent Developments — Principal Terms of Issue of the B Shares and the Dividend Access Share.”

As at December 31, 2009, the Group’s Tier 1 and Core Tier 1 capital ratios were 14.1% and 11.0%, respectively, calculated in accordance with FSA definitions. Any change that limits the Group’s ability to manage effectively its balance sheet and capital resources going forward (including, for example, reductions in profits and retained earnings as a result of write-downs or otherwise, increases in risk-weighted assets, delays in the disposal of certain assets or the inability to syndicate loans as a result of market conditions, a growth in unfunded pension exposures or otherwise) or to access funding sources, could have a material adverse impact on its financial condition and regulatory capital position or result in a loss of value in the Senior Notes and the guarantee.

The value of certain financial instruments recorded at fair value is determined using financial models incorporating assumptions, judgments and estimates that may change over time or may ultimately not turn out to be accurate

Under IFRS, the Group recognizes at fair value: (i) financial instruments classified as “held-for-trading” or “designated as at fair value through profit or loss”; (ii) financial assets classified as “available-for-sale”; and (iii) derivatives. Generally, to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, internal valuation models that utilize observable market data. In certain circumstances, the data for individual financial instruments or classes of financial instruments utilized by such valuation models may not be available or may become unavailable due to changes in market conditions, as has been the case during the recent financial crisis. In such circumstances, the Group’s internal valuation models require the Group to make assumptions, judgments and estimates to establish fair value. In common with other financial institutions, these internal valuation models are complex, and the assumptions, judgments and estimates the Group is required to make often relate to matters that are inherently uncertain, such as expected cash flows, the ability of borrowers to service debt, residential and commercial property price appreciation and depreciation, and relative levels of defaults and deficiencies. Such assumptions, judgments and estimates may need to be updated to reflect changing facts, trends and market conditions. The resulting change in the fair values of the financial instruments has had and could continue to have a material adverse effect on the Group’s earnings and financial condition. Also, recent market volatility and illiquidity have challenged the factual bases of certain underlying assumptions and have made it difficult to value certain of the Group’s financial instruments. Valuations in future periods, reflecting prevailing market conditions, may result in further significant changes in the fair values of these instruments, which could have a negative effect on the Group’s results of operations and financial condition or result in a loss of value in the Senior Notes and the guarantee.

The Group operates in markets that are highly competitive and consolidating. If the Group is unable to perform effectively, its business and results of operations will be adversely affected

Recent consolidation among banking institutions in the United Kingdom, the United States and throughout Europe is changing the competitive landscape for banks and other financial institutions.  If financial markets continue to be volatile, more banks may be forced to consolidate. This consolidation, in combination with the introduction of new entrants into the United States and United Kingdom markets from other European and Asian countries, could increase competitive pressures on the Group.

In addition, certain competitors may have access to lower cost funding and be able to offer retail deposits on more favorable terms than the Group and may have stronger multi-channel and more efficient operations as a result of greater historical investments. Furthermore, the Group’s competitors may be better able to attract and retain clients and talent, which may have a negative impact on the Group’s relative performance and future prospects.

Furthermore, increased government ownership of, and involvement in, banks generally may have an impact on the competitive landscape in the major markets in which the Group operates. Although, at present, it is difficult to predict what the effects of this increased government ownership and involvement will be or how they will differ from jurisdiction to jurisdiction, such involvement may cause the Group to experience stronger competition for corporate, institutional and retail clients and greater pressure on profit margins. Future disposals and restructurings by the Group and the compensation structure and restrictions imposed on the Group may also have an impact on its ability to compete effectively. Since the markets in which the Group operates are expected to remain highly competitive in all areas, these and other changes to the competitive landscape could adversely affect the Group’s business, margins, profitability and financial condition or result in a loss of value in the Senior Notes and the guarantee.

As a condition to HM Treasury support, RBSG has agreed to certain undertakings which may serve to limit the Group’s operations and it may be required to agree to further restrictions in the future

Under the terms of the First Placing and Open Offer, RBSG provided certain undertakings aimed at ensuring that the subscription by HM Treasury of the relevant Ordinary Shares and preference shares and the Group’s participation in the Credit Guarantee Scheme offered by HM Treasury as part of its support for the United Kingdom banking industry are compatible with the common market under EU law. These undertakings include (i) supporting certain initiatives in relation to mortgage lending and lending to SMEs until 2011, (ii) regulating management remuneration and (iii) regulating the rate of growth of the Group’s balance sheet. Under the terms of the placing and open offer undertaken by RBSG in April 2009 (the “Second Placing and Open Offer”), the Group’s undertakings in relation to mortgage lending and lending to SMEs were extended to larger commercial and industrial companies in the United Kingdom. These undertakings may serve to limit the Group’s operations. In addition, pursuant to certain arrangements entered into between RBSG and certain United Kingdom Government departments, RBSG is subject to further undertakings, which supersede the lending commitments made to HM Treasury in October 2008 and January 2009 by agreeing to make available to creditworthy borrowers on commercial terms, £16 billion above the amount RBSG had budgeted to lend to United Kingdom businesses and £9 billion above the amount RBSG had budgeted to lend to United Kingdom homeowners in the year commencing March 1, 2009. There is also a commitment to make available similar levels of lending in the year commencing March 1, 2010, although potential adjustments to the lending commitments are currently under discussion with the United Kingdom Government to reflect economic circumstances over the twelve months from March 2010.  RBSG believes that the lending commitments are being met. In relation to the 2009 commitment period, which ended 28 February 2010, the Group believes that it is likely to have achieved more than £9 billion of net mortgage lending. In relation to its business lending commitment, the Group achieved £60 billion of gross new lending to businesses, including £39 billion to SMEs but, in the current economic environment, many customers were strongly focused on reducing their borrowings. Moreover, the withdrawal of foreign lenders was less pronounced than anticipated, there was a sharp increase in capital market issuance and demand continued to be weak. As a result, the Group believes it is likely not to have achieved £16 billion of net lending to businesses in the 2009 lending commitment period, which ended on February 28, 2010. Failure to comply with these lending commitments may result in the withdrawal or restriction of the Group’s eligibility to extend its participation in the Credit Guarantee Scheme, which could have a material adverse impact on the Group’s business, financial condition, results of operations and prospects.

The Group has also agreed to certain other commitments, which are material for the structure of the Group and its operations, under the State aid restructuring plan approved by the European Commission. See “Recent Developments State Aid Restructuring Plan.”

In addition, the Group, together with HM Treasury, has agreed with the European Commission a prohibition on the making of discretionary dividends (including on preference shares and B Shares) or coupon payments on existing hybrid capital instruments for a two-year period commencing no later than April 30, 2010. It is possible that the Group may, in future, be subject to further restrictions on payments on such hybrid capital instruments, whether as a result of undertakings given to regulatory bodies, changes to capital requirements such as the proposals published by the Basel Committee on December 17, 2009 or otherwise. The Group has also agreed to certain other undertakings in the Acquisition and Contingent Capital Agreement, see “Recent Developments — Principal Terms of Issue

of the B Shares and the Dividend Access Share — Acquisition and Contingent Capital Agreement — Undertakings.”

The Group could fail to attract or retain senior management, which may include members of the Board, or other key employees, and it may suffer if it does not maintain good employee relations

The Group’s ability to implement its strategy depends on the ability and experience of its senior management, which may include directors, and other key employees. The loss of the services of certain key employees, particularly to competitors, could have a negative impact on the Group’s business. The Group’s future success will also depend on its ability to attract, retain and remunerate highly skilled and qualified personnel competitively with its peers. This cannot be guaranteed, particularly in light of heightened regulatory oversight of banks and heightened scrutiny of, and (in some cases) restrictions placed upon, management compensation arrangements, in particular those in receipt of government funding (such as RBSG). The Group has made a commitment to comply with the FSA Remuneration Code. These rules came into force on January 1, 2010 and are in line with the agreement reached by the G-20, setting global standards for the implementation of the Financial Stability Board’s remuneration principles. The Group agreed that it will be at the leading edge of implementing the G-20 principles and granted UK Financial Investments Limited (“UKFI”) consent rights over the shape and size of its aggregate bonus pool for the 2009 performance year. The level of the 2009 bonus pool and the deferral and claw-back provisions implemented by the Group may impair the ability of the Group to attract and retain suitably qualified personnel in various parts of the Group’s businesses.

The Group is also altering certain of the pension benefits it offers to staff. Some employees continue to participate in defined benefit arrangements. The following two changes have been made to the main defined benefit pension plans: (i) a yearly limit on the amount of any salary increase that will count for pension purposes; and (ii) a reduction in the severance lump sum for those who take an immediate undiscounted pension for redundancy. In addition to the effects of such measures on the Group’s ability to retain senior management and other key employees, the marketplace for skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining skilled personnel may continue to increase. The failure to attract or retain a sufficient number of appropriately skilled personnel could place the Group at a significant competitive disadvantage and prevent the Group from successfully implementing its strategy, which could have a material adverse effect on the Group’s financial condition and results of operations or result in a loss of value in the Senior Notes and the guarantee.

In addition, certain of the Group’s employees in the United Kingdom, continental Europe and other jurisdictions in which the Group operates are represented by employee representative bodies, including trade unions. Engagement with its employees and such bodies is important to the Group and a breakdown of these relationships could adversely affect the Group’s business, reputation and results. As the Group implements cost-saving initiatives and disposes of, or runs down, certain assets or businesses (including as part of its expected restructuring plans), it faces increased risk in this regard and there can be no assurance that the Group will be able to maintain good relations with its employees or employee representative bodies in respect of all matters. As a result, the Group may experience strikes or other industrial action from time to time, which could have a material adverse effect on its business and results of operations and could cause damage to its reputation.

Each of the Group’s businesses is subject to substantial regulation and oversight. Any significant regulatory developments could have an effect on how the Group conducts its business and on its results of operations and financial condition

The Group is subject to financial services laws, regulations, corporate governance requirements, administrative actions and policies in each location in which it operates. All of these are subject to change, particularly in the current market environment, where there have been unprecedented levels of government intervention and changes to the regulations governing financial institutions, including recent nationalizations in the United States, the United Kingdom and other European countries. As a result of these and other ongoing and possible future changes in the financial services regulatory landscape (including requirements imposed by virtue of the Group’s participation in government or regulator-led initiatives), the Group expects to face greater regulation in the United Kingdom, the United States and other countries in which it operates, including throughout the rest of Europe. Compliance with such regulations may increase the Group’s capital requirements and costs and have an adverse impact on how the Group conducts its business, on the products and services it offers, on the value of its assets and on its results of operations and financial condition or result in a loss of value in the Senior Notes and the guarantee.

Other areas where governmental policies and regulatory changes could have an adverse impact include, but are not limited to:

•	the monetary, interest rate, capital adequacy, liquidity, balance sheet leverage and other policies of central banks and regulatory authorities;

•
general changes in government or regulatory policy or changes in regulatory regimes that may significantly influence investor decisions in particular markets in which the Group operates, increase the costs of doing business in those markets or result in a reduction in the credit ratings of RBSG or one of its subsidiaries;

•	changes to financial reporting standards;

•
changes in regulatory requirements relating to capital and liquidity, such as limitations on the use of deferred tax assets in calculating Core Tier 1 and/or Tier 1 capital, or prudential rules relating to the capital adequacy framework;

•
other general changes in the regulatory requirements, such as the imposition of onerous compliance obligations, restrictions on business growth or pricing, new levies or fees, requirements in relation to the structure and organization of the Group and requirements to operate in a way that prioritizes objectives other than shareholder value creation;

•	changes in competition and pricing environments;

•	further developments in financial reporting, corporate governance, corporate structure, conduct of business and employee compensation;

•
differentiation among financial institutions by governments with respect to the extension of guarantees to bank customer deposits and the terms attaching to such guarantees, including requirements for the entire Group to accept exposure to the risk of any individual member of the Group, or even third-party participants in guarantee schemes, failing;

•	implementation of, or costs related to, local customer or depositor compensation or reimbursement schemes;

•	transferability and convertibility of currency risk;

•	expropriation, nationalization and confiscation of assets;

•	changes in legislation relating to foreign ownership; and

•	other unfavorable political, military or diplomatic developments producing social instability or legal uncertainty which, in turn, may affect demand for the Group’s products and services.

The Group’s results have been and could be further adversely affected in the event of goodwill impairment

The Group capitalizes goodwill, which is calculated as the excess of the cost of an acquisition over the net fair value of the identifiable assets, liabilities and contingent liabilities acquired. Acquired goodwill is recognized initially at cost and subsequently at cost less any accumulated impairment losses. As required by IFRS, the Group tests goodwill for impairment annually or more frequently, at external reporting dates, when events or circumstances indicate that it might be impaired. An impairment test involves comparing the recoverable amount (the higher of the value in use and fair value less cost to sell) of an individual cash generating unit with its carrying value. The value in use and fair value of the Group’s cash generating units are affected by market conditions and the performance of the economies in which the Group operates. Where the Group is required to recognize a goodwill impairment, it is recorded in the Group’s income statement, although it has no effect on the Group’s regulatory capital position. For the year ended December 31, 2008, the Group recorded a £32.6 billion accounting write-down of goodwill and other intangibles relating to prior year acquisitions. For the year ended December 31, 2009, the Group recorded a £363 million accounting write-down of goodwill and other intangible assets principally relating to ABN AMRO and NatWest goodwill allocated to Non-Core businesses.

The Group may be required to make further contributions to its pension schemes if the value of pension fund assets is not sufficient to cover potential obligations

The Group maintains a number of defined benefit pension schemes for past and a number of current employees. Pensions risk is the risk that the liabilities of the Group’s various defined benefit pension schemes which are long term in nature will exceed the schemes’ assets, as a result of which the Group is required or chooses to make additional contributions to the schemes. The schemes’ assets comprise investment portfolios that are held to meet projected liabilities to the scheme members. Risk arises from the schemes because the value of these asset portfolios and returns from them may be less than expected and because there may be greater than expected increases in the estimated value of the schemes’ liabilities. In these circumstances, the Group could be obliged, or may choose, to make additional contributions to the schemes, and during recent periods, the Group has voluntarily made such contributions. Given the current economic and financial market difficulties and the prospect that they may continue over the near and medium term, the Group may experience increasing pension deficits or be required or elect to make further contributions to its pension schemes and such deficits and contributions could be significant and have a negative impact on the Group’s capital position, results of operations or financial condition or result in a loss of value in the Senior Notes and the guarantee. The next funding valuation of the Group’s major defined benefit pension plan, The Royal Bank of Scotland Group Pension Fund will take place with an effective date of March 31, 2010.

The Group is and may be subject to litigation and regulatory investigations that may impact its business

The Group’s operations are diverse and complex, and it operates in legal and regulatory environments that expose it to potentially significant litigation, regulatory investigation and other regulatory risk. As a result, the Group is, and may in the future be, involved in various disputes, legal proceedings and regulatory investigations in the United Kingdom, the EU, the United States and other jurisdictions, including class action litigation and review by the European Commission under State aid rules. Furthermore, the Group, like many other financial institutions, has come under greater regulatory scrutiny over the last year and expects that environment to continue for the foreseeable future, particularly as it relates to compliance with new and existing corporate governance, employee compensation, conduct of business, anti-money laundering and anti-terrorism laws and regulations, as well as the provisions of applicable sanctions programs. Disputes, legal proceedings and regulatory investigations are subject to many uncertainties, and their outcomes are often difficult to predict, particularly in the earlier stages of a case or investigation. Adverse regulatory action or adverse judgments in litigation could result in restrictions or limitations on the Group’s operations or result in a material adverse effect on the Group’s reputation or results of operations or result in a loss of value in the Senior Notes and the guarantee. For details about certain litigation and regulatory investigations in which the Group is involved, see “Recent Developments — Litigation” and “Recent Developments — Investigations.”

Operational risks are inherent in the Group’s operations

The Group’s operations are dependent on the ability to process a very large number of transactions efficiently and accurately while complying with applicable laws and regulations where it does business. The Group has complex and geographically diverse operations and operational risk and losses can result from internal and external fraud, errors by employees or third parties, failure to document transactions properly or to obtain proper authorization, failure to comply with applicable regulatory requirements and conduct of business rules (including those arising out of anti-money laundering and anti-terrorism legislation, as well as the provisions of applicable sanctions programs), equipment failures, natural disasters or the inadequacy or failure of systems and controls, including those of the Group’s suppliers or counterparties. Although the Group has implemented risk controls and loss mitigation actions, and substantial resources are devoted to developing efficient procedures, to identify and rectify weaknesses in existing procedures and to train staff, it is not possible to be certain that such actions have been or will be effective in controlling each of the operational risks faced by the Group. Any weakness in these systems or controls, or any breaches or alleged breaches of applicable laws or regulations, could have a materially negative impact on the Group’s business, reputation and results of operations and the price of the Senior Notes and the guarantee. Notwithstanding anything contained in this risk factor, it should not be taken as implying that either of RBSG or RBS, as the case may be, will be unable to comply with its obligations as a company with securities admitted to the Official List of the United Kingdom Listing Authority (the “Official List”) nor that they, or their relevant subsidiaries, will be unable to comply with their respective obligations as supervised firms regulated by the FSA.

The Group is exposed to the risk of changes in tax legislation and its interpretation and to increases in the rate of corporate and other taxes in the jurisdictions in which it operates

The Group’s activities are subject to tax at various rates around the world computed in accordance with local legislation and practice. Action by governments to increase tax rates or to impose additional taxes or to restrict the tax reliefs currently available to the Group would reduce the Group’s profitability. Revisions to tax legislation or to its interpretation might also affect the Group’s results in the future.

HM Treasury (or UKFI on its behalf) may be able to exercise a significant degree of influence over the Group

UKFI manages HM Treasury’s shareholder relationship with RBSG. Although HM Treasury has indicated that it intends to respect the commercial decisions of the Group and that the Group will continue to have its own independent board of directors and management team determining its own strategy, should its current intentions change, HM Treasury’s position as a majority shareholder (and UKFI’s position as manager of this shareholding) means that HM Treasury or UKFI may be able to exercise a significant degree of influence over, among other things, the election of directors and the appointment of senior management. In addition, as the provider of the APS, HM Treasury has a range of rights that other shareholders do not have. These include rights under the terms of the APS over the Group’s remuneration policy and practice. The manner in which HM Treasury or UKFI exercises HM Treasury’s rights as majority shareholder or in which HM Treasury exercises its rights under the APS could give rise to conflict between the interests of HM Treasury and the interests of other shareholders. The board of directors of RBSG (the “Board of Directors”) has a duty to promote the success of RBSG for the benefit of its members as a whole.

The Group’s insurance businesses are subject to inherent risks involving claims

Future claims in the Group’s general and life assurance business may be higher than expected as a result of changing trends in claims experience resulting from catastrophic weather conditions, demographic developments, changes in the nature and seriousness of claims made, changes in mortality, changes in the legal and compensatory landscape and other causes outside the Group’s control. These trends could affect the profitability of current and future insurance products and services.

The Group reinsures some of the risks it has assumed and is accordingly exposed to the risk of loss should its reinsurers become unable or unwilling to pay claims made by the Group against them.

The Group’s operations have inherent reputational risk

Reputational risk, meaning the risk to earnings and capital from negative public opinion, is inherent in the Group’s business. Negative public opinion can result from the actual or perceived manner in which the Group conducts its business activities, from the Group’s financial performance, from the level of direct and indirect government support or from actual or perceived practices in the banking and financial industry. Negative public opinion may adversely affect the Group’s ability to keep and attract customers and, in particular, corporate and retail depositors. The Group cannot ensure that it will be successful in avoiding damage to its business from reputational risk.

In the United Kingdom and in other jurisdictions, the Group is responsible for contributing to compensation schemes in respect of banks and other authorized financial services firms that are unable to meet their obligations to customers

In the United Kingdom, the Financial Services Compensation Scheme (the “Compensation Scheme”) was established under the FSMA and is the United Kingdom’s statutory fund of last resort for customers of authorized financial services firms. The Compensation Scheme can pay compensation to customers if a firm is unable, or likely to be unable, to pay claims against it and may be required to make payments either in connection with the exercise of a stabilization power or in exercise of the bank insolvency procedures under the Banking Act. The Compensation Scheme is funded by levies on firms authorized by the FSA, including the Group. In the event that the Compensation Scheme raises funds from the authorized firms, raises those funds more frequently or significantly increases the levies to be paid by such firms, the associated costs to the Group may have a material impact on its results of operations and financial condition.  During the financial year ended December 31, 2009, the Group has accrued £135 million for its share of Compensation Scheme management expenses levies for the 2009/10 and 2010/2011 Compensation Scheme years.  In addition, to the extent that other jurisdictions where the Group operates have introduced or plan to introduce similar compensation, contributory or reimbursement schemes (such as in the United States with the Federal Deposit Insurance Corporation), the Group may make further provisions and may incur additional costs and liabilities, which may negatively impact its financial condition and results of operations or result in a loss of value in the Senior Notes and the guarantee.

The Group’s business and earnings may be affected by geopolitical conditions

The performance of the Group is significantly influenced by the geopolitical and economic conditions prevailing at any given time in the countries in which it operates, particularly the United Kingdom, the United States and other countries in Europe and Asia. For example, the Group has a presence in countries where businesses could be exposed to the risk of business interruption and economic slowdown following the outbreak of a pandemic, or the risk of sovereign default following the assumption by governments of the obligations of private sector institutions. Similarly, the Group faces the heightened risk of trade barriers, exchange controls and other measures taken by sovereign governments which may impact a borrower’s ability to repay. Terrorist acts and threats and the response to them of governments in any of these countries could also adversely affect levels of economic activity and have an adverse effect upon the Group’s business.

The restructuring proposals for ABN AMRO are complex and may not realize the anticipated benefits for the Group

The restructuring plan in place for the integration and separation of ABN AMRO into and among the businesses and operations of the Consortium Members (as defined below) is complex, involving substantial reorganization of ABN AMRO’s operations and legal structure. The restructuring plan is being implemented and significant elements have been completed within the planned timescales and the integration of the Group’s businesses continues. As part of this reorganization, on February 6, 2010, the businesses of ABN AMRO acquired by the Dutch State were legally demerged from the ABN AMRO businesses acquired by the Group and were transferred into a newly established holding company, ABN AMRO Bank N.V. This holding company remains within the ABN AMRO Group until it is transferred to a new holding company that is to be established by the Dutch State, which is expected to take place in the first half of 2010 and is subject to the approval of the Dutch Central Bank.

The Group may not realize the benefits of the acquisition or the restructuring when expected or to the extent projected. The occurrence of any of these events, including as a result of staff losses or performance issues, or as a result of further disposals or restructurings by the Group, may have a negative impact on the Group’s financial condition and results of operations. It is not expected that the Dutch State’s acquisition of Fortis Bank Nederland’s shares in RFS Holdings B.V. (“RFS Holdings”) will materially affect the integration benefits envisaged by the Group.

The recoverability and regulatory capital treatment of certain deferred tax assets recognized by the Group depends on the Group’s ability to generate sufficient future taxable profits and there being no adverse changes to tax legislation, regulatory requirements or accounting standards

In accordance with IFRS, the Group has recognized deferred tax assets on losses available to relieve future profits from tax only to the extent that it is probable that they will be recovered. The deferred tax assets are quantified on the basis of current tax legislation and accounting standards and are subject to change in respect of the future rates of tax or the rules for computing taxable profits and allowable losses. Failure to generate sufficient future taxable profits or changes in tax legislation or accounting standards may reduce the recoverable amount of the recognized deferred tax assets.

There is currently no restriction in respect of deferred tax assets recognized by the Group for regulatory purposes. Changes in regulatory rules may restrict the amount of deferred tax assets that can be recognized and such changes could lead to a reduction in the Group’s Core Tier 1 capital ratio. In particular, on December 17, 2009, the Basel Committee published a consultative document setting out certain proposed changes to capital requirements (see “Risk Factors — The Group’s business performance could be adversely affected if its capital is not managed effectively or if there are changes to capital adequacy and liquidity requirements”). Those proposals included a requirement that deferred tax assets which rely on future profitability of the Group to be realized should be deducted from the common equity component of Tier 1 and therefore not count towards Tier 1 capital.

Risks relating to the Group’s participation in the Asset Protection Scheme, the B shares, the Contingent B Shares and the Dividend Access Share

Owing to the complexity, scale and unique nature of the APS and the uncertainty surrounding the duration and severity of the recent  economic recession, there may be unforeseen issues and risks that are relevant in the context of the Group’s participation in the APS and in the impact of the APS on the Group’s business, operations and financial condition. In addition, the assets or exposures to be covered by the APS may not be those with the greatest future losses or with the greatest need for protection

Since the APS is a unique form of credit protection over a complex range of diversified assets and exposures (the “Covered Assets”) in a number of jurisdictions and there is significant uncertainty about the duration and severity of the recent economic recession, there may be unforeseen issues and risks that may arise as a result of the Group’s participation in the APS and the impact of the APS on the Group’s business, operations and financial condition cannot be predicted with certainty. Such issues or risks may have a material adverse effect on the Group. Moreover, the Group’s choice of assets or exposures to be covered by the APS was based on predictions at the time of its accession to the APS regarding the performance of counterparties and assumptions about market dynamics and asset and liability pricing, all or some of which may prove to be inaccurate. There is, therefore, a risk that the Covered Assets will not be those with the greatest future losses or with the greatest need for protection and, as a result, the Group’s financial condition, income from operations and the value of the Senior Notes and the guarantee may still suffer due to further impairments and credit write-downs.

There is no assurance that the Group’s participation in the APS and the issue of £25.5 billion of B Shares and, if required, the £8 billion Contingent B Shares will achieve the Group’s goals of improving and maintaining the Group’s capital ratios in the event of further losses. Accordingly, the Group’s participation in the APS and the issue of £25.5 billion of B Shares and, if required, the £8 billion Contingent B Shares may not improve market confidence in the Group and the Group may still face the risk of full nationalization or other resolution procedures under the Banking Act

The Group’s participation in the APS, together with the issue of £25.5 billion of B Shares in December 2009 and, if required, the £8 billion Contingent B Shares (as defined below), has improved its consolidated capital ratios. In the event that the Group’s Core Tier 1 capital ratio declines to below 5%, and if certain conditions are met, HM Treasury is committed to subscribe (the “Contingent Subscription”) for up to an additional £8 billion of B Shares (the “Contingent B Shares”) and, in connection with such subscription, would receive further enhanced dividend rights under the associated series 1 dividend access share in the capital of RBSG (the “Dividend Access Share”). However, notwithstanding the Group’s participation in the APS and the issue of the £25.5 billion of B Shares and, if required, the issue of the £8 billion Contingent B Shares, the Group remains exposed to a substantial first loss amount of £60 billion in respect of the Covered Assets and for 10% of Covered Assets losses after the first loss amount (see “Recent Developments The APS: Principal Terms and Conditions — First loss and the 90%/10% Split”). In addition, as mentioned in the previous risk factor, the assets or exposures covered by the APS may not be those with the greatest future losses or with the greatest need for protection. Moreover, the Group continues to carry the risk of losses, impairments and write-downs with respect to assets not covered by the APS. Therefore, there can be no assurance that any regulatory capital benefits and the additional Core Tier 1 capital will be sufficient to maintain the Group’s capital ratios at the requisite levels in the event of further losses (even with the £8 billion Contingent B Shares). If the Group is unable to improve its capital ratios sufficiently or to maintain its capital ratios in the event of further losses, its business, results of operations and financial condition will suffer, its credit ratings may fall, its ability to lend and access funding will be further limited and its cost of funding may increase. The occurrence of any or all of such events may cause the price of the Securities (including the Senior Notes) to decline substantially and may result in intervention by the Authorities, which could include full nationalization or other resolution procedures under the Banking Act. In that case, any compensation payable to holders of the Senior Notes and the guarantee would be subject to the provisions of the Banking Act, and investors may receive no value for their Senior Notes and the guarantee.

In the event that the Group’s Core Tier 1 capital ratio declines to below 5%, HM Treasury is committed to subscribe for up to an additional £8 billion of Contingent B Shares if certain conditions are met. If such conditions are not met, and the Group is unable to issue the £8 billion Contingent B Shares, the Group may be unable to find alternative methods of obtaining protection for stressed losses against severe or prolonged recessionary periods in the economic cycle and improving its capital ratios, with the result that the Group may face increased risk of full nationalization or other resolution procedures under the Banking Act

In the event that the Group’s Core Tier 1 capital ratio declines to below 5%, HM Treasury is committed to subscribe for up to an additional £8 billion of Contingent B Shares if certain conditions are met. Such conditions include that the European Commission’s decision that the State aid is compatible with article 107 of the consolidated version of the Treaty on the Functioning of the European Union (“TFEU”) (ex-article 87 of the Treaty establishing the European Community) continues to be in force, that the European Commission has not opened a formal investigation under article 108(2) the TFEU (ex-article 88(2) of the Treaty establishing the European Community) in relation to the possible misuse of State aid, that there has been no breach by RBSG of the State Aid Commitment Deed and that no Termination Event (as defined under the terms of the Contingent B Shares) has occurred.

If such conditions are not met, and RBSG is unable to issue the £8 billion Contingent B Shares, the Group may be unable to find alternative methods of obtaining protection for stressed losses against severe or prolonged recessionary periods in the economic cycle and improving its capital ratios, with the result that the Group may face increased risk of full nationalization or other resolution procedures under the Banking Act.

In these circumstances, if RBSG is unable to issue the £8 billion Contingent B Shares, the Group will need to assess its strategic and operational position and will be required to find alternative methods for achieving the requisite capital ratios. Such methods could include an accelerated reduction in risk-weighted assets, disposals of certain businesses, increased issuance of Tier 1 capital securities, increased reliance on alternative government-supported liquidity schemes and other forms of government assistance. There can be no assurance that any of these alternative methods will be available or would be successful in increasing the Group’s capital ratios to the desired or requisite levels. If RBSG is unable to issue the £8 billion Contingent B Shares, the Group’s business, results of operations, financial condition and capital position and ratios will suffer, its credit ratings may drop, its ability to lend and access funding will be further limited and its cost of funding may increase. The occurrence of any or all of such events may cause the price of the Securities to decline substantially and may result in intervention by the Authorities or other regulatory bodies in the other jurisdictions in which RBSG and its subsidiaries operate, which could include full nationalization, other resolution procedures under the Banking Act or revocation of permits and licenses necessary to conduct the Group’s businesses. Any compensation payable to holders of Securities (including the Senior Notes and the guarantee) would be subject to the provisions of the Banking Act, and investors may receive no value for their Senior Notes and the guarantee (see “Risk Factors — RBSG and its United Kingdom bank subsidiaries may face the risk of full nationalization or other resolution procedures under the Banking Act 2009”).

The Group may have included Covered Assets that are ineligible (or that later become ineligible) for protection under the APS. Protection under the APS may be limited or may cease to be available where Covered Assets are not correctly or sufficiently logged or described, where a Covered Asset is disposed of (in whole or in part) prior to a Trigger (as defined below), where the terms of the APS do not apply or are uncertain in their application, where the terms of the protection itself potentially give rise to legal uncertainty, where certain criminal conduct has or may have occurred or where a breach of bank secrecy, confidentiality, data protection or similar laws may occur. In addition, certain assets included in the APS do not satisfy the eligibility requirements of the Scheme Documents. In each case this would reduce the anticipated benefits to the Group of the APS

The Covered Assets comprise a wide variety and a very large number of complex assets and exposures. As a result of the significant volume, variety and complexity of assets and exposures and the resulting complexity of the UK Asset Protection Scheme Terms and Conditions, the Accession Agreement (as defined below) and any other document designated in writing as such by HM Treasury and RBSG (collectively, the “Scheme Documents”), there is a risk that the Group may have included assets or exposures within the Covered Assets that are not eligible for protection under the APS, with the result that such assets or exposures may not be protected by the APS. Furthermore, if Covered Assets are not correctly or sufficiently logged or described for the purposes of the APS, protection under the APS may, in certain circumstances and subject to certain conditions, not be available or may be limited, including by potentially being limited to the terms of the assets “as logged.” If a Covered Asset is disposed of prior to the occurrence of a failure to pay, a bankruptcy or a restructuring, as described in the UK Asset Protection Scheme Terms and Conditions (the “Scheme Conditions”) in respect of that Covered Asset (a “Trigger”), the Group will also lose protection under the APS in respect of that disposed asset or, if the Covered Asset is disposed of in part, in respect of that disposed part of the Covered Asset or in some circumstances all of the Covered Asset, in each case with no rebate of the fee payable to HM Treasury, unless an agreement otherwise is reached with HM Treasury at the relevant time. Moreover, since the terms of the credit protection available under the APS are broad and general (given the scale and purpose of the APS and the wide variety and very large number of complex assets and exposures intended to be included as Covered Assets) and also very complex and in some instances operationally restrictive, certain Scheme Conditions may not apply to particular assets, exposures or operational scenarios or their applicability may be uncertain (for example, in respect of overdrafts). In addition, many of these provisions apply from December 31, 2008 and therefore may not have been complied with between this date and the date of the Group’s accession to the APS on  December 22, 2009. In each case this may result in a loss or reduction of protection. There are certain limited terms and conditions of the Scheme Conditions which are framed in such a way that may give rise to lack of legal certainty. Furthermore, if a member of the Group becomes aware after due and reasonable enquiry that there has been any material or systemic criminal conduct on the part of the Group (including its directors, officers and employees) relating to or affecting any of the Covered Assets, some or all of those assets may cease to be protected by the APS. HM Treasury may also require the withdrawal or RBSG may itself consider it necessary to withdraw Covered Assets held in certain jurisdictions where disclosure of certain information to HM Treasury may result in a breach of banking secrecy, confidentiality, data protection or similar laws. In addition, at the time of accession to the APS, approximately £3 billion of derivative and structured finance assets were identified as having been included in the APS which, for technical reasons, did not, or which were anticipated at some stage not to, satisfy the eligibility requirements specified in the Scheme Documents. HM Treasury and RBS agreed to negotiate in good faith to establish as soon as practicable whether (and if so, to what extent) coverage should extend these derivative assets. These negotiations remain ongoing. The £3 billion of derivative and structured finance assets referred to above were in addition to approximately £1.2 billion of Covered Assets across a broad range of asset classes which were withdrawn from the APS at the time of accession.

The effect of (i) failures to be eligible and/or to log or correctly describe Covered Assets, (ii) disposals of Covered Assets prior to a Trigger, (iii) the uncertainty of certain Scheme Conditions and the exclusion of certain assets and exposures from the APS and potential lack of legal certainty, (iv) the occurrence of material or systemic criminal conduct on the part of RBSG or its representatives relating to or affecting Covered Assets or breach of banking secrecy, confidentiality, data protection or similar laws and (v) failure or potential failure of HM Treasury and RBS to reach agreement in respect of whether (and if so, to what extent) cover should extend to certain ineligible assets, may (or, in respect of assets which HM Treasury and RBSG have agreed are ineligible, will) impact the enforceability and/or level of protection available to the Group and may materially reduce the protection anticipated by the Group for its stressed losses. Further, there is no ability to nominate additional or alternative assets or exposures in place of those which turn out not to be covered under the APS. If the Group is then unable to find alternative methods for improving and maintaining its capital ratios, its business, results of operations and financial condition will suffer, its credit ratings may drop, its ability to lend and access funding will be further limited and its cost of funding may increase. The occurrence of any or all of such events may cause the price of the Senior Notes and the guarantee to decline substantially and may result in intervention by the Authorities, which could include full nationalization or other resolution procedures under the Banking Act. Any compensation payable to holders of the Senior Notes and the guarantee would be subject to the provisions of the Banking Act, and investors may receive no value for their Senior Notes and the guarantee.

During the life of the APS, certain or all of the Covered Assets may cease to be protected due to a failure to comply with continuing obligations under the APS, reducing the benefit of the APS to the Group

The Group is subject to limitations on actions it can take in respect of the Covered Assets and certain related assets and to extensive continuing obligations under the Scheme Conditions relating to governance, asset management, audit and reporting. The Group’s compliance with the Scheme Conditions is dependent on its ability to (i) implement efficiently and accurately new approval processes and reporting, governance and management systems in accordance with the Scheme Conditions and (ii) comply with applicable laws and regulations where it does business. The Group has complex and geographically diverse operations, and operational risk in the context of the APS may result from errors by employees or third parties, failure to document transactions or procedures properly or to obtain proper authorizations in accordance with the Scheme Conditions, equipment failures or the inadequacy or failure of systems and controls. Although the Group has devoted substantial financial and operational resources, and intends to devote further substantial resources, to developing efficient procedures to deal with the requirements of the APS and to training staff, it is not possible to be certain that such actions will be effective to control each of the operational risks faced by the Group or to provide the necessary information in the necessary time periods in the context of the APS. Since the Group’s operational systems were not originally designed to facilitate compliance with these extensive continuing obligations, there is a risk that the Group will fail to comply with a number of these obligations. This risk is particularly acute in the period immediately following the APS becoming effective. Certain of the reporting requirements, in particular, are broad in their required scope and challenging in their required timing. There is, as a result, a real possibility that the Group, at least initially, will not be able to achieve full compliance. Where the Group is in breach of its continuing obligations under the Scheme Conditions in respect of any of the Covered Assets, related assets or other obligations, or otherwise unable to provide or verify information required under the APS within the requisite time periods, recovery of losses under the APS may be adversely impacted, may lead to an indemnity claim and HM Treasury may in addition have the right to exercise certain step-in rights, including the right to require the Group to appoint a step-in manager who may exercise oversight, direct management rights and certain other rights including the right to modify certain of the Group’s strategies, policies or systems. Therefore, there is a risk that Covered Assets in relation to which the Group has failed to comply with its continuing obligations under the Scheme Conditions, will not be protected or fully protected by the APS. As there is no ability to nominate additional or alternative assets or exposures for cover under the APS, the effect of such failures will impact the level of protection available to the Group and may reduce or eliminate in its entirety the protection anticipated by the Group for its stressed losses, in which case its business, results of operations and financial condition will suffer, its credit ratings may drop, its ability to lend and access funding will be further limited and its cost of funding may increase. The occurrence of any or all of such events may cause the price of the Senior Notes and the guarantee to decline substantially and may result in intervention by the Authorities, which could include full nationalization or other resolution procedures under the Banking Act. Any compensation payable to holders of Senior Notes and the guarantee would be subject to the provisions of the Banking Act, and investors may receive no value for their Senior Notes and the guarantee.

The Scheme Conditions may be modified by HM Treasury in certain prescribed circumstances, which could result in a loss or reduction in the protection provided under the APS in relation to certain Covered Assets, increased costs to the Group in respect of the APS or limitations on the Group’s operations

HM Treasury may, following consultation with RBSG, modify or replace certain of the Scheme Conditions in such a manner as it considers necessary (acting reasonably) to:

•
remove or reduce (or remedy the effects of) any conflict between: (i) the operation, interpretation or application of certain Scheme Conditions, see “Recent Developments - The APS: Principal Terms And Conditions — Modifications to the Scheme Conditions”; and (ii) any of the overarching principles governing the APS, see “Recent Developments — Principal Terms Of Issue of the B Shares and the Dividend Access Share”;

•	correct any manifest error contained in certain Scheme Conditions; or

•	take account of any change in law.

HM Treasury can only effect a modification or replacement of a Scheme Condition if (i) it is consistent with each of the Scheme Principles, (ii) there has been no formal notification from the FSA that such modification would result in any protection provided to the Group under the APS ceasing to satisfy certain requirements for eligible credit risk mitigation and (iii) HM Treasury has considered in good faith and had regard to any submissions, communications or representations of or made by the Group regarding the anticipated impact of the proposed modification under any non-United Kingdom capital adequacy regime which is binding on RBSG or a Covered Entity (as defined in the accession agreement between HM Treasury and RBSG which incorporates the Scheme Conditions and sets out certain other terms and conditions applicable to RBSG’s participation in the APS (the “Accession Agreement”)).

Such modifications or replacements may be retrospective and may result in a loss of or reduction in the protection expected by the Group under the APS in relation to certain Covered Assets, an increase in the risk weightings of the Covered Assets (either in the United Kingdom or overseas), a material increase in the continuing reporting obligations or asset management conditions applicable to the Group under the Scheme Conditions or a material increase in the expenses incurred or costs payable by the Group under the APS. Modifications by HM Treasury of the Scheme Conditions could result in restrictions or limitations on the Group’s operations. The consequences of any such modifications by HM Treasury are impossible to quantify and are difficult to predict and may have a material adverse effect on the Group’s financial condition and results of operations.

Owing to the complexity of the APS and possible regulatory capital developments, the operation of the APS and the issue of £25.5 billion of B Shares and, if required, the £8 billion Contingent B Shares may fail to achieve the desired effect on the Group’s regulatory capital position. This may mean the Group’s participation in the APS and the issuance of £25.5 billion of B Shares and, if required, the £8 billion Contingent B Shares does not improve market confidence in the Group sufficiently or at all. This may result in the Group facing the risk of full nationalization or other resolution procedures under the Banking Act

One of the key objectives of the APS and the issuance of £25.5 billion of B Shares in December 2009 and, if required, the £8 billion Contingent B Shares was to improve capital ratios at a consolidated level for the Group and at an individual level for certain relevant Group members. RBS has and may in the future enter into further back-to-back arrangements with Group members holding assets or exposures to be covered by the APS in order to ensure the capital ratios of these entities are also improved by virtue of the APS. As the APS and certain of the associated back-to-back arrangements are a unique form of credit protection over a complex range of diversified Covered Assets in a number of jurisdictions, there is a risk that the interpretation of the relevant regulatory capital requirements by one or more of the relevant regulatory authorities may differ from that assumed by the Group, with the result that the anticipated improvement to the Group’s capital ratios will not be fully achieved. There is a further risk that, given that the current regulatory capital requirements and the regulatory bodies governing these requirements are subject to unprecedented levels of review and scrutiny both globally and locally, regulatory capital treatment that differs from that assumed by the Group in respect of the APS, the treatment of the B Share issuance or the back-to-back arrangement may also occur because of changes in law or regulation, regulatory bodies or interpretation of the regulatory capital regimes applicable to the Group and/or the APS and/or the B Shares and/or the back-to-back arrangements described above. If participation in the APS and the issuance of £25.5 billion of B Shares and, if required, the £8 billion Contingent B Shares are not sufficient to maintain the Group’s capital ratios, this could cause the Group’s business, results of operations and financial condition to suffer, its credit rating to drop, its ability to lend and access to funding to be further limited and its cost of funding to increase. The occurrence of any or all of such events may cause the price of the Senior Notes and the guarantee to decline substantially and may result in intervention by the Authorities, which could include full nationalization or other resolution procedures under the Banking Act. Any compensation payable to holders of Senior Notes and the guarantee would be subject to the provisions of the Banking Act and investors may receive no value for their Senior Notes and the guarantee.

The costs of the Group’s participation in the APS may be greater than the amounts received thereunder

The costs of participating in the APS incurred by the Group to HM Treasury include a fee of £700 million per annum, payable in advance for the first three years of the APS and £500 million per annum thereafter until the earlier of (i) the date of termination of the APS and (ii) December 31, 2099. The fee may be paid in cash or, subject to HM Treasury consent, by the waiver of certain United Kingdom tax reliefs that are treated as deferred tax assets (pursuant to three agreements which provide the right, at RBSG’s option, subject to HM Treasury consent, to satisfy all or part of the annual fee in respect of the

APS and £8 billion of Contingent B Shares, and the exit fee payable in connection with any termination of the Group’s participation in the APS, by waiving the right to certain United Kingdom tax reliefs that are treated as deferred tax assets (“Tax Loss Waiver”)) or be funded by a further issue of B Shares to HM Treasury. The Group has paid in cash the fee of £1.4 billion in respect of 2009 and 2010. On termination of the Group’s participation in the APS, the fees described in the risk factor below headed “The Group may have to repay any net pay-outs made by HM Treasury under the APS in order to terminate its participation in the APS” will apply. Furthermore, the Group may be subject to additional liabilities in connection with the associated intra group arrangements. Significant costs either have been or will also be incurred in (i) establishing the APS (including a portion of HM Treasury’s costs attributed to the Group by HM Treasury), (ii) implementing the APS, including the Group’s internal systems building and as a consequence of its on-going management and administration obligations under the Scheme Conditions, such as complying with (a) the extensive governance, reporting, auditing and other continuing obligations of the APS and (b) the asset management objective which is generally applied at all times to the Covered Assets and will require increased lending in certain circumstances and (iii) paying the five-year annual fee for the £8 billion of Contingent B Shares of £320 million less 4% of: (a) the value of any B Shares subscribed for under the Contingent Subscription; and (b) the amount by which the Contingent Subscription has been reduced pursuant to any exercise by RBSG of a partial termination of the Contingent Subscription (payable in cash or, with HM Treasury’s consent, by waiving certain United Kingdom tax reliefs that are treated as deferred tax assets (pursuant to the Tax Loss Waiver), or funded by a further issue of B Shares to HM Treasury). In addition, there will be ongoing expenses associated with compliance with the Scheme Conditions, including RBS’s and HM Treasury’s professional advisers’ costs and expenses. These expenses are expected to be significant due to the complexity of the APS, the need to enhance the Group’s existing systems in order to comply with reporting obligations required by the APS and the Group’s obligations under the Scheme Conditions to pay HM Treasury’s and its advisers’ costs in relation to the APS. In addition, the Group has certain other financial exposures in connection with the APS including (i) an obligation to indemnify HM Treasury, any governmental entity or their representatives and (ii) for the minimum two-year period from a Trigger until payment is made by HM Treasury under the APS, exposure to the funding costs of retaining assets and exposures on its balance sheet whilst receiving interest based on the “Sterling General Collateral Repo Rate” as displayed on the Bloomberg service, or such other rate as may be notified by HM Treasury from time to time as reflecting its costs of funds. The aggregate effect of the joining, establishment and operational costs of the APS and the on-going costs and expenses, including professional advisers’ costs, may significantly reduce or even eliminate the anticipated amounts to be received by the Group under the APS.

The amounts received under the APS (which amounts are difficult to quantify precisely (see “Recent Developments — The APS: Principal Terms and Conditions — Recoveries” and “Recent Developments — The APS: Principal Terms and Conditions — Calculation of Payment from HM Treasury”) may be less than the costs of participation, as described above. There are other, non-cash, anticipated benefits of the Group’s participation, which include the regulatory capital benefits referred to above and the potential protection from future losses, which are themselves also difficult to quantify.

The Group may have to repay any net pay-outs made by HM Treasury under the APS in order to terminate its participation in the APS

During its participation in the APS, RBS will pay an annual participation fee to HM Treasury. The annual fee, which is payable in advance, is £700 million per annum for the first three years of the Group’s participation in the APS and £500 million per annum thereafter until the earlier of (i) the date of termination of the APS and (ii) December 31, 2099. The Group has paid in cash the fee of £1.4 billion in respect of 2009 and 2010.  Pursuant to the Accession Agreement and the Tax Loss Waiver, subject to HM Treasury consent, all or part of the exit fee (but not the refund of the net payments the Group has received from HM Treasury under the APS) may be paid by the waiver of certain United Kingdom tax reliefs that are treated as deferred tax assets (pursuant to the Tax Loss Waiver). The directors of RBSG may, in the future, conclude that the cost of this annual fee, in combination with the other costs of the Group’s participation in the APS, outweighs the benefits of the Group’s continued

participation and therefore that the Group’s participation in the APS should be terminated. However, in order to terminate the Group’s participation in the APS, the Group must have FSA approval and pay an exit fee which is an amount equal to (a) the larger of (i) the cumulative aggregate fee of £2.5 billion and (ii) 10% of the annual aggregate reduction in Pillar I capital requirements in respect of the assets covered by the APS up to the time of exit (see “Recent Developments — The APS: Principal Terms and Conditions”) less (b) the aggregate of the annual fees paid up to the date of exit. In the event that the Group has received payments from HM Treasury under the APS in respect of losses on any Covered Assets in respect of which a Trigger occurs (“Triggered Assets”), it must either negotiate a satisfactory exit payment to exit the APS, or absent such agreement, refund to HM Treasury any net payments made by HM Treasury under the APS in respect of losses on the Triggered Assets.

The effect of the payment of the exit fee and potentially the refund of the net payouts it has received from HM Treasury under the APS may significantly reduce or even eliminate the anticipated further regulatory capital benefits to the Group of its participation in the APS or if FSA approval for the proposed termination is not obtained and could have an adverse impact on the Group’s financial condition and results of operation or result in a loss of value in the Senior Notes and the guarantee. Alternatively, if the Group is unable to repay to HM Treasury in full the exit fee and potentially the net payouts it has received under the APS and, therefore, unable to terminate its participation in the APS, the Group will be required under the Scheme Conditions to continue to pay the annual fee to HM Treasury until December 31, 2099, which could have an adverse impact on the Group’s financial condition and results of operation or result in a loss of value in the Senior Notes and the guarantee.

Under certain circumstances, the Group cannot be assured that assets of ABN AMRO (and certain other entities) will continue to be covered under the APS, either as a result of a withdrawal of such assets or as a result of a breach of the relevant obligations

If HM Treasury seeks to exercise its right to appoint one or more step-in managers in relation to the management and administration of Covered Assets held by ABN AMRO or its wholly owned subsidiaries, ABN AMRO will, in certain circumstances, need to seek consent from the Dutch Central Bank to allow it to comply with such step-in. If this consent is not obtained by the date (which will fall no less than ten business days after the notice from HM Treasury) on which the step-in rights must be effective, and other options to effect compliance are not possible (at all or because the costs involved prove prohibitive), those assets would need to be withdrawn by the Group from the APS where permissible under the Scheme Conditions or, otherwise, with HM Treasury consent. If the Group cannot withdraw such Covered Assets from the APS, it would be likely to lose protection in respect of these assets under the APS and/or may be liable under its indemnity to HM Treasury. If the Group loses cover under the APS in respect of any Covered Asset held by ABN AMRO or its wholly-owned subsidiaries, any losses incurred on such asset will continue to be borne fully by the Group and may have a material adverse impact on its financial condition, profitability and capital ratios. Similar issues apply in certain other jurisdictions but the relevant Covered Assets are of a lower quantum.

The extensive governance, asset management and information requirements under the Scheme Conditions and HM Treasury’s step-in rights may serve to limit materially the Group’s operations. In addition, the market’s reaction to such controls and limitations may have an adverse impact on the price of the Securities

Under the Scheme Conditions, the Group has extensive governance, asset management, audit and information obligations aimed at ensuring (amongst other things) that (i) there is no prejudice to, discrimination against, or disproportionate adverse effect on the management and administration of Covered Assets when compared with the management and administration of other assets of the Group that are outside of the APS and (ii) HM Treasury is able to manage and assess its exposure under the APS, perform any other functions within HM Treasury’s responsibilities or protect or enhance the stability of the United Kingdom financial system. Any information obtained by HM Treasury through its information rights under the APS may be further disclosed by HM Treasury to other government agencies, the United Kingdom

Parliament, the European Commission, and more widely if HM Treasury determines that doing so is required, for example, to protect the stability of the United Kingdom financial system. For further information on these obligations, see “Recent Developments — The APS: Principal Terms and Conditions — Management and governance of Covered Assets.”

Moreover, HM Treasury has the right under the Scheme Conditions to appoint one or more step-in managers (identified or agreed to by HM Treasury) to exercise certain step-in rights upon the occurrence of certain specified events. The step-in rights are extensive and include certain oversight, investigation, approval and other rights, the right to require the modification or replacement of any of the systems, controls, processes and practices of the Group and extensive rights in relation to the direct management and administration of the Covered Assets. For further information on these rights, see “Recent Developments — Principal Terms and Conditions of the APS — Step-in rights and Additional Step-in Rights.” in Part 1, Appendix 2 of the Shareholder Circular, which is incorporated by reference herein. If the Group does not comply with the instructions of the step-in manager, once appointed, the Group may lose protection under the APS in respect of all or some of the Covered Assets. The step-in manager may be a person identified by HM Treasury and not by the Group.

The payment obligations of HM Treasury under the Scheme Documents are capable of being transferred to any third party (provided the transfer does not affect the risk weightings the Group is entitled to apply to its exposures to Covered Assets). The step-in rights, together with all other monitoring, administration and enforcement rights, powers and discretions of HM Treasury under the Scheme Documents, are capable of being transferred to any government entity. See “Recent Developments — The APS: Principal Terms and Conditions — HM Treasury transfer rights.”

The obligations of the Group and the rights of HM Treasury may, individually or in the aggregate, impact the way the Group runs its business and may serve to limit the Group’s operations with the result that the Group’s business, results of operations and financial condition will suffer.

Any conversion of the B Shares, in combination with any future purchase by HM Treasury of Ordinary Shares, would increase HM Treasury’s ownership interest in RBSG, and could result in the delisting of RBSG’s Securities

On December 22, 2009, RBSG issued £25.5 billion of B Shares to HM Treasury. The B Shares are convertible, at the option of the holder at any time, into Ordinary Shares at an initial conversion price of £0.50 per Ordinary Share. Although HM Treasury has agreed not to convert any B Shares it holds if, as a result of such conversion, it would hold more than 75% of the Ordinary Shares, if HM Treasury were to acquire additional Ordinary Shares otherwise than through the conversion of the B Shares, such additional acquisitions could significantly increase HM Treasury’s ownership interest in RBSG to above 75% of RBSG’s ordinary issued share capital, which would put RBSG in breach of the FSA’s Listing Rules requirement that at least 25% of its issued ordinary share capital must be in public hands. Although RBSG may apply to the FSA in its capacity as the competent authority under the FSMA for a waiver in such circumstances, there is no guarantee that such a waiver would be granted, the result of which could be the delisting of RBSG from the Official List and potentially other exchanges where its Securities are currently listed and traded. In addition, HM Treasury will not be entitled to vote in respect of the B Shares or in respect of the Dividend Access Share to the extent, but only to the extent, that votes cast on such B Shares and/or on such Dividend Access Share, together with any other votes which HM Treasury is entitled to cast in respect of any other Ordinary Shares held by or on behalf of HM Treasury, would exceed 75% of the total votes eligible to be cast on a resolution presented at a general meeting of RBSG. In addition, holders of the B Shares will only be entitled to receive notice of and to attend any general meeting of RBSG and to speak to or vote upon any resolution proposed at such meeting if a resolution is proposed which either varies or abrogates any of the rights and restrictions attached to the B Shares or proposes the winding up of RBSG (and then in each such case only to speak and vote upon any such resolution).

A significant proportion of senior management’s time and resources will have to be committed to the APS, which may have a material adverse effect on the rest of the Group’s business

The Group expects that significant senior management and key employee time and resources will have to be committed to the ongoing operation of the APS, including governance, asset management and reporting and generally to ensure compliance with the Scheme Conditions. The time and resources required to be committed to the APS by the Group’s senior management and other key employees is likely to place significant additional demands on senior management in addition to the time and resources required to be dedicated to the rest of the Group’s business. In addition, and separately from the Group’s participation in the APS, significant headcount reductions are being introduced at all levels of management in the context of a restructuring of the Group. The Group’s ability to implement its overall strategy depends on the availability of its senior management and other key employees. If the Group is unable to dedicate sufficient senior management resources to the Group’s business outside the APS, its business, results of operations and financial condition will suffer.

The cost of the Tax Loss Waiver and related undertakings is uncertain and the Group may be subject to additional tax liabilities in connection with the APS

It is difficult to value accurately the cost to the Group if RBSG opts, subject to HM Treasury consent, to satisfy the annual fee in respect of both the APS and the Contingent Subscription and any exit fee (payable to terminate the Group’s participation in the APS) by waiving certain United Kingdom tax reliefs that are treated as deferred tax assets pursuant to the Tax Loss Waiver. The cost will depend on unascertainable factors including the extent of future losses, the extent to which the Group regains profitability and any changes in tax law. In addition to suffering greater tax liabilities in future years as a result of the Tax Loss Waiver, the Group may also be subject to further tax liabilities in the United Kingdom and overseas in connection with the APS and the associated intra-group arrangements which would not otherwise have arisen. The Tax Loss Waiver provides that the Group will not be permitted to enter into arrangements which have a main purpose of reducing the net cost of the Tax Loss Waiver. It is unclear precisely how these restrictions will apply, but it is possible that they may limit the operations and future post-tax profitability of the Group.

In order to fulfill its disclosure obligations under the APS, the Group may incur the risk of civil suits, criminal liability or regulatory actions

The Scheme Conditions require that certain information in relation to the Covered Assets be disclosed to HM Treasury to enable HM Treasury to quantify, manage and assess its exposure under the APS. The FSA has issued notices to the Group requiring the information that HM Treasury required under the Scheme Documents prior to the Group’s accession to and participation in the APS (and certain other information which HM Treasury requires under the Scheme Documents following the Group’s accession), be provided to it through its powers under the FSMA and the Banking Act. To the extent regulated by the FSA, the Group has a legal obligation to comply with these disclosure requests from the FSA. However, in complying with these disclosure obligations and providing such information to the FSA, the Group may, in certain jurisdictions, incur the risk of civil suits or regulatory action (which could include fines) to the extent that disclosing information related to the Covered Assets results in the Group breaching common law or statutory confidentiality laws, contractual undertakings, data protection laws, banking secrecy and other laws restricting disclosure. There can be no guarantee that future requests for information will not be made by the FSA in the same manner. Requests made directly by HM Treasury pursuant to the terms of the APS are likely to expose the Group to a greater risk of such suits or regulatory action. Adverse regulatory action or adverse judgments in litigation could result in a material adverse effect on the Group’s reputation or results of operations or result in a loss of value in the Securities. Alternatively, in order to avoid the risk of such civil suits or regulatory actions or to avoid the risk of criminal liability, the Group may choose to or (in the case of criminal liability) be required to remove Covered Assets from the APS so as not to be required to disclose to HM Treasury, such information, with the result that such assets will not be protected by the APS. The effect of the removal of such Covered Assets will impact the level of protection available to the Group and may materially reduce the protection anticipated by the Group for its stressed losses, in which case its business, results of operations and financial condition will suffer.

Where the Group discloses information to HM Treasury as set out above, HM Treasury may disclose that information to a number of third parties for certain specified purposes (see “Recent Developments — The APS: Principal Terms and Conditions — Management and governance of Covered Assets”). Such disclosures by HM Treasury may put the Group in breach of common law or statutory confidentiality laws, contractual undertakings, data protection laws, banking secrecy or other laws restricting disclosure.

Risks relating to the Senior Notes

An active trading market may not develop for the Senior Notes.

Prior to the offering, there was no existing trading market for the Senior Notes. We intend to apply for listing of the Senior Notes on the New York Stock Exchange.  If, however, an active trading market does not develop or is not maintained, the market price and liquidity of the Senior Notes may be adversely affected. In that case, holders of the Senior Notes may not be able to sell Senior Notes at a particular time or may not be able to sell Senior Notes at a favorable price. The liquidity of any market for the Senior Notes will depend on a number of factors including:

•	the number of holders of the Senior Notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

Our credit ratings may not reflect all risks of an investment in the Senior Notes and the guarantee.

RBS’s and RBSG’s credit ratings may not reflect the potential impact of all risks related to the market values of the Senior Notes and the guarantee.  However, real or anticipated changes in our credit ratings will generally affect the market values of the Senior Notes and the guarantee. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

We may redeem the Senior Notes prior to maturity

In the event that we would be obliged to increase the amounts payable in respect of any Senior Notes due to any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or any authority thereof or therein having power to tax, we may redeem all (but not less than all) of the outstanding Senior Notes  in accordance with the provisions of the indenture.

Investors should be aware that the materialization of any of the above risks may adversely affect the value of the Senior Notes and the guarantee.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes, less the underwriting compensation stated on the cover of this prospectus supplement and expenses payable by us estimated at $450,000, are estimated to be $1,987,910,000.  These proceeds will be used for general corporate purposes.  We have raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

CAPITALIZATION OF THE GROUP

The following table shows the Group’s authorized, issued and fully paid share capital, shareholders’ funds and indebtedness on an unaudited consolidated basis in accordance with IFRS as at December 31, 2009.

As at December 31, 2009
£m
Share capital—allotted, called up and fully paid
Ordinary shares of 25p	14,091
B shares of £0.01	510
Dividend access share of £0.01	-
Non-voting deferred shares of £0.01	27
Additional value shares of £0.01	-
Non-cumulative preference shares of US$0.01	1
Non-cumulative convertible preference shares of US$0.01	-
Non-cumulative preference shares of €0.01	-
Non-cumulative convertible preference shares of €0.01	-
Non-cumulative convertible preference shares of £0.25	-
Non-cumulative convertible preference shares of £0.01	-
Cumulative preference shares of £1	-
Non-cumulative preference shares of £1.00	1
14,630
Retained income and other reserves	63,106
Total equity	77,736
Group indebtedness
Subordinated liabilities	37,652
Debt securities in issue (1)	267,568
Total indebtedness	305,220
Total capitalization and indebtedness	382,956

_______________
(1) Debt securities in issue as at 31 December, 2009 was £267,568 million.

Under IFRS, certain preference shares are classified as debt and are included in subordinated liabilities in the table above.

Save as disclosed above, the information contained in the tables above has not changed materially since December 31, 2009.

RECENT DEVELOPMENTS

Description of the Issuer and the Group

RBS is a public limited company incorporated in Scotland with registration number SC090312. RBS was incorporated under Scots law on October 31, 1984. RBS is a wholly-owned subsidiary of RBSG, which is the holding company of a large global banking and financial services group. Headquartered in Edinburgh, the Group operates in the United Kingdom, the United States and internationally through its two principal subsidiaries, RBS and NatWest. Both RBS and NatWest are major United Kingdom clearing banks whose origins go back over 275 years. In the United States, the Group’s subsidiary Citizens is a large commercial banking organization. The Group has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers in over 50 countries.

On December 22, 2009, RBSG issued £25.5 billion of B Shares to HM Treasury. The B Shares are convertible, at the option of the holder at any time, into Ordinary Shares. HM Treasury has agreed that it will not exercise rights of conversion in respect of the B Shares if and to the extent that following any such conversion it would hold more than 75% of the total issued shares in RBSG. Furthermore, HM Treasury has agreed that it will not be entitled to vote in respect of the B Shares or the Dividend Access Share held by it to the extent that votes cast on such shares, together with any other votes which HM Treasury is entitled to cast in respect of any other shares held by or on behalf of HM Treasury, would exceed 75% of the total votes eligible to be cast on a resolution proposed at a general meeting of RBSG.

The issue of £25.5 billion of B Shares to HM Treasury on December 22, 2009 increased HM Treasury’s economic interest in RBSG to 84.4%. If the £8 billion Contingent B Shares were issued to HM Treasury (which is subject to certain conditions being met), assuming no other dilutive issuances, HM Treasury’s economic interest in RBSG would increase further to 86.4%. In addition, HM Treasury’s economic interest in RBSG would also increase if RBSG elected to issue B Shares to HM Treasury as a means of paying the annual fee due under the APS or the Contingent Subscription (both of which would require the consent of HM Treasury) or to fund dividend payments under the terms of the Dividend Access Share or the B Shares.

The Group had total assets of £1,696.5 billion and owners’ equity of £77.7 billion as at December 31, 2009. The Group’s capital ratios at that date, which included the equity minority interest of the State of the Netherlands and Banco Santander S.A. (“Santander”) in ABN AMRO, were a total capital ratio of 16.1%, a Core Tier 1 capital ratio of 11.0 % and a Tier 1 capital ratio of 14.1%.

On October 17, 2007, RFS Holdings, which at the time was owned by RBSG, Fortis N.V., Fortis SA/NV, Fortis Bank Nederland (Holding) N.V. and Santander, completed the acquisition of ABN AMRO. RFS Holdings, which is now jointly owned by RBSG, the State of the Netherlands and Santander (the “Consortium Members”), is in the process of implementing an orderly separation of the business units of ABN AMRO, with ABN AMRO’s global wholesale businesses and international retail businesses in Asia and the Middle East. Certain other assets will continue to be shared by the Consortium Members. As part of this reorganization, on February 6, 2010, the businesses of ABN AMRO acquired by the Dutch State were legally demerged from the ABN AMRO businesses acquired by the Group and were transferred into a newly established holding company, ABN AMRO Bank N.V. This holding company remains within the ABN AMRO Group until it is transferred to a new holding company that has been established by the Dutch State, which is expected to take place in the first half of 2010 and is subject to the approval of the Dutch Central Bank.

Accession to the Asset Protection Scheme and issuance of £25.5 billion of B Shares and Dividend Access Share to HM Treasury

On December 22, 2009, the Group entered into the APS and RBSG issued to HM Treasury £25.5 billion of B Shares and the Dividend Access Share. For further details of the APS, the issuance of the £25.5 billion of B Shares, the Dividend Access Share and the £8 billion Contingent B Shares, see “—

The APS: Principal Terms and Conditions” and “—Principal Terms of Issue of the B Shares and the Dividend Access Share.”

State aid

On December 14, 2009, the European Commission announced that the College of Commissioners had given final approval under the State aid rules to the APS and to the State aid restructuring plan of the Group. Having assessed the State aid and the Group’s State aid restructuring plan, the European Commission was satisfied that the aid measures and the restructuring plan are in line with the European Commission’s communications on State aid to the financial sector and, as such, are compatible with EU rules on State aid.

To comply with State aid clearance, RBSG agreed to undertake a series of measures to be implemented over a four-year period from December 2009, which include disposing of RBS Insurance, the Group’s insurance division (subject to potentially maintaining a minority interest until the end of 2014). RBSG will also divest by the end of 2013 Global Merchant Services, subject to RBSG retaining up to 20% of each business within Global Merchant Services if required by the purchaser, and its interest in RBS Sempra Commodities, as well as divesting the RBS branch-based business in England and Wales and the NatWest branches in Scotland, along with the direct SME customers and certain mid-corporate customers across the United Kingdom. In order to implement these restructurings, various businesses and divisions within the Group will be re-organized, transferred or sold, or potentially merged with other businesses and divisions within the Group. On February 16, 2010, RBSG announced that RBS Sempra Commodities had agreed to sell its Metals, Oil and European Energy business lines to J.P. Morgan for consideration of US $1.7 billion, representing a premium of US $468 million to tangible net assets, subject to certain conditions including regulatory approvals. After goodwill and reserves, RBSG expects to report a small gain on the transaction, with a slightly positive impact on Core Tier 1 capital. The Group and its joint venture partner, Sempra Energy, are continuing to consider ownership alternatives for the remaining North American Power and Gas businesses of RBS Sempra Commodities. See “— State Aid Restructuring Plan.”

The Group’s businesses

Following a comprehensive strategic review, changes were made to the Group’s operating segments in 2009. A Non-Core division was created comprising those lines of business, portfolios and individual assets that the Group intends to run off or sell. Furthermore, Business Services (formerly Group Manufacturing) is no longer reported as a separate division and its costs are now allocated to the customer-facing divisions along with certain central costs. UK Retail & Commercial Banking has been split into three segments (UK Retail, UK Corporate and Wealth). Ulster Bank has become a specific segment. The remaining elements of Europe & Middle East Retail & Commercial Banking, Asia Retail & Commercial Banking and the Group’s portion of shared ABN AMRO assets form part of the Non-Core division. The Group’s organizational structure comprises the following divisions:

UK Retail offers a comprehensive range of banking products and related financial services to the personal market. It serves customers through the RBS and NatWest networks of branches and ATMs in the United Kingdom, and also through telephone and internet channels.

UK Corporate is a leading provider of banking, finance and risk management services to the corporate and SME sector in the United Kingdom. It offers a full range of banking products and related financial services through a nationwide network of relationship managers, and also through telephone and internet channels. The product range includes asset finance through the Lombard brand.

Wealth provides private banking and investment services in the United Kingdom through Coutts & Co and Adam & Company, offshore banking through RBS International, NatWest Offshore and Isle of Man Bank, and international private banking through RBS Coutts.

Global Banking & Markets (“GBM”) is a leading banking partner to major corporations and financial institutions around the world, providing an extensive range of debt and equity financing, risk management and investment services to its customers. The division is organized along five principal business lines: money markets; fixed income; currencies and commodities; equities; credit markets, portfolio management and origination.

Global Transaction Services ranks among the top five global transaction services providers, offering global payments, cash and liquidity management, and trade finance and commercial card products and services. It includes the Group’s corporate money transmission activities in the United Kingdom and the United States as well as Global Merchant Services, the Group’s United Kingdom and international merchant acquiring business.

Ulster Bank is the leading retail and commercial bank in Northern Ireland and the third largest banking group on the island of Ireland. It provides a comprehensive range of financial services through both its Retail Markets division, which has a network of branches and operates in the personal and bancassurance sectors, and its Corporate Markets division, which provides services to SME business customers, corporates and institutional markets.

US Retail & Commercial provides financial services primarily through the Citizens and Charter One brands. US Retail & Commercial is engaged in retail and corporate banking activities through its branch network in twelve states in the United States and through non-branch offices in other states. It ranks among the top five banks in New England.

RBS Insurance sells and underwrites retail and SME insurance over the telephone and internet, as well as through brokers and partnerships. Its brands include Direct Line, Churchill and Privilege, which sell general insurance products direct to the customer, as well as Green Flag and NIG. Through its international division, RBS Insurance sells general insurance, mainly motor, in Germany and Italy. The Intermediary and Broker division sells general insurance products through independent brokers.

Business Services (formerly Group Manufacturing) supports the customer-facing businesses and provides operational technology, customer support in telephony, account management, lending and money transmission, global purchasing, property and other services. Business Services drives efficiencies and supports income growth across multiple brands and channels by using a single, scalable platform and common processes wherever possible. It also leverages the Group’s purchasing power and is the Group’s centre of excellence for managing large-scale and complex change.

Central Functions comprises group and corporate functions, such as treasury, funding and finance, risk management, legal, communications and human resources. The Centre manages the Group’s capital resources and Group-wide regulatory projects and provides services to the operating divisions.

Non-Core Division manages separately assets that the Group intends to run off or dispose. The division contains a range of businesses and asset portfolios, primarily from the GBM division, linked to proprietary trading, higher risk profile asset portfolios including excess risk concentrations, and other illiquid portfolios. It also includes a number of other portfolios and businesses, including RBS Sempra Commodities and regional markets businesses that the Group has concluded are no longer strategic.

The Placing and Open Offers

Following the First Placing and Open Offer in December 2008, HM Treasury owned approximately 58% of the enlarged ordinary share capital of RBSG and £5 billion of non-cumulative sterling preference shares. In April 2009, RBSG issued new Ordinary Shares by way of the Second Placing and Open Offer, the proceeds from which were used in full to fund the redemption of the preference shares held by HM Treasury at 101% of their issue price together with the accrued dividend and the commissions payable to HM Treasury under the Second Placing and Open Offer. The Second Placing and Open Offer was underwritten by HM Treasury and as a result, HM Treasury currently holds 70.3% of the issued ordinary share capital of RBSG.

Relationship with RBSG’s major shareholder

The United Kingdom Government’s shareholding in RBSG is currently held by the Solicitor for the Affairs of HM Treasury as nominee for HM Treasury and managed by UKFI, a company wholly-owned by HM Treasury. No formal relationship agreement has been concluded between RBSG and the United Kingdom Government, although the relationship falls within the scope of the framework document between HM Treasury and UKFI originally published on March 2, 2009 and subsequently revised on January 18, 2010. This document states that UKFI will manage the United Kingdom financial institutions in which HM Treasury holds an interest “on a commercial basis and will not intervene in day-to-day management decisions of the Investee Companies (including with respect to individual lending or remuneration decisions),” which is designed to ensure that control of the relationship is not abused. This document also makes it clear that such United Kingdom financial institutions will continue to be separate economic units with independent powers of decision and “will continue to have their own independent boards and management teams, determining their own strategies and commercial policies (including business plans and budgets).”

These goals are consistent with the stated public policy aims of the United Kingdom Government, as articulated in a variety of public announcements.

In the framework document between UKFI and HM Treasury, UKFI stated that its goal was to “develop and execute an investment strategy for disposing of the investments in the banks in an orderly and active way through sale, redemption, buy-back or other means within the context of an overarching objective of protecting and creating value for the taxpayer as shareholder, paying due regard to the maintenance of financial stability and to acting in a way that promotes competition.”

It was also stated that UKFI intended to “engage robustly with banks’ boards and management, holding both strategy and financial performance to account, and taking a strong interest in getting the incentives structures right on the board and beyond accounting properly for risk and avoiding inefficient rewards for failure.”

In connection with the Group’s accession to the APS, RBSG has undertaken to provide lending to creditworthy United Kingdom homeowners and businesses in a commercial manner. The United Kingdom Government monitors RBSG’s compliance with this commitment monthly. The lending commitment does not require RBSG to lend in excess of its single name or sectoral risk concentration limits or otherwise to engage in uncommercial practices. For further details, see the risk factor headed “As a condition to HM Treasury support, RBSG has agreed to certain undertakings which may serve to limit the Group’s operations and it may be required to agree to further restrictions in the future.”

RBSG, in common with other financial institutions, also works closely with a number of United Kingdom Government departments and agencies on various industry-wide initiatives that are intended to support the United Kingdom Government’s objective of supporting stability in the wider financial system.

Certain other considerations relating to RBSG’s relationship with HM Treasury and UKFI are set out in the risk factors headed “HM Treasury (or UKFI on its behalf) may be able to exercise a significant degree of influence over the Group” and “The Group could fail to attract or retain senior management, which may include members of the Board, or other key employees, and it may suffer if it does not maintain good employee relations.”

Other than in relation to these areas, however, the United Kingdom Government has confirmed publicly that its intention is to allow the financial institutions in which it holds an interest to operate their business independently.

Principal subsidiary undertakings

RBSG’s directly owned principal operating subsidiaries are RBS and RBS Insurance Group Limited. In addition, RFS Holdings is controlled by RBSG. Each of these companies is included in the consolidated financial statements of RBSG and has an accounting reference date of December 31.

RBS is wholly-owned by RBSG and supervised by the Financial Services Authority as a bank.

The principal subsidiary undertakings of RBS are shown below. Their capital consists of ordinary and preference shares, which are unlisted with the exception of certain preference shares issued by NatWest.

All of the subsidiary undertakings are owned directly or indirectly through intermediate holding companies and are wholly-owned. All of these subsidiaries are included in the consolidated financial statements of RBS and have an accounting reference date of December 31.

•	Citizens Financial Group, Inc.

•	Coutts & Co

•	RBS Securities Inc.

•	National Westminster Bank Plc

•	Ulster Bank Limited

Litigation

As a participant in the financial services industry, the Group operates in a legal and regulatory environment that exposes it to potentially significant litigation risks. As a result, RBSG and other members of the Group are involved in various disputes and legal proceedings in the United Kingdom, the United States and other jurisdictions, including litigation. Such cases are subject to many uncertainties, and their outcome is often difficult to predict, particularly in the earlier stages of a case.

Unarranged overdraft charges

In common with other banks in the United Kingdom, RBS and NatWest have received claims and complaints from a large number of customers in the United Kingdom seeking refunds of unarranged overdraft charges (the “Charges”). The vast majority of these claims and complaints have challenged the Charges on the basis that they contravene the Unfair Terms in Consumer Contracts Regulations 1999 (the “Regulations”) or are unenforceable under the common law penalty doctrine (or both).

In July 2007, the Office of Fair Trading (“OFT”) issued proceedings in a test case in the English High Court against the banks which was intended to determine certain issues concerning the legal status and enforceability of contractual terms relating to the Charges. The test case concluded in November 2009 with a judgment of the Supreme Court in favour of the banks. As a result of the court rulings made in the test case, the Group expects substantially all of the customer claims and complaints it has received relating to the Charges to fail. The Group cannot at this stage predict with any certainty the final outcome of all customer claims and complaints. It is unable reliably to estimate any liability that may arise as a result of or in connection with these matters or its effect on the Group’s consolidated net assets, operating results or cash flows in any particular period.

Shareholder litigation

RBSG and a number of its subsidiaries and certain individual officers and directors have been named as defendants in a class action filed in the United States District Court for the Southern District of New York. The consolidated amended complaint alleges certain false and misleading statements and omissions in public filings and other communications during the period from March 1, 2007 to January 19, 2009, and variously asserts claims under Sections 11, 12 and 15 of the Securities Act 1933, Sections 10 and 20 of the Securities Exchange Act 1934 and Rule 10b-5 thereunder.

The putative class is composed of (1) all persons who purchased or otherwise acquired Group securities between March 1, 2007 and January 19, 2009; and/or (2) all persons who purchased or otherwise acquired RBSG Series Q, R, S, T and/or U non-cumulative dollar preference shares issued pursuant or traceable to the April 8, 2005 SEC registration statement and were damaged thereby. Plaintiffs seek unquantified damages on behalf of the putative class.

The Group has also received notification of similar potential claims in the United Kingdom and elsewhere but no court proceedings have been commenced in relation to these claims.

The Group considers that it has substantial and credible legal and factual defences to these claims and will defend them vigorously. The Group is unable reliably to estimate the liability, if any, that might arise or its effect on the Group’s consolidated net assets, operating results or cash flows in any particular period.

Other securitization and securities related litigation in the United States

Group companies have been named as defendants in a number of purported class action and other lawsuits in the United States that relate to the securitization and securities underwriting businesses. In general, the cases involve the issuance of mortgage backed securities, collateralized debt obligations, or public debt or equity where the plaintiffs have brought actions against the issuers and underwriters of such securities (including Group companies) claiming that certain disclosures made in connection with the relevant offerings of such securities were false or misleading with respect to alleged “sub-prime” mortgage exposure. The Group considers that it has substantial and credible legal and factual defences to these claims and will continue to defend them vigorously. The Group cannot at this stage reliably estimate the liability, if any, that may arise as a result of or in connection with these lawsuits, individually or in the aggregate, or their effect on the Group’s consolidated net assets, operating results or cash flows in any particular period.

World Online International N.V.

In November 2009, the Supreme Court in the Netherlands gave a declaratory judgment against World Online International N.V., Goldman Sachs International and ABN AMRO Bank N.V. in relation to claims arising out of the World Online initial public offering of 2000. It held that these defendants had committed certain wrongful acts in connection with the initial public offering. The judgment does not establish liability or the amount of any loss. The Group does not believe that any final liability or loss will have a significant effect on the Group’s financial position or profitability.

Summary of other disputes, legal proceedings and litigation

Members of the Group are engaged in other litigation in the United Kingdom and a number of overseas jurisdictions, including the United States, involving claims by and against them arising in the ordinary course of business. The Group has reviewed these other actual, threatened and known potential claims and proceedings and, after consulting with its legal advisers, does not expect that the outcome of these other claims and proceedings will have a material adverse effect on the Group’s financial position or profitability in any particular period.

Investigations

The Group’s businesses and financial condition can be affected by the fiscal or other policies and other actions of various governmental and regulatory authorities in the United Kingdom, the European Union, the United States and elsewhere. The Group has engaged, and will continue to engage, in discussions with relevant regulators, including in the United Kingdom and the United States, on an ongoing and regular basis informing them of operational, systems and control evaluations and issues as deemed appropriate or required. It is possible that any matters discussed or identified may result in investigatory actions by the regulators, increased costs being incurred by the Group, remediation of systems and controls, public or private censure or fines. Any of these events or circumstances could have a material adverse impact on the Group, its business, reputation, results of operations or the price of securities issued by it.

In particular there is continuing political and regulatory scrutiny of the operation of the retail banking and consumer credit industries in the United Kingdom and elsewhere. The nature and impact of future changes in policies and regulatory action are not predictable and are beyond the Group’s control but could have an adverse impact on the Group’s businesses and earnings.

Retail banking

In the European Union, regulatory actions included an inquiry into retail banking initiated on June 13, 2005 in all of the then 25 member states by the European Commission’s Directorate General for Competition. The inquiry examined retail banking in Europe generally. On January 31, 2007, the European Commission announced that barriers to competition in certain areas of retail banking, payment cards and payment systems in the European Union had been identified. The European Commission indicated that it will consider using its powers to address these barriers and will encourage national competition authorities to enforce European and national competition laws where appropriate.

Multilateral interchange fees

In 2007, the European Commission issued a decision that while interchange is not illegal per se, MasterCard’s current multilateral interchange fee (“MIF”) arrangement for cross-border payment card transactions with MasterCard and Maestro branded consumer credit and debit cards in the European Union are in breach of competition law. MasterCard was required by the decision to withdraw the relevant cross-border MIFs (i.e. set these fees to zero) by June 21, 2008.

MasterCard appealed against the decision to the European Court of First Instance on March 1, 2008, and the Group has intervened in the appeal proceedings. In addition, in summer 2008, MasterCard announced various changes to its scheme arrangements. The European Commission was concerned that these changes might be used as a means of circumventing the requirements of the infringement decision. In April 2009 MasterCard agreed an interim settlement on the level of cross-border MIF with the European Commission pending the outcome of the appeal process and, as a result, the European Commission has advised it will no longer investigate the non-compliance issue (although MasterCard is continuing with its appeal).

Visa’s cross-border MIFs were exempted in 2002 by the European Commission for a period of five years up to December 31, 2007 subject to certain conditions. On March 26, 2008, the European Commission opened a formal inquiry into Visa’s current MIF arrangements for cross-border payment card transactions with Visa branded debit and consumer credit cards in the European Union and on April 6, 2009, the European Commission announced that it had issued Visa with a formal Statement of Objections. At the same time Visa announced changes to its interchange levels and introduced some changes to enhance transparency. There is no deadline for the closure of the inquiry.

In the United Kingdom, the OFT has carried out investigations into Visa and MasterCard domestic credit card interchange rates. The decision by the OFT in the MasterCard interchange case was set aside by the Competition Appeal Tribunal (the “CAT”) in June 2006. The OFT’s investigations in the Visa interchange case and a second MasterCard interchange case are ongoing. On February 9, 2007, the OFT announced that it was expanding its investigation into domestic interchange rates to include debit cards. In January 2010 the OFT advised that it did not anticipate issuing a Statement of Objections prior to the European Court’s judgment, although it has reserved the right to do so if it considers it appropriate.

The outcome of these investigations is not known, but they may have an impact on the consumer credit industry in general and, therefore, on the Group’s business in this sector.

Payment Protection Insurance

Having conducted a market study relating to Payment Protection Insurance (“PPI”), on February 7, 2007 the OFT referred the PPI market to the Competition Commission (“CC”) for an in-depth inquiry. The CC published its final report on January 29, 2009 and announced its intention to order a range of remedies, including a prohibition on actively selling PPI at point of sale of the credit product (and for 7 days thereafter), a ban on single premium policies and other measures to increase transparency (in order to improve customers’ ability to search and improve price competition). Barclays Bank PLC subsequently appealed certain CC findings to the CAT. On October 16, 2009, the CAT handed down a judgment quashing the ban on selling PPI at the point of sale of credit products and remitted the matter back to the CC for review. The CC’s current administrative timetable is to publish a supplementary report by summer 2010 and give further consideration to its full range of recommended remedies and a draft order to implement them during autumn 2010.

The FSA has been conducting a broad industry thematic review of PPI sales practices and in September 2008, the FSA announced that it intended to escalate its level of regulatory intervention. Substantial numbers of customer complaints alleging the mis-selling of PPI policies have been made to banks and to the Financial Ombudsman Service (“FOS”) and many of these are being upheld by the FOS against the banks.

In September 2009, the FSA issued a consultation paper on guidance on the fair assessment of PPI mis-selling complaints and, where necessary, the provision of an appropriate level of redress. The consultation also covers proposed rules requiring firms to re-assess (against the new guidance) all PPI mis-selling complaints received and rejected since January 14, 2005. A policy statement containing final guidance and rules is expected in early 2010. Separately, discussions continue between the FSA and the Group in respect of concerns expressed by the FSA over certain categories of historical PPI sales.

Personal current accounts

On July 16, 2008, the OFT published the results of its market study into personal current accounts in the United Kingdom. The OFT found evidence of competition and several positive features in the personal current account market but believes that the market as a whole is not working well for consumers and that the ability of the market to function well has become distorted.

On October 7, 2009, the OFT published a follow-up report summarizing the initiatives agreed between the OFT and personal current account providers to address the OFT’s concerns about transparency and switching, following its market study. Personal current account providers will take a number of steps to improve transparency, including providing customers with an annual summary of the cost of their account and making charges prominent on monthly statements. To improve the switching process, a number of steps are being introduced following work with BACS, the payment processor, including measures to reduce the impact on consumers of any problems with transferring direct debits.

On December 22, 2009, the OFT published a further report in which it stated that it continued to have significant concerns about the operation of the personal current account market in the United Kingdom, in particular in relation to unarranged overdrafts, and that it believed that fundamental changes are required for the market to work in the best interests of bank customers. The OFT stated that it would discuss these issues intensively with banks, consumer groups and other organizations, with the aim of reporting on progress by the end of March 2010.

US dollar clearing activities

In connection with a previously disclosed investigation of ABN AMRO’s New York Branch by US regulatory authorities, ABN AMRO and members of ABN AMRO’s management continue to provide information to the United States Department of Justice relating to ABN AMRO’s dollar clearing activities, United States Department of Treasury compliance procedures and other Bank Secrecy Act of

1970 compliance matters. ABN AMRO has reached an agreement in principle with the United States Department of Justice that would resolve all presently known aspects of the ongoing investigation, although no written agreement has yet been reached and negotiations continue. Under the terms of the agreement in principle, ABN AMRO and the United States would enter into a deferred prosecution agreement in which ABN AMRO would waive indictment and agree to the filing of information in the United States District Court charging it with certain violations of federal law based on information disclosed in an agreed factual statement. ABN AMRO would also agree to continue co-operating in the United States’ ongoing investigation and to settle all known civil and criminal claims currently held by the United States for the sum of US $500 million. The precise terms of the deferred prosecution agreement are still under negotiation.

Securitization and collateralized debt obligation business

The New York State Attorney General has issued subpoenas to a wide array of participants in the securitization and securities industry, focusing on the information underwriters obtained as part of the due diligence process from the independent due diligence firms. RBS Securities Inc. has produced documents requested by the New York State Attorney General, principally related to loans that were pooled into one securitization transaction and will continue to cooperate with the investigation.  More recently, the Massachusetts Attorney General has issued a subpoena to RBS Securities Inc. seeking information related to residential mortgage lending practices and sales and securitization of residential mortgage loans. These respective investigations are in the early stages and therefore it is difficult to predict the potential exposure from any such investigation. RBSG and its subsidiaries are co-operating with these various investigations and requests.

Other investigations

In the UK, the OFT has been investigating the Group for alleged conduct in breach of Article 101 of the TFEU and/or the Chapter 1 prohibition of the Competition Act 1998 relating to the provision of loan products to professional services firms. The Group is co-operating fully with the OFT’s investigation.

In April 2009, the FSA notified the Group that it was commencing a supervisory review of the acquisition of ABN AMRO in 2007 and the 2008 capital raisings and an investigation into conduct, systems and controls within the Global Banking & Markets division of the Group. RBSG and its subsidiaries are cooperating fully with this review and investigation.

In November 2009, the FSA informed the Group that it was commencing an investigation into certain aspects of the policies of, and training and controls within, certain of the Group’s United Kingdom subsidiaries relating to compliance with United Kingdom money laundering regulations during the period from December 2007 to December 2008. RBSG and its subsidiaries are cooperating fully with this investigation.

In January 2010, the FSA informed the Group that it intended to commence an investigation into certain aspects of the handling of customer complaints. The scope of the proposed investigation (including which businesses and subsidiaries are affected) is not yet clear. RBSG and its subsidiaries intend to co-operate fully with this investigation.

In the United States, RBSG and certain subsidiaries have received requests for information from various governmental agencies, self-regulatory organizations, and state governmental agencies including in connection with sub-prime mortgages and securitizations, collateralized debt obligations and synthetic products related to sub-prime mortgages. In particular, during March 2008, the Group was advised by the US Securities and Exchange Commission that it had commenced a non-public, formal investigation relating to the Group’s United States sub-prime securities exposures and United States residential mortgage exposures. RBSG and its subsidiaries are co-operating with these various requests for information and investigations.

The APS: Principal Terms and Conditions

On February 26, 2009, RBSG confirmed its intended participation in the APS through RBS. Following RBS’s accession to and participation in the APS, HM Treasury will provide RBS with protection against certain credit losses in relation to certain assets of RBS and certain members of the Group in return for an annual fee (see “Fees and costs”).

The global and UK economic conditions which first manifested themselves in August 2007 and which have brought volatility and disruption to the capital and credit markets, have led both to the UK Government taking unprecedented action to support the stability of the financial system and to a unique level of exposure experienced by the Group. It is against this background that HM Treasury offered protection under the APS to certain authorized deposit-taking institutions including RBS. Consequently, the terms and conditions of the APS, as well as its size and structure and the allocation of risks and burdens, are in many respects not comparable with other forms of protection customarily available in the wholesale credit markets.

Set out below is a summary of the principal terms and conditions of the Scheme Documents.

Legal and accounting structure of the APS

The Scheme Conditions set out the terms under which protection will be provided in respect of the Covered Assets. The protection provided by the APS does not fall into traditional legal classifications, but it has a number of material aspects akin to those under a guarantee. It is intended, however, to be accounted for as a credit derivative for all of the Covered Assets irrespective of the individual accounting treatment of those Covered Assets.

The Accession Agreement contains provisions specific to RBS and the Covered Assets.

APS amount

Protection under the APS will, subject to the various requirements specified below, be provided in respect of the Covered Assets on RBSG’s consolidated balance sheet as at December 31, 2008 with an aggregate covered amount of £282.0 billion comprising on balance sheet carrying value of £198.8 billion; provisions and write downs of £21.3 billion; and undrawn commitments and other adjustments of £61.9 billion.

This protection is subject to a “first loss” amount to be borne by RBS (see “First loss and the 90%/10% split”) and thereafter a further 10% of losses will also continue to be borne by RBS.

Covered Assets

The Covered Assets include assets which fall into the following asset classes (the “Covered Asset Classes”):

(i)	Residential Mortgage;

(ii)	Consumer Finance;

(iii)	Bond;

(iv)	Loan;

(v)	Lease Finance;

(vi)	Project Finance;

(vii)	Leveraged Finance;

(viii)	Commercial Real Estate Finance;

(ix)	Structured Finance; and

(x)	Derivative (including contracts documented under, or deemed to be subject to, ISDA or other master agreements or single or multiple derivative transaction agreements).

Overview of Scheme Rules

Scheme Principles

The Scheme Conditions contain a set of overriding general principles (the “Scheme Principles”) which overlay the detailed terms and conditions of the Scheme Conditions.

Eligibility of Covered Assets

In order for the Covered Assets specified above to be covered and to continue to be covered by the APS, a Covered Asset must at all times satisfy, prior to any Trigger (see “Triggers” below), the following asset eligibility criteria:

(i)
the Covered Asset was and continues to be economically owned by one or more Covered Entities (see “Scope—Covered Entities” below) from and including December 31, 2008 until a Trigger occurs. “Economically owned” means that either (a) broadly, the Covered Entity legally and beneficially owns the Covered Asset; or (b) the Covered Asset is subject to certain permitted arrangements where the Covered Entity continues to retain all or substantially all of the economic exposure to that Covered Asset and, in each case, the Covered Entity is able to control, directly or indirectly, the management and administration of the Covered Asset save to the extent that rights, responsibilities, duties or obligations in connection with the management and administration of the Covered Asset are or have been (and continue to be) transferred in accordance with the Scheme Conditions. Permitted arrangements include certain security interests, repurchase agreements, stock loans, assets swaps and certain securitizations and conduit arrangements. Generally, where a Covered Asset is subject to a permitted arrangement, the Covered Asset must (at RBS’s cost) be released and discharged from such arrangements and any security interest released within a specified time after the occurrence of a Trigger in respect of that Covered Asset (subject to certain limited exceptions). Failure to do so may result in a Covered Asset ceasing to be covered by the APS; and

(ii)
the Covered Asset was and continues to be included in RBSG’s audited consolidated balance sheet (including, in the case of contingent liabilities, where appearing as a note to RBSG’s financial statements) from and including December 31, 2008 until a Trigger occurs.

£3 billion of assets in the Derivative and Structured Finance Covered Asset Classes included in the APS do not, for technical reasons, currently satisfy, or are anticipated at some stage not to satisfy, the eligibility requirements of the Scheme Documents. HM Treasury and RBS have agreed to negotiate in good faith to establish as soon as practicable whether (and if so to what extent) coverage should extend to these assets. If no agreement is reached these assets will not be covered by the APS. In addition, RBSG has agreed that, on or prior to its accession to the APS, it will issue a withdrawal notice in respect of £1.2 billion of Covered Assets across a broad range of Covered Asset Classes.

In addition, it has been agreed between HM Treasury and RBS that the submission of some Covered Assets under the APS be changed no later than March 31, 2010, by the removal from the APS of certain credit derivative transactions and the inclusion in their place of bonds which are the subject of those credit derivative transactions. These changes may result in a technical change to the aggregate covered amount (see “Loss” below) of assets included in the APS.

Permitted amendments and refinancing

The APS generally permits any agreement or instrument relating to an asset or exposure comprising a Covered Asset to be amended, and (except in the case of Derivatives), novated or replaced. However, a Covered Asset will cease to be covered (and, therefore, no losses or recoveries will be recognised under the APS) where, on or after December 31, 2008 any amendment or replacement on or before a Trigger occurs or has occurred in respect of that Covered Asset which breaches certain asset continuity requirements designed to ensure that the original asset is not effectively substituted for another asset or changed so as effectively to become a new asset. These requirements include certain obligor continuity requirements (with limited exceptions in relation to, for example, obligors within the same group provided that there is no increase in the expected loss) and are also designed to ensure the preservation of potential recoveries under certain specified Closely Related Hedges (as defined below) identified as such by RBSG in the initial data which the Scheme Conditions provide should be hedging arrangements in respect of Covered Assets in existence as at December 31, 2008 which are recorded in the credit risk management, credit line, trading line or equivalent system of any member of the Group as a reduction in the credit risk or increase in the credit line to any obligor with respect to that Covered Asset (“Closely Related Hedges”). It should also be noted that:

(i)	the cover under the APS for a Covered Asset whose maturity has been extended is limited (see “Rollovers” below);

(ii)
(a) the disposal of part of a Covered Asset before a Trigger is subject to certain limitations breach of which may result in the whole of the Covered Asset ceasing to be covered by the APS (see “Circumstances in which a Covered Asset will cease to be covered by the APS or payments will be suspended by HM Treasury under the APS” below) and (b) certain conduct, such as a partial or complete disposal of a Covered Asset following the occurrence of a Trigger is subject to certain approval requirements (see “Asset management conditions” below); and

(iii)
the protection provided by the APS is generally capped by the lower of (a) the amount specified for each Covered Asset in the agreed initial data and (b) the maximum exposure a Covered Entity has to that Covered Asset based on the terms and conditions of that Covered Asset as at December 31, 2008 (see “Loss” below).

In addition, the APS does not expressly provide for novations of transactions forming all or part of a Derivative Covered Asset Class and protection may therefore be lost or reduced where derivative transactions are novated from one Covered Entity to another or in connection with a restructuring (other than a restructuring which constitutes a Trigger).

Scope-Covered Entities

Protection under the APS will be provided to RBS directly, although it will extend to Covered Assets held by Covered Entities other than RBS. These Covered Entities include a number of wholly owned subsidiaries of RBSG, the most significant of which are NatWest and the Ulster Bank group, as well as assets held by RBSG’s interests in ABN AMRO. RBS will, in respect of ABN AMRO, enter into an agreement (to which HM Treasury is not a party) to ensure that ABN AMRO receives the desired regulatory treatment and to obtain comfort from ABN AMRO that it will facilitate RBS complying with certain of its obligations to HM Treasury as regards the Covered Assets of approximately £48 billion at December 31, 2008 held by ABN AMRO and its wholly owned subsidiaries.

However, ABN AMRO has not obtained regulatory pre-approval from the Dutch Central Bank for ABN AMRO to permit HM Treasury to appoint one or more step-in managers (see “Step-in rights”

below) in relation to the management and administration of Covered Assets held by ABN AMRO or its wholly owned subsidiaries. Accordingly, if HM Treasury seeks to exercise such step-in rights in respect of Covered Assets held by ABN AMRO or its wholly owned subsidiaries, ABN AMRO will in certain circumstances need to seek consent from the Dutch Central Bank to allow it to comply with such step-in. If this consent is not obtained by the date (which will fall no earlier than 10 Business Days after the notice from HM Treasury) on which the step-in rights must be effective, RBS will need to consider whether other options are open to it to effect compliance with the step-in notice. If this does not prove possible (at all, or because the costs involved prove prohibitive), the affected Covered Assets would need to be withdrawn from the APS where permissible under the Scheme Conditions (see “Asset withdrawal rights and termination rights” below) or otherwise with HM Treasury consent. If RBS cannot withdraw such Covered Assets from the APS, it would be likely to lose protection in respect of these assets under the APS (see “Circumstances in which a Covered Asset will cease to be covered by the APS or payments will be suspended by HM Treasury under the APS” below), and/or RBS may be liable under its indemnity to HM Treasury.

Similar issues apply in certain other jurisdictions but the relevant Covered Assets are of a lower quantum.

Duration of the APS for each Covered Asset

The duration of the cover under the APS for each Covered Asset is generally expected to be for the remaining maturity of that Covered Asset.

Triggers

Under the Scheme Conditions, HM Treasury will be liable (subject to the terms and conditions of the Scheme Conditions and, in particular, as described further below with respect to Covered Assets in the Derivatives, Consumer Finance and Residential Mortgages Covered Asset Classes) to make payments in respect of Covered Assets in respect of which a trigger occurs (which assets will, following a Trigger, become Triggered Assets. The date of the first Trigger to occur will be the “Trigger Date.”

(i)	A failure to pay Trigger:

(a)	is defined as a failure (or, in the case of certain structured Covered Assets, an implied failure) by an obligor to make payments when due under the terms of the relevant Covered Asset; and

(b)
will only occur at the end of an applicable grace period specified in the Scheme Conditions. The grace periods differ for each asset class: 30 days in the case of, for example, Bonds and 270 days in the case of, for example, Loans.

(ii)	A bankruptcy Trigger will occur:

(a)	where one of certain specified bankruptcy, insolvency or similar events or proceedings occurs in respect of all obligors who are liable for all of the payment obligations under a Covered Asset; or

(b)
upon a secured party in respect of an obligor taking possession of or legal process against any of the obligor’s assets in connection with the enforcement of security relating to the relevant Covered Asset.

(iii)
A restructuring Trigger is defined as including a reduction in or deferral of principal or interest, a change in priority, ranking or a release or discharge of security, provided that an individual asset level accounting impairment has been or is, at the time or as a result of the applicable restructuring event, recorded against the value of the relevant Covered Asset in the consolidated accounting balance sheet of RBS (a “Specific Impairment”). Periodic individual impairment assessments and calculations are expressly required by the Scheme Documents in respect of all Covered Assets with a covered amount (see “Loss” below) of over £1 million (or its equivalent) other than (i) assets within the Consumer Finance Covered Asset Class which are managed on a “blind basis” (see “Asset management conditions”). For these assets periodic individual impairment assessments and calculations are required where the assets have a covered amount (see “Loss” below) of £10 million; and (ii) assets within the Residential mortgage Covered Asset Class.

Neither (i) a failure to pay or bankruptcy which was remedied or waived on or before December 31, 2008, nor (ii) a restructuring which occurred on or before December 31, 2008, will be Triggers under the APS.

The three Triggers set out above apply to all Covered Assets other than:

(i)	Derivatives. The only Triggers applicable to Derivatives under the Scheme Conditions are:

(a)
a failure to pay when due an amount payable to the Covered Entity in respect of an early termination date reflecting the value of the transaction(s) terminated and other unpaid amounts, subject to a grace period of 30 days; and

(b)
a restructuring Trigger, however, the applicable restructuring events for Derivatives include a reduction in the early termination amount, termination (in whole or in part) to one or more transactions where the amount payable in respect of such termination is less than the amount that would otherwise have been the early termination amount if the transactions had terminated on an early termination date, amendment to one or more transactions where scheduled payments are reduced and there is a related forgiveness of value, a postponement or deferral of any scheduled payment or the early termination amount or a change in the priority, ranking or a release or discharge of security, provided that in each case an individual asset level accounting impairment (as described in sub-paragraph (iii) above for a general restructuring Trigger) has been or is, at the time or as a result of the applicable restructuring event, recorded against the value of the relevant Covered Asset in the consolidated accounting balance sheet of RBSG and provided that the amount of loss in respect of that Covered Asset which arises as a result of such a Trigger would not exceed £10 million. If it would exceed £10 million, a restructuring Trigger will only occur if HM Treasury in its sole discretion agrees to specify such Trigger.

(ii)
Consumer finance and residential mortgages. The failure to pay Trigger will apply to these assets. However, (a) the restructuring Trigger only applies (as explained above) where specific asset impairments are made, and, in practice, this will generally not occur in respect of these assets and (b) subparagraph (a) of the bankruptcy Trigger is replaced for these Covered Assets with a bankruptcy Trigger which will occur when such Covered Asset is recorded as written off in the systems of the Covered Entity in accordance with its ordinary business practices and the accounts closed.

First loss and the 90%/10% split

RBS will bear a “first loss” amount in respect of the Covered Assets. The first loss amount will be an aggregate amount of £60 billion.

When the aggregate of all losses (see “Loss” below) in respect of the pool of Covered Assets exceeds the aggregate of all recoveries (see “Recoveries” below) in respect of the Covered Assets, by an amount greater than the first loss amount, HM Treasury will bear 90% of that excess. The remaining 10% of that excess is for the account of RBS.

Where the first loss amount has been exceeded in this manner, this position may later be reversed (i.e., where at any time the first loss amount is greater than the excess of aggregate losses over aggregate recoveries) and at any time this occurs, RBS will bear all losses until such first loss amount has again been exceeded.

Loss

The losses in respect of a Covered Asset protected by the APS are capped at the lesser of the outstanding amount and the covered amount for that Covered Asset, each as determined either on the Trigger Date (see subparagraph (i) below in respect of calculating the covered amount this may in some circumstances refer back to an earlier date, such as the first failure to pay under the agreement) or thereafter (see subparagraph (ii) below).

(i)	Trigger Date losses

The outstanding amount for each Covered Asset (except Derivatives) will be an amount equal to the aggregate outstanding principal amount (if any) of that Covered Asset on the Trigger Date (after taking into account any reduction on that date). It excludes interest, fees, premium or any other non-principal sum which has accrued or is payable in respect of that Covered Asset save to the extent it was capitalized on or before December 31, 2008 or, capitalized in respect of an overdraft. Where a Covered Asset is an exposure such as a committed undrawn facility, undrawn overdraft facility, letter of credit or guarantee (a “Covered Liability”), the outstanding amount will be broadly the amount paid or amounts drawn in respect of that liability by the relevant Covered Entity and not reimbursed at the time of the Trigger.

In respect of Derivatives, the outstanding amount is the lower of (i) the relevant amount (if any) payable to the relevant Covered Entity in respect of an early termination date reflecting the value of the transaction(s) which was terminated and other unpaid amounts and (ii) such amount recalculated disregarding any transactions entered into after December 31, 2008. The outstanding amount of a Derivative is reduced to take account of collateral, by subtracting an amount reflecting a proportion of the cash recoveries under the Derivative (see “Recoveries” below).

The covered amount for all Covered Assets other than derivatives, consumer finance assets, Extended Protection Assets (as defined in subparagraph (ii)(b) below) and certain assets which have become subject to a rollover (see “Rollovers” below) is the lesser of (i) the maximum exposure a Covered Entity is committed to have (i.e. including contingent exposures) on any day in respect of that Covered Asset based on its terms as at December 31, 2008 and subject to any actual reduction in that maximum exposure at any time up until a Trigger occurs (so that the covered amount will not go back up again should a reduced exposure be subsequently reinstated or increased); if, following the notification to HM Treasury of a loss in respect of a Covered Asset there is no reasonable evidence to establish this exposure, the covered amount will be zero; and (ii) the amount specified by RBSG in the agreed initial data for that Covered Asset (see “Monitoring and reporting conditions” below).

In addition in respect of Derivatives, the covered amount is, subject to the Data Field Rules, based on the mark-to-market value of such Derivative as at December 31, 2008 plus, in respect of certain specified Derivatives only, an additional buffer amount.

(ii)	Post Trigger Date losses

Further losses may arise after the Trigger Date in respect of:

(a)
amounts paid (and not reimbursed) by a Covered Entity in respect of Covered Liabilities. Such loss is also capped at the lesser of the relevant outstanding amount and the covered amount. The covered amount concept is adjusted for these assets or exposures for technical reasons but in particular to ensure any loss already claimed on the Trigger Date is taken into account and also to take account of principal amounts repaid which are capable of being redrawn; and

(b)	certain assets which HM Treasury have elected will be protected by the APS (which otherwise would not have been so protected) (“Extended Protection Assets”).

For the position in respect of consumer finance assets more generally, see “Consumer Finance Assets” below. For the position in respect of Covered Assets eligible for rollovers, see “Rollovers” below.

Recoveries

90% of the recoveries on a Triggered Asset are to be applied to reduce the loss payable by HM Treasury on all Triggered Assets. Recoveries are to be applied at a portfolio level rather than in respect of the loss for the specific Triggered Asset for which the relevant recovery has been received. This will have the effect that, amongst other things, if recoveries received in respect of a Triggered Asset exceed the loss payable by HM Treasury on that Triggered Asset, the excess recoveries will be applied to reduce the losses on other Triggered Assets. The remaining 10% of recoveries is for the account of RBS.

The concept of recoveries is different from the concept of losses covered by the APS. Whereas losses are effectively limited to principal, recoveries include any of the amounts set out in sub-paragraphs (i) to (vii) below. In addition, any such recoveries are not capped by losses covered by the APS in respect of a Covered Asset, they may also extend to recoveries on certain assets not covered by the APS, namely (a) any Closely Related Hedge, and (b) any share, equity security or equity interest or any asset or exposure that ranks junior to the relevant Triggered Asset in respect of which one or more of the counterparties (or its group members) is also an obligor in respect of that Triggered Asset (a “Related Junior Asset”) (excluding any publicly traded securities managed and administered by a market-making desk of a Group member which is unaware that the asset is related to a Covered Asset and where there is an information barrier (which is required by applicable law) in place between that desk and the personnel who manage and administer the Covered Asset or any non-cash realization in respect of that asset). Recoveries include:

(i)	any payment received whether in respect of interest, principal, dividends or other amounts;

(ii)	any reduction in or discharge of obligations as a result of set off, netting or other substantially similar arrangements;

(iii)	any non-cash asset received and all recoveries with respect to each non-cash asset;

(iv)
the proceeds of: any sale, assignment, transfer or other disposal of any interest in a Covered Asset, any Non-Cash Realization, any Related Junior Asset; any undertaking which holds or economically owns a Triggered Asset, Non-Cash Realization or Related Junior Asset (or has a right, interest or benefit, whether direct or indirect in or with respect thereto) ceasing to be a consolidated entity; any insurance claim; any recovery under a protection scheme; any claim against any person including for negligence or breach of warranty; an indemnity claim; in respect of an asset within the Consumer Finance or Residential Mortgage Covered Asset Classes any related loan or mortgage payment protection insurance policy or rebate which must be accounted for to any obligor in connection with any such insurance if all outstanding amounts had been repaid (“Relevant Protection

Policy”) or rebates in connection with any payment protection insurance policy; and any refunds or payments received in respect of tax credits or VAT, etc.;

(v)	any amount received following the enforcement of any security or other benefit arising from security;

(vi)
any reduction (including expected further reduction) in any amount that would otherwise have been payable by any applicable entity in respect of a Closely Related Hedge which is a credit-linked note; and

(vii)	any fee received acting as agent, security trustee, servicer, manager or administrator.

Non-cash recoveries will generally only be applied to reduce the loss payable by HM Treasury on Triggered Assets after they have been converted into cash receipts. However, there are exceptions to this such as the deemed cash recoveries in respect of sub-paragraph (vi) above. In addition, if RBS fails to deliver a conflicts certificate pursuant to the requirements of the Scheme Conditions with respect to a Covered Asset (see “Monitoring and reporting conditions” below), HM Treasury will be entitled to determine that a recovery has been made in respect of that Covered Asset with an amount corresponding to the excess benefits (as determined by HM Treasury) received by the Group with respect to any arrangement not being commercially fair, reasonable and on arm’s length terms. Recoveries include recoveries received by an “applicable entity” which includes a member of the Group and any entity with whom a Covered Entity has entered into a permitted arrangement and which owns the relevant Covered Asset. RBSG takes the risk of such entity failing to pass on any such recoveries.

Certain limited third-party recovery expenses paid by a member of the Group or another applicable entity in respect of recoveries will be deducted from the recoveries for which such expenses are incurred, if:

(i)
they are, amongst other requirements set out in the Scheme Conditions, proportionate, properly and reasonably incurred in good faith and directly associated with the corresponding recoveries and not a consequence of outsourcing arrangements which was or could otherwise have been performed by the Group as at December 31, 2008; or

(ii)	approved by HM Treasury in writing.

As the concept of recoveries is linked to the Covered Assets and not the loss suffered on them, this may mean that the amounts included as recoveries have been received either in respect of a loss not covered by the APS or in respect of other obligations, for example, payments of fees to a member of the Group in its capacity as facility agent. This possibility is increased where the recoveries to be applied include recoveries received prior to the Trigger Date). This includes the following situations:

(i)	cash amounts recovered in respect of a restructuring Trigger whether before or after the restructuring, will be applied as recoveries;

(ii)	cash amounts received on or after a potential breach which leads to a Trigger in respect of any Related Junior Asset in respect of that Triggered Asset; and

(iii)
all cash amounts received (whether before or after a Trigger) in respect of: Closely Related Hedges; any assets transferred to a Covered Entity under any credit support annex or similar title transfer arrangement in respect of Derivatives; any insurance claim; any claim under another protection scheme; any claim against any person including a claim for negligence or breach of warranty; an indemnity claim; or any Relevant Protection Policy proceeds or rebates in connection with any payment protection insurance policy, etc.

In respect of Derivatives, only a specified proportion of receipts in respect of the relevant asset are treated as recoveries. The specified proportion is the lower of 100% and a fraction equal to the early termination amount under the relevant derivative agreement (calculated ignoring any transaction entered into after December 31, 2008) divided by the early termination amount (calculated taking into account any such transaction(s)). Where a cash recovery in respect of a Derivative arises before the Trigger Date, the specified proportion of the cash recovery is applied to reduce the outstanding amount (and therefore the loss) of the relevant Derivative. Where a cash recovery arises on or after the Trigger Date, the specified proportion of the cash recovery is applied in the usual way through the Pending Account as described below (see “Calculation of payment from HM Treasury” below). If the Trigger in respect of a Derivative was a restructuring Trigger which does not result in the termination of all transactions under the relevant derivative agreement, the mid-market value of any transaction which remains outstanding after the restructuring Trigger is deemed to be a cash recovery.

Calculation of payment from HM Treasury

The Scheme Conditions provide for the preparation of various accounts to determine amounts paid or payable under the APS.

At the end of each calendar quarter, a single net amount will be added to the balance of an account established by HM Treasury (the “Pending Account”). This net amount will broadly be equal to (i) 90% of cumulative losses in that quarter in excess of the first loss amount less (ii) 90% of cumulative recoveries received on the Triggered Assets in that quarter (such net amount being the “Quarterly Payable”). Interest will accrue on the balance of the Pending Account at the “Sterling General Collateral Repo Rate,” as displayed on the Bloomberg service, or such rate as may be notified by HM Treasury from time to time. If the balance of the Pending Account as of the first day of a quarter is greater than zero (the “Positive Balance”) and the balance of the Pending Account has been greater than zero throughout the immediately preceding eight quarters, HM Treasury shall pay to RBS an amount equal to the lesser of (i) any positive excess of the Positive Balance over the sum of the Quarterly Payables for the eight preceding quarters and (ii) the Positive Balance, plus accrued interest.

The rules for the operation of these accounts have the effect (amongst other things) that:

(i)	there is at least a two year delay between RBSG suffering a loss in respect of a Covered Asset and RBSG receiving a loss compensation payment from HM Treasury;

(ii)
the pending payment from HM Treasury will be subject to (a) reduction by an amount (if any) by which 90% of recoveries received on all Triggered Assets exceed 90% of losses in the intervening eight quarters from the occurrence of a loss under the APS and (b) a requirement that 90% of total applicable recoveries to date do not exceed 90% of total applicable losses to date; and

(iii)
if the Pending Account is negative at any time, RBS will be required to make an immediate payment to HM Treasury (subject to a cap equal to (a) the aggregate amounts paid or payable by HM Treasury from the date of RBS’s accession to and participation in the APS until the relevant quarter minus (b) the amount payable by RBS in that quarter).

If a Quarterly Statement (as described in “Monitoring and reporting conditions” below) notifies (i) a correction or adjustment which increases the amount of the losses or reduces the amount of the recoveries for a quarter which ended more than one year before the date of that Quarterly Statement, or (ii) an adjustment relating to an amount which becomes repayable as a result of applicable law, and such adjustment relates to a quarter and the applicable repayment was made in a quarter which ended more than one year before the date of that Quarterly Statement, or (iii) in the case of an adjustment arising as a result of the retrospective effect of a notice from HM Treasury to RBSG stating that specified unprotected assets or a specified part of specified unprotected assets will be protected under the APS (an “Extended Protection Notice”), and such adjustment relates to a quarter and the Extended Protection Notice became effective in a quarter which ended more than one year before the date of that Quarterly Statement, in each case, such correction or adjustment will be disregarded for the purpose of calculating any payment due from HM Treasury.

It is possible that, in particular where a Triggered Asset rehabilitates (that is, either all or substantially all of the amounts payable in respect of that Triggered Asset are paid to the relevant Covered Entity by the obligor), the relevant Covered Entity may have recovered a higher amount in respect of that Triggered Asset were it not included in the APS, because of (amongst other things) the requirement to account to HM Treasury for 90% of recoveries after the occurrence of a Trigger. This outcome may be avoided, however: (i) in respect of a failure to pay Trigger, if the initial failure to pay is remedied within the applicable grace period; and (ii) in respect of a restructuring or bankruptcy Trigger, by the exercise of the withdrawal rights set out in “Asset withdrawal rights and termination rights” below.

Hedging

Subject to certain exceptions, RBS is able to hedge the exposure to the remaining 10% of risk provided that, once the first loss amount has been exceeded and following the occurrence of a Trigger, RBS will retain a fully unhedged exposure to its right to 10% of recoveries in respect of such risk.

Valuations of non-sterling losses and recoveries

Each Covered Asset is protected under the APS until the Trigger Date (or such other date on which the loss is calculated) in the currency specified by RBS in the initial data (see “Monitoring and reporting conditions” below), usually the base repayment currency under the terms of that Covered Asset in effect as at December 31, 2008.

Following a Trigger Date (or any subsequent date on which a loss amount may be claimed under the APS), the loss in respect of a Covered Asset is converted to sterling in accordance with the Scheme Conditions. Any recovery in respect of a loss is also converted into sterling on the date of its recovery under the Scheme Conditions.

These conversion mechanics give rise to the possibility of some currency mismatches in respect of the protection provided by the APS and RBSG’s exposure to the underlying asset. This may occur in particular as a consequence of errors in specifying the correct currency in the initial data, or where RBS has an exposures to any currencies other than the specified base currency at any time during the life of the underlying asset.

Circumstances in which a Covered Asset will cease to be covered by the APS or payments will be suspended by HM Treasury under the APS

A Covered Asset will cease to be covered by the APS if:

(i)
a Covered Asset which satisfied the asset eligibility criteria (see “Eligibility of Covered Assets” above) at the outset of the APS subsequently fails to satisfy those criteria at any time prior to a Trigger;

(ii)
an amendment or replacement of any agreement or instrument relating to an asset or exposure comprising a Covered Asset breaches certain asset continuity requirements (see “Permitted amendments and refinancing” above);

(iii)
there are errors in the initial data and, as a result of corrections proposed by RBS to be made to such initial data, it is no longer possible to identify the asset or exposure RBS intended to be included in the APS;

(iv)
there is a notification in a Quarterly Statement (see “Monitoring and reporting conditions” below) of a Trigger Date, relating to a quarter which ended more than one year before the date of that Quarterly Statement;

(v)
there is a relevant event of default. An event of default may occur if RBS breaches any of a number of specified obligations under the Scheme Conditions. These obligations mostly relate to RBS’s compliance with the asset management, information and reporting conditions, including: not to modify the asset management framework, the conflicts management policy or the credit aggregation policy (see “Asset management conditions” below) without HM Treasury’s approval; not to transfer responsibilities, rights, duties or obligations, create security or undertake other specified prohibited conduct (see “Asset management conditions” below) in connection with any Covered Asset without certain internal or HM Treasury’s approval; to comply with various aspects of the remuneration conditions; to produce and deliver Quarterly Statements in accordance with the Scheme Conditions; to notify, subject to certain conditions, HM Treasury of proposed corrections to information provided by RBS in any initial data in respect of a Covered Asset; to deliver to HM Treasury accurate data in respect of Covered Assets post-accession at pre-agreed date(s); and to comply with the instructions of a step-in manager (see “Step-in rights” below). These obligations also include RBS’s obligations to make the payment described in paragraph (iii) in Recoveries and Calculation of payment from HM Treasury above and to pay any indemnity amounts due to HM Treasury or any of its representatives (see “Indemnities” below). If RBS fails to comply with any specified obligation, HM Treasury has the right, subject to certain conditions, to suspend the payment of an amount due from HM Treasury (all payments still being due from RBSG), in respect of relevant Covered Assets (or, if the specified obligation relates to all Covered Assets, all Covered Assets), provided that if the relevant breach is specified to be remediable, such suspension will cease if remedied within 60 Business Days (or 120 Business Days, in the case of data submitted in respect of Covered Assets post-accession in accordance with pre-agreed timing and frequency requirements (see “Monitoring and reporting conditions” below) but which were not accurate. If such breach has not been remedied by RBS or waived by HM Treasury within 60 Business Days (or 120 Business Days as applicable HM Treasury shall remove such Covered Assets from the APS (or if the specified obligation relates to all Covered Assets, all Covered Assets);

(vi)	any material or systematic criminal conduct on the part of RBSG or any of its representatives occurs which affects or relates to a Covered Asset; or

(vii)
certain of the jurisdictions where Covered Assets are held impose criminal penalties for breach of banking secrecy or data protection laws. Various defences and exceptions are available under the relevant laws. In relation to up to approximately £5 billion of the Covered Assets held in certain of these jurisdictions if certain information is disclosed to HM Treasury or any of its representatives pursuant to the APS these laws may be breached and RBSG has not yet agreed with HM Treasury satisfactory mechanisms for ensuring that it can make disclosure of information to HM Treasury and its representatives in all circumstances in which disclosure may be required under the APS. HM Treasury and RBSG have agreed that they will work together in good faith in respect of any information requests HM Treasury or its representative considers necessary or desirable in respect of any such Covered Asset, to ensure that such information can be provided without any breach of such laws. However, if no such agreement can be reached, HM Treasury may require the withdrawal of any such Covered Asset or RBSG itself may consider it necessary to withdraw any such Covered Asset. If this occurs, the Covered Asset would cease to be covered by the APS and retrospective adjustments may be made for the repayment of any losses reimbursed by HM Treasury or the repayment of any recoveries paid by RBS.

In addition, if a Covered Asset is disposed of in whole or in part prior to a Trigger, the disposed part of that Covered Asset (or where a partial disposal does not meet certain criteria, the whole of the Covered Asset including that part which has not been disposed) will cease to be covered by the APS and no protection will extend to any loss associated with that part of the Covered Asset.

If RBSG has included Covered Assets comprising the same asset or exposure in the APS, the duplicated part of the Covered Assets shall be eliminated from the APS on terms to be agreed between RBS and HM Treasury. In the absence of agreement, HM Treasury shall determine the terms of changes which may have a retrospective effect and result in adjustments to the payments made as described in Calculation of payment from HM Treasury above.

If a Covered Asset (including a Triggered Asset) ceases to be covered by the APS as a result of the circumstances described above, HM Treasury is no longer obliged to reimburse RBS for any (past or future) losses in respect of that Covered Asset. In the case of a Triggered Asset ceasing to be covered by the APS, retrospective adjustments will be made for the repayment of any losses reimbursed by HM Treasury or the repayment of any recoveries paid by RBS.

Fees and costs

During the life of the APS, RBS will pay a non-refundable annual fee (payable in advance) of £700 million per annum for the first three years of the APS and £500 million per annum until the earlier of (i) the date of termination of the APS and (ii) December 31, 2099 (see “Asset withdrawal rights and termination rights” below). The annual fee can, subject to HM Treasury consent, be paid wholly or partly by means of the waiver of certain UK tax reliefs that are treated as deferred tax assets (pursuant to the Tax Loss Waiver) or funded by the issuance of additional B Shares to HM Treasury.

There will be no rebate of any part of any annual fee regardless of any withdrawal of Covered Assets or termination of the APS unless agreed by HM Treasury at the time of the withdrawal or termination. RBSG will bear its own costs in connection with its accession to, and participation in, the APS. It will also bear HM Treasury’s costs (including employment costs) in relation to the establishment and ongoing management and administration of the APS. This includes £45 million of costs which have been incurred or are expected to be incurred up to December 31, 2009. It also includes any costs associated with HM Treasury carrying out its duties and obligations or exercising its rights and powers in connection with the State Aid Commitment Deed (as defined below).

Tax Loss Waiver

Under the Tax Loss Waiver, subject to HM Treasury consent, RBSG has the option to pay the annual fee in respect of both the APS and the Contingent Subscription, and the exit fee payable in connection with any termination of the Group’s participation in the APS (but not the refund of the net payments it has received from HM Treasury under the APS), in whole or in part, by waiving the entitlement of members of the Group to certain UK tax reliefs. The tax reliefs in question are, broadly, those which are taken into account as deferred tax assets in the Annual Report and Accounts and future tax reliefs which would so qualify to be taken into account in future financial statements of the Group before the relevant fee is payable. In addition to requiring HM Treasury consent, the use of tax reliefs to pay the above fees is subject to certain conditions including verification of the tax reliefs by HMRC.

The Tax Loss Waiver contains provisions designed approximately to value the tax reliefs which are being waived. In calculating the value of those tax reliefs, the Tax Loss Waiver requires the tax reliefs being waived to be subject to a discounting factor to reflect their present value (with a minimum rate of 20%) and takes into account any difference in the tax treatments of the waiver and the fee which would otherwise have been payable in cash.

The Tax Loss Waiver contains undertakings designed to prevent the Group from engaging in arrangements which have a main purpose of reducing the net cost to the Group of any waiver of tax reliefs pursuant to the Tax Loss Waiver.

Asset withdrawal rights and termination rights

RBS has the right to withdraw from the APS permanently all or a consistent proportion of all the constituent parts of a non-Triggered Asset (failure to dispose of such a consistent portion will result in the whole of the Covered Asset ceasing to be covered by the APS). In respect of a Triggered Asset where the relevant Trigger is a restructuring or bankruptcy Trigger, RBS also has the right to withdraw permanently all of that Triggered Asset within one year after the date of the occurrence of that Trigger. If RBS were to exercise this right (including where that leads to the withdrawal of all or the bulk of the Covered Assets from the APS), the remaining provisions of the Scheme Documents (including the information, audit and control rights (including those relating to remuneration) exercisable by HM Treasury) would nevertheless continue in full force and effect.

In addition, RBS contractually has a right to terminate the APS exercisable at any time provided that the FSA has confirmed in writing to HM Treasury that it has no objection to the proposed termination. On such termination, RBS must pay an exit fee which is an amount equal to the shortfall (if any) between (i) the aggregate annual fees paid by RBS and (ii) the greater of (a) £2.5 billion and (b) 10% of the annual aggregate reduction in Pillar I capital requirement in respect of the assets covered by the APS up to the time of exit. The exit fee is payable in cash or, subject to HM Treasury consent, by the waiver of certain UK tax reliefs that are treated as deferred tax assets (pursuant to the Tax Loss Waiver). RBS would also potentially be required to refund (in the absence of agreement to the contrary) to HM Treasury any net payments made by it under the APS in respect of losses on all Triggered Assets, such refund only being payable in cash.

Rollovers

The APS provides limited rights for the protection provided in respect of some Covered Assets which fall within the “Loans” or “Commercial Real Estate Finance” Covered Asset Classes where the covered amount currency specified in the initial data (generally the base currency amount of a Covered Asset) is sterling and have a final maturity date (and a cover termination date as specified in the initial data) no later than December 31, 2010 to be extended where the maturity date of that Covered Asset is extended (whether such extension takes the form of an amendment or a refinancing). Where this is the case, the cover under the APS after the original final maturity date will be limited to 49.5% of the principal amount of such Covered Asset and will only be provided for the period to no later than December 31, 2013.

Consumer Finance Assets

The protection provided by the APS in respect of consumer finance assets is slightly more flexible than for other Covered Assets in that:

(i)	amendments, novations and replacements can generally be made to these Covered Assets provided that, broadly, the obligor remains the same person or is a connected person;

(ii)
in respect of overdrafts (including consumer finance overdrafts), the covered amount will be the lesser of (a) the amount specified by RBS in the agreed initial data for that Covered Asset; and (b) an imputed amortization profile which will broadly be the covered amount as at December 31, 2008 for two years and will then amortize down over the next two years on a monthly basis; and

(iii)
in respect of consumer finance assets other than overdrafts, the covered amount will be the higher of (a) the amount set out in the fourth paragraph of Loss above and (b) the amount set out in sub-paragraph (ii) above.

Management and governance of Covered Assets

The management and administration of the Covered Assets, Non-Cash Realizations and Closely Related Hedges (collectively the “Protected Assets”) must be carried out in accordance with:

(i)	the asset management conditions;

(ii)	the monitoring and reporting conditions; and

(iii)	the governance and oversight conditions,

each as described in “Asset management conditions”, “Monitoring and reporting conditions” and “Governance and oversight conditions” below.

Asset management conditions

Under the Scheme Conditions, RBS is obliged to ensure that the management and administration of the Protected Assets is undertaken, subject to certain exceptions, in a manner consistent with the following requirements (the “Asset Management Conditions”):

(i)	applicable law;

(ii)	the asset management objective (see below);

(iii)
so as to ensure that there is no prejudice to, discrimination against or disproportionate and adverse effect on the Protected Assets when compared with the Group’s other assets and exposures (including the Related Party Assets);

(iv)	in accordance with any provisions of the asset management framework and the conflicts management policy (see below);

(v)	in a manner which will facilitate compliance with the monitoring and reporting conditions and the governance and oversight conditions (see below); and

(vi)
in accordance with the ordinary course business and banking policies, practices and procedures of the Group, to the extent consistent with (a) the business and banking policies, practices and procedures of a reasonable and prudent banking organization and (b) good industry practice.

Asset management objective

The asset management objective, as set out in the Scheme Conditions, is to maximize the expected net present value of the Protected Assets (calculated, on a risk-adjusted basis, using a discount rate equal to the fixed loan rates of the Public Works Loan Board published on the website of the Debt Management Office of HM Government (or a similar government rate)), including by minimizing losses and potential losses and maximizing recoveries and potential recoveries. “Related Party Assets” (which broadly include assets or exposures in respect of which the credit limit, credit line or trading line of the obligor is or would be aggregated with the credit limit, credit line or trading line of an obligor in respect of a Protected Asset pursuant to the credit aggregation policy of the Group and assets in respect of which a conflict under the APS has arisen (see “Asset management framework conflicts management policy” below)) must also be managed and administered in a manner consistent with the Asset Management Conditions.

RBS is not required to comply with the asset management objective (i) in respect of Protected Assets or Related Party Assets which are managed on a “blind” basis (i.e. certain specified classes of assets where the relevant bank personnel managing and administering the assets are unaware, and are not authorized to know, whether those assets are included in the APS), (ii) where doing so would terminate or reduce, or entitle HM Treasury to terminate or reduce, cover under the APS, (iii) where doing so would require, preclude or prohibit any withdrawal of a Covered Asset under specified APS terms, the full or partial termination of the APS or any sale or disposal of a Covered Asset which is not Triggered or (iv) where RBS would be required to make additional loans which are not protected under the APS.

Asset management framework and conflicts management policy

The Protected Assets must also be managed and administered in compliance with the asset management framework implemented by RBS. The asset management framework includes internal governance arrangements for the management and administration of Protected Assets and Related Party Assets (including in particular a conduct approval hierarchy), procedures for regular review of such assets and remedial management steps where losses on the Covered Assets or the likelihood of any or further losses, increase.

The management and administration of the Protected Assets must also comply with the conflicts management policy. This is a written statement setting out the proposed policy for the avoidance (where possible), identification, monitoring, management and mitigation of conflicts between the interests of any member of the Group and HM Treasury or between Protected Assets and assets of the Group which do not comprise Protected Assets.

Any modification to the asset management framework, the conflicts management policy or the credit aggregation policy must be approved by HM Treasury.

Additional lending

In order to comply with the asset management conditions as outlined above, a member of the Group may be required to provide additional or to extend existing financing to an obligor in relation to a Covered Asset, a group member of the obligor or another relevant person, subject to any loss incurred by the relevant member of the Group in respect of such additional or extended financing being covered under the APS. Losses incurred by the Group in respect of such additional or extended financing may, at the option of HM Treasury form part of a Triggered Asset and be protected by the APS (see the Extended Protection Assets requirements set out in Loss above). However, even if such protection is extended, such additional or extended financing may, at the option of HM Treasury, cease to be covered by the APS if certain circumstances as described in “Circumstances in which a Covered Asset will cease to be covered by the APS or payments will be suspended by HM Treasury under the APS” above occurs in respect of that Triggered Asset.

In addition, the Scheme Conditions include a list of actions which constitute “Prohibited Conduct” in relation to the Covered Assets, closely related hedges or Related Party Assets. The Covered Entities are not permitted to carry out any Prohibited Conduct if it exceeds certain thresholds, unless approved in accordance with a specified “Conduct Approvals Hierarchy” included in RBS’s asset management framework. Under the terms of the Conduct Approvals Hierarchy, decisions require, in increasing order, the approval of specified categories of Group APS personnel, a member of the Scheme Executive Team, the Scheme Head, the Senior Oversight Committee (each as defined in Governance and oversight conditions below) and, for the most significant decisions, HM Treasury (which consent may be assumed if not given within five business days). The following activities will constitute “Prohibited Conduct”:

(i)	sales, transfers or other disposals of any Triggered Assets and/or Non-Cash Realizations (other than intra-Group sales, transfers or disposals);

(ii)	any release of security in respect of Covered Assets which are not “blind assets” (see above);

(iii)
any return of value on equity (whether by way of payments of dividends, distributions or otherwise) to any applicable entity by an obligor of a Covered Asset to the extent it does not give rise to a recovery under the APS; and

(iv)	amendments, replacements or termination of any Closely Related Hedge.

Monitoring and reporting conditions

The general principle underlying the monitoring and reporting conditions is to provide transparency in respect of the Covered Assets to enable HM Treasury to manage and assess its exposure under the APS, subject to certain contractual and legal limitations on disclosure. There are detailed requirements relating to the provision of information in relation to each Covered Asset which are intended to ensure that:

(i)
HM Treasury can verify that the assets or exposures forming part of a Covered Asset meet the asset eligibility criteria as set out in Eligibility of Covered Assets above and the asset continuity requirements as set out in Permitted amendments and refinancing above;

(ii)	the arrangements for calculation of payments to be made pursuant to the Scheme Documents can operate effectively and the quantum of such payments can be accurately verified;

(iii)	the performance and expected performance of the Covered Assets can be monitored and assessed;

(iv)	HM Treasury can monitor and assess compliance of each member of the Group with the Scheme Documents; and

(v)
HM Treasury can (a) comply with its responsibilities and obligations, and exercise its rights, powers and discretions in connection with the APS or the Scheme Documents, (b) provide or enable the provision of financial support to RBS or protect or enhance the stability of the financial system of the UK, (c) report on the establishment, performance or operation of, or compliance with the APS and (d) discharge its responsibilities and functions.

RBS will identify the Covered Assets by the completion of agreed data fields in relation to each Covered Asset in the Accession Agreement. There are a limited number of agreed initial data fields in relation to each Covered Asset to be completed prior to the Accession Agreement being signed. Information provided by RBS in respect of such data may be corrected in limited circumstances. The consequences of incorrect data potentially include a lower level of protection or, in some very limited cases, loss of protection in respect of the affected Covered Asset. Other consequences of data errors include, subject to certain conditions, HM Treasury’s exercise of step-in rights (see “Step-in rights” below).

Post-accession, RBS is also obliged to provide further data in respect of the Covered Assets (for example, data regarding guarantees, collateral, rollovers, etc.), some of which will need to be updated on an ongoing basis at pre-agreed time intervals. The consequences of a failure to update or correct such further data, or the quarterly statement data, in respect of a Covered Asset include suspension of payments by HM Treasury or removal of cover in respect of that Covered Asset subject to lengthy grace periods (see “Circumstances in which a Covered Asset will cease to be covered by the APS or payments will be suspended by HM Treasury under the APS” above).

Under the Scheme Documents, RBS has the obligation to provide the following statements, certificates and reports to HM Treasury:

(i)
“Quarterly Statements”: these are statements to be provided on a quarterly basis which set out, for example, details of Triggers, losses and recoveries on the Triggered Assets during the relevant quarter, and include certain quarterly statement data fields which set out this information for each relevant Covered Asset;

(ii)
“Conflicts Certificates”: these are certificates to be delivered to HM Treasury with each Quarterly Statement with respect to aggregate losses exceeding £10 million in respect of a Covered Asset, which confirm that (a) all agreements, transactions or arrangements which have been entered into either in connection with that Covered Asset or any Related Party Asset or which give rise to a conflict (as described in Asset management conditions above), in each case in the period from the initial breach to the Trigger Date, were commercially fair and reasonable and on arm’s length terms, and (b) RBS has complied with the asset management objective and the other asset management requirements (see “Asset management conditions” above) at all times during the relevant period, and is signed and certified by the Scheme Head (see “Governance and oversight conditions” below).

(iii)
“Requested Reports”: these are reports which may be requested by HM Treasury from time to time in relation to a variety of specified matters, for example, satisfaction of the asset eligibility criteria and the asset continuity requirements with respect to any Covered Asset, events or circumstances that have materially affected the level of losses and recoveries in respect of Triggered Assets or the impact of any material modifications that have been made to the asset management framework and/or the conflicts management policy (each as described in “Asset management conditions” above);

(iv)
“Notification Reports”: these are reports which relate to adverse events in relation to the Group and its ability to comply with the APS requirements (such as the occurrence of an event of default in respect of RBS and its obligations under the APS or a proposed material reorganisation of the Group) and are to be notified to HM Treasury by RBS upon the occurrence of the relevant events; and

(v)
“Reconciliation Statements”: these are statements to be delivered to HM Treasury monthly, listing the Covered Assets which have permanently ceased to be Covered Assets since the delivery of the previous monthly report.

RBS is under an obligation to prepare an assurance plan, which will set out the scope of an annual review of the systems architecture in place for compliance with the APS. The assurance plan will address the adequacy of controls, practices and processes for ensuring compliance with the APS, the accuracy of Quarterly Statements, the accuracy and completeness of data and a review of any failure to comply with the APS. The results of the review conducted in accordance with the assurance plan are to be set out in an annual assurance report to HM Treasury. In addition, the assurance plan shall provide a reconciliation between the aggregate outstanding amounts of all Covered Assets then included in the APS and the total assets of the Group, as soon as reasonably practicable following the finalisation of the audited consolidated balance sheet of the Group for any financial year.

HM Treasury has the right, at any time, to conduct an audit, investigation and review of the Group and certain other matters in connection with the APS. For example, an HM Treasury audit may focus on general compliance with the APS, specific reports provided to HM Treasury or reports on the performance of any Covered Assets. The scope and duration of any such audit is largely at the discretion of HM Treasury. HM Treasury may also appoint any Asset Protection Agency personnel or HM Treasury employee or officials to attend meetings of any credit or risk committee (or equivalent) of the Group, from time to time, for the purpose of monitoring RBSG’s compliance with the asset management conditions (see “Asset management conditions” above).

Governance and oversight conditions

The governance and oversight conditions involve the establishment of the following governance structure for the purposes of the APS:

(i)
the “Senior Oversight Committee” which consists of senior management personnel of the Group charged with, for example, developing strategy for, and providing oversight and supervision of, compliance with the APS and reviewing, approving and periodically reassessing the business strategies and governance arrangements of the Group in connection with the APS. The Senior Oversight Committee must include a least one non-executive director of RBSG. HM Treasury is entitled to appoint one or more non-voting observers to this committee;

(ii)
the “Scheme Head” who reports to the Senior Oversight Committee and is the primary senior point of contact for HM Treasury with respect to the APS. The Scheme Head is one of RBS’s executive directors or a member of its senior management team appointed to be dedicated to the APS and his/her appointment is subject to the prior approval of HM Treasury. The Scheme Head is responsible for leading, overseeing and ensuring the performance by the Scheme Executive Team of their respective functions under the APS; and

(iii)
the “Scheme Executive Team” which will include the deputy to the Scheme Head, and which is charged with the day-to-day oversight of compliance with the APS, for example, ensuring compliance with the monitoring and reporting conditions and the asset management conditions.

For the purpose of compliance with the Scheme Conditions, RBS’s obligations under the governance and oversight conditions also include:

(i)
retaining or recruiting sufficient and appropriately trained staff and having available to them such resources as may be necessary and appropriate, and ensuring that, amongst other obligations, there is no prejudice to, discrimination against, or disproportionate adverse effect on the management and administration of the Covered Assets when compared with the other assets and exposures of the members of the Group;

(ii)
ensuring the provision of the same shared services in relation to the Covered Assets as are provided from time to time by the Group on a centralized basis in respect of assets and exposures which are not Covered Assets, and the other businesses, operations and activities of the members of the Group; and

(iii)	ensuring that each member of the Group shall maintain and operate and implement all systems, controls and processes that are necessary.

Remuneration

The Scheme Conditions and the Accession Agreement contain requirements for the development of a remuneration policy for both RBS and the wider Group. This policy must comply with the FSA Remuneration Code, as well as be on the leading edge of implementing the G-20 principles and proposals from the Walker Review that are implemented in regulations. RBS is required to provide a copy of this remuneration policy to HM Treasury.

Remuneration for members of the Scheme Oversight Committee, the Scheme Head and members of the Scheme Executive Team must be at least equivalent to that of non-APS personnel. In addition, (i)

a substantial majority of the incentive and bonus components of the remuneration of APS personnel and (ii) an appropriate proportion of the incentive and bonus component of the remuneration of certain specified senior executives of the Group, must be linked to performance targets and measures of compliance with the APS. The “appropriate proportion” for such linkage for senior executives is, in the case of senior executives who have RBS-wide responsibilities, a proportion which is not less than the proportion of the total risk adjusted value of all risk weighted assets of the Group which is represented by the Covered Assets and, in the case of senior executives who have responsibility for certain business units or divisions of RBS, the proportion of the total risk adjusted value of all risk weighted assets in that division or business unit which is represented by the Covered Assets in that division or business unit (in each case, ignoring for the purposes of this calculation any impact of the APS and attributing an appropriate proportion and risk weighting to be agreed to defaulted assets). The compensation targets and measures referred to above and the level of the appropriate proportion must be approved by HM Treasury.

RBS is required to provide information with respect to remuneration of particular categories of personnel to HM Treasury on request. In addition, RBS has agreed with HM Treasury the structure and clawback principles applicable to the pool of bonuses for the 2009 performance year. RBS has further undertaken to provide to UKFI proposals regarding the total quantum of individual variable remuneration proposals for all main board directors, and aggregate discretionary bonus proposals for other employees, for the 2009 performance year. This is with a view to discussing such proposals with UKFI, and RBS is not to announce or implement such proposals for the 2009 performance year without having obtained UKFI’s consent. UKFI has agreed to take into account RBS’s pre-existing binding and irrevocable commitments regarding 2009 bonuses.

Asset purchase requests

HM Treasury has the right under the Scheme Conditions to deliver asset purchase requests from time to time in respect of one or more Covered Assets and/or Non-Cash Realizations stating that it wishes to acquire, or enter into total return swaps (or the economic equivalent) with respect to the relevant Covered Assets and/or Non-Cash Realisations specified in such request. Following the provision of an asset purchase request, RBS and HM Treasury are required to negotiate in good faith to attempt to agree the terms upon which HM Treasury may acquire the relevant Covered Assets and/or Non-Cash Realizations (including pricing (taking into account the value, of any credit protection provided by the APS which would be lost by RBS) and the date upon which such transaction is to occur).

Step-in rights

HM Treasury has the right under the Scheme Documents to appoint one or more step-in managers to exercise extensive step-in rights in relation to all or some of the Covered Assets upon the occurrence of the following specified trigger events: (i) the provision of incorrect or incomplete information, or the failure to manage the Protected Assets in accordance with APS requirements, in each case where HM Treasury determines that such information deficiency or failure is persistent or material or evidences a systemic problem which prejudices compliance with any asset management conditions, monitoring and reporting conditions or governance and oversight conditions, (ii) where aggregate losses in respect of the Covered Assets net of recoveries (incurred or received, as the case may be, in the most recent quarter) exceed a specified threshold amount equal to 125% of the first loss for Covered Assets in the aggregate (provided that this right may only be exercised two years after RBS’s accession to the APS except in respect of Non-Performing Assets (as defined below) (the “Two Year Standstill Period”)) or a (broadly proportionate) specified amount for each Covered Asset Class, or (iii) as a result of RBS’s default under or breach of specified provisions of the Scheme Documents. In respect of the trigger event referred to in (ii) above, it should be noted that, as recoveries are generally not received in the same quarter as the loss (for example, recoveries from enforcement of security or a liquidator process will generally take some time to be received), this threshold may be reached even though ultimately it is anticipated that, when those recoveries are received, the net amount will be within the threshold.

Once appointed, a step-in manager would have certain oversight, investigation, approval and other step-in rights. For example, the step-in manager may determine that certain decisions may not be taken in relation to the Covered Assets without the step-in manager’s approval. The step-in manager could also require the modification or replacement of any of the systems, controls, processes and practices of the Group. In addition, the step-in manager would have extensive rights in relation to the direct management and administration of the Covered Assets, which may be exercised without regard to whether or not an asset is a “blind asset.” In other words, the step-in manager would have the ability to exercise all or any of the rights and decision-making powers of the Group in respect of the relevant Covered Assets, with the authority to sell Covered Assets (subject to RBS’s consent not to be unreasonably withheld) or otherwise to effect investment transactions involving such Covered Assets.

Under the step-in provisions, step-in rights are to be carried out in good faith and with a view solely to the achievement of certain step-in objectives:

(i)	to gather information for reporting to HM Treasury in relation to the management and administration of the Covered Assets and Related Party Assets and compliance with the Scheme Documents;

(ii)	to remedy the effects of any default trigger where step-in has been exercised as a result of any default under or breach of the Scheme Documents;

(iii)	to meet the asset management objective and certain other asset management conditions; and

(iv)	to ensure compliance by RBS (and other members of the Group) with the Scheme Documents.

RBS will be required to appoint the step-in manager as its agent. The step-in manager will either be a representative appointed by HM Treasury or a person otherwise identified by, or agreed with, HM Treasury. Consequently, RBS has limited influence over the identity of the step-in manager.

The appointment of a step-in manager may be terminated under the following circumstances:

(i)	at HM Treasury’s election; or

(ii)	where the relevant step-in trigger has been remedied, provided that HM Treasury is satisfied that the step-in objectives have been achieved; or

(iii)	where the relevant step-in trigger is a default based trigger, HM Treasury has exercised its right to terminate protection in relation to the particular Covered Asset(s) or the APS as a whole.

HM Treasury may, by notice to the Participant also require the appointment of a special adviser to the Senior Oversight Committee (the “SOC Special Adviser”) to carry out all or any of oversight functions which a step-in manager would have in accordance with the Scheme Conditions, in relation to:

(i)	any Covered Assets which are subject to specific impairments and/or Triggered Assets (“Non-Performing Assets”); and/or

(ii)
any of the Covered Assets in the “Leveraged Finance,” “Commercial Real Estate” or “Structured Finance” Covered Asset Classes and assets in the “Derivatives” Covered Asset Class which are managed by RBS’s Strategic Asset Unit, in respect of which, in each case, the covered amount is £25,000,000 or more.

The SOC Special Adviser shall be a person identified by RBS and approved by HM Treasury or, if none of the persons identified by RBS has been approved by HM Treasury, a person identified by HM Treasury.

If HM Treasury exercises its rights to require the appointment of a SOC Special Adviser in respect of any Non-Performing Assets on the terms set out above, it shall not exercise any right to require RBS to appoint or procure the appointment of a step-in manager (on the terms set out above) to carry out any direct management functions in respect of such Non-Performing Assets within six months of the appointment of that SOC Special Adviser. At the expiry of that period, a step-in trigger shall be deemed to have occurred in respect of the relevant Covered Assets, whereupon HM Treasury will have the rights set out under “Step-in rights” above.

HM Treasury’s rights in respect of the appointment of a SOC Special Adviser and the rights flowing from this as set out above, apply notwithstanding the Two Year Standstill Period.

As noted above (see “Scope-Covered Entities”), the step-in rights may conflict with certain regulatory obligations or company law requirements applicable to certain of RBSG, each wholly-owned subsidiary of RBSG and certain other Group members specified in the Accession Agreement (together, the “Covered Entities”). However, other than in respect of ABN AMRO, RBSG understands that these issues will be limited to jurisdictions in which the quantum of Covered Assets is small relative to the size of the Covered Asset pool.

Indemnities

The Scheme Conditions contain indemnity obligations from RBS in favor of HM Treasury, any other government entity, HM Treasury’s solicitor, and any representatives of the same. Under the indemnities, RBS is obliged to indemnify HM Treasury (in its capacity as provider of credit risk under the APS) and the other indemnified parties against all losses or damages suffered by such persons in relation to either the Covered Assets (other than a loss covered by the APS) or any other assets, exposures, liabilities and obligations of any member of the Group (as well as any losses or damages in relation to other matters including any event of default), without the need for any default or culpable action by the Group. The indemnities also extend to certain tax liabilities (including UK tax liabilities) which may arise in connection with the APS. The indemnities do not contain an exclusion for loss arising from the negligence of the indemnified persons themselves. RBS has no right of control in respect of proceedings in which the indemnified persons may be involved, the costs of which (whether successful or otherwise) RBS is also required to indemnify.

HM Treasury transfer rights

HM Treasury has the right to transfer (i) any of its payment obligations under the Scheme Documents at any time to any person (including a Government entity) and (ii) any of its monitoring, administration or enforcement rights, powers or discretions under the Scheme Documents at any time to a government entity, in each case provided that the regulatory capital risk weightings in respect of the Covered Assets will (overall) be no worse following any such transfer. Any such transfer does not require RBS’s consent and HM Treasury is not obliged to consult with RBS in relation to the transfer. Following notification of such a proposed transfer from HM Treasury, RBS is required to enter into any such further agreements as may be required to give effect to such a transfer, including consequential amendments and modifications to the Scheme Documents. RBS is also required to bear its own costs in respect of the transfer.

Modifications to the Scheme Conditions

Certain Scheme Conditions are subject to modification at any time with retrospective effect at the discretion of HM Treasury as described in the next paragraph. The exercise of such modification rights by HM Treasury does not require the consent of RBS, although HM Treasury will consult RBS by serving a notice on it. Such notice will specify the nature and details of the proposed modification, the date on which the modification is proposed to become effective and the reasons for such modification. HM Treasury will consult with RBS (and any other participants who may accede to the APS) in good faith in relation to the proposed modification with a view to agreeing the proposed modification, the modification effective date, and determining and identifying any consequential matters arising from the proposed modification. RBS is entitled to object to any part of the proposed modification and any consequential matters arising from the proposed modification, including to propose an alternative modification. HM Treasury is obliged to consider any such objection or alternative suggestions from RBS (or any other participants in the APS), although it is not obliged to take them into account.

The modification rights arise where (i) the operation, interpretation or application of such Scheme Conditions conflicts with any of the overriding Scheme Principles, (ii) the Scheme Conditions contain a manifest error or (iii) it is necessary to modify such Scheme Conditions to take account of any change in applicable law. HM Treasury’s modification rights are not permitted to be exercised if (a) the proposed modification is inconsistent with any of the Scheme Principles, or (b) following HM Treasury’s consultation with the FSA, the FSA has formally notified HM Treasury that the proposed modification would be expected to result in any protection provided to the Group under the APS ceasing to satisfy the BIPRU eligible risk mitigation techniques requirements, or (c) HM Treasury has not considered in good faith or had regard to any submissions, communications or representations of or made by RBS regarding the anticipated impact of the proposed modification under any non-UK capital adequacy regime, which is binding on RBS or a Covered Entity. The Scheme Conditions can therefore be modified where the modification results in the regulatory capital risk weightings in respect of the Covered Assets being greater post-modification.

The Scheme Conditions to which the modification rights apply in the context described in clause (i) above are limited to:

(i)	the asset eligibility criteria and the operative Trigger, loss, recovery and payment mechanics;

(ii)	the asset management conditions (except the asset management objective and the Restricted Conduct provisions); and

(iii)	the step-in conditions.

The Scheme Conditions to which the modification rights in clauses (ii) and (iii) apply include all provisions other than the overriding Scheme Principles themselves and HM Treasury’s transfer rights (see “HM Treasury transfer rights” above).

Dispute resolution procedures

If a dispute arises, RBS or HM Treasury may instigate arbitration proceedings. The Scheme Conditions set out the requirements for notices, the composition of the arbitration panel (generally to be agreed between the parties) and the length of time for awards. A decision of the arbitration panel will be final and binding.

Announcements

There are material restrictions on the form and substance of announcements or public statements (including any required by law or the rules of any securities exchange) made by RBS and the Group in relation to the APS or to HM Treasury in connection with the APS (“APS Statements”) without HM Treasury’s consent.

Generally, prior to making any APS Statements which are required by law or regulation, RBS or the relevant Group member must notify HM Treasury and allow HM Treasury sufficient time to review and comment. RBS or the relevant Group member is then required to reflect any such comments except where to do so would not be permitted by law, would conflict with directors’ fiduciary duties, would be inaccurate or misleading or the comments reflects a disagreement between the relevant participant and

HM Treasury. As an exception to this regime, post-notification of such statements is permitted if the relevant statement must be made urgently such that prior notification to HM Treasury is not reasonably practicable.

Where APS Statements are not required by law or regulation, HM Treasury retains an absolute veto on such statements with the exception of unscripted oral statements (which are required to be consistent with other APS Statements).

RBS must also provide to HM Treasury an advanced draft of any material financial announcement in relation to the Group.

Confidentiality obligations

Under the Scheme Conditions, RBS and HM Treasury are obliged to keep confidential information which they or their representatives receive from the other under the Scheme Documents or in connection with the APS (or any information relating to negotiations, discussions or correspondence regarding the APS), subject to certain exceptions. The exceptions which apply to HM Treasury allow it to disclose such confidential information, to its representatives, the FSA, the Bank of England, the National Audit Office, the National Archive, the Cabinet Office, HMRC and any other government entity (or any of their successors), or to Parliament, any Parliamentary Committee, or otherwise, or any third party where it is necessary or HM Treasury considers it necessary to enable it to fulfill certain purposes as set out in sub-paragraph (v) of Monitoring and reporting conditions above. In the case of any disclosure to another government entity (or any of its successors), these may also be made for that entity’s purposes rather than those of HM Treasury. In addition to such exceptions, HM Treasury may also disclose such confidential information (i) where required by applicable law, the rules of the Bank of England or any authority to which HM Treasury is subject, or (ii) to step-in managers (or proposed step-in managers) or the European Commission (where HM Treasury considers it necessary in connection with the application of the State aid rules or an EC decision relating to those rules for State aid purposes). Although HM Treasury has a duty to notify or consult with RBS in certain limited situations (i.e. disclosures to Parliament, a Parliamentary Committee or the European Commission) prior to disclosure, RBS has no powers to prevent such disclosure.

Any information received by HMRC from HM Treasury as set out above may be held, retained or disclosed by HMRC as if it had been obtained by HMRC in accordance with applicable law. Pursuant to the Tax Loss Waiver, RBSG has consented to the disclosure of information concerning RBSG or its subsidiaries held by or on behalf of HMRC to HM Treasury, which information is subject to the confidentiality obligations under the Scheme Conditions described above.

Under the Scheme Documents, RBS is obliged to provide certain information to foreign regulators outside of the UK. However, in some of these cases RBS’s confidentiality obligations restrict the transfer of HM Treasury confidential information outside of the UK by RBS without HM Treasury’s permission (except where required to comply with any opinions or other confirmations considered desirable by HM Treasury in relation to the regulatory capital treatment of the APS in respect of RBS or a Covered Entity).

HM Treasury may publish RBS confidential information pursuant to its publication scheme (which allows it to publish information on its website), whether or not it receives a request for that information under the Freedom of Information Act 2000, but in deciding whether to publish RBS confidential information in this way HM Treasury must have due regard, in its sole opinion, as to whether such information would be exempt from disclosures under that Act. Such publication would not be in breach of HM Treasury’s duty of confidence.

The Scheme Conditions contain other additional provisions which seek to ensure the correct treatment of inside information pursuant to FSMA and the Criminal Justice Act 1993.

RBS is permitted to use and transfer HM Treasury confidential information to its representatives and other members of the Group for the purpose of complying with its responsibilities and obligations and exercising its rights, powers and discretions under the APS. RBS may also disclose such information where required to by applicable law, the rules of the Bank of England or any authority, clearing system or securities exchange to which RBS is subject. RBS is obliged to consult with HM Treasury prior to any such disclosure and to limit that disclosure to the portion of the HM Treasury confidential information required to be disclosed.

Confidentiality provisions under the Scheme Conditions remain in force even when RBS ceases to be a participant in the APS. Unless required by applicable law, RBS must ensure that none of the Group or its representatives will allow an obligor or counterparty to discover whether its asset is part of the APS or not.

Behavioral Measures

In connection with its participation in the APS, RBSG has agreed to a number of behavioral commitments under the Accession Agreement.

RBS has undertaken to implement and maintain compliance with (until the earlier of March 31, 2011 and agreement with HM Treasury) the customer charter for lending to businesses in the UK in the form agreed with HM Treasury.

In addition, RBSG has undertaken in relation to personal current accounts provided by it or any member of the Group to (i) implement in full (a) any agreements that the OFT has made with RBSG as detailed in the OFT’s report “Personal current accounts in the UK—A follow up report, October 2009,” relating to the transparency of costs to consumers and the process of switching accounts to another bank and (b) any agreements that the OFT may make with the banking industry relating to fees and charges, and the terms and conditions of personal current accounts and (ii) play a constructive role in any discussions between the banking industry and the OFT about fees and charges, and the terms and conditions of personal current accounts.

In addition to the behavioral commitments set out in the Accession Agreement, RBSG has also separately undertaken to HM Treasury, subject to market conditions, statutory duties of directors and requisite approvals, to develop and implement a capital optimization exercise designed to increase the Group’s Core Tier 1 Capital.

State Aid Commitment Deed

At the same time as RBSG’s entry into the Accession Agreement, RBSG has also entered into a State Aid Commitment Deed (the “State Aid Commitment Deed”) with HM Treasury which provides that RBSG will comply or procure compliance with the measures and behavioral commitments as described in “Recent Developments - State Aid Restructuring Plan.”

Accounting

Once the Group becomes party to the contractual arrangements, it will recognize a credit derivative at fair value. It will be measured subsequently at fair value with changes in fair value being recorded in profit or loss.

The existence of the APS will not affect the accounting treatment of the Covered Assets. These comprise assets classified as loans and receivables, held-for-trading, designated as at fair value through profit or loss and available-for-sale. The Group’s accounting policy for such financial assets is summarized below.

Financial assets classified as loans and receivables are initially recognized at fair value plus directly related transaction costs. They are subsequently measured at amortized cost, using the effective interest method, less any impairment losses. Assets held-for-trading or designated as at fair value through profit or loss are measured at fair value with changes in fair value reflected in profit or loss. Financial assets classified as available-for-sale are measured at fair value. Impairment losses and exchange differences resulting from retranslating the amortized cost of non-Sterling currency monetary available-for-sale financial assets are recognized in profit or loss together with interest calculated using the effective interest method. Other changes in the fair value of available-for-sale financial assets are reported in a separate component of Shareholders’ equity until disposal, when the cumulative gain or loss is recognized in profit or loss.

Principal Terms of issue of the B Shares and the Dividend Access Share

Acquisition and Contingent Capital Agreement

On November 26, 2009, RBSG and HM Treasury entered into the acquisition and contingent capital agreement (the “Acquisition and Contingent Capital Agreement”) pursuant to which HM Treasury agreed to subscribe for the Initial B Shares and the Dividend Access Share (the “Acquisitions”) and agreed the terms of HM Treasury’s subscription for an additional £8 billion in aggregate in the form of further B Shares (the “Contingent B Shares”), which will be issued on the same terms as the Initial B Shares. For technical reasons, RBSG issued the Initial B Shares and Dividend Access Share in consideration for the transfer to it by HM Treasury of certain issued ordinary and the entire issued redeemable preference share capital of an English incorporated subsidiary of RBSG (“Cash Box Co”), which has resulted in RBSG owning the entire issued share capital of Cash Box Co, the only assets of which are cash resources. These resources represent the net proceeds of the issue of the Initial B Shares and Dividend Access Share. This structure created distributable reserves to the extent that realized profits were generated on the redemption of the redeemable preference shares. Any issue of the Contingent B Shares may also be structured in this way.

Contingent Subscription

RBSG and HM Treasury further agreed the terms of the £8 billion Contingent Subscription in the Acquisition and Contingent Capital Agreement. For a period of five years from the Issue Date or, if earlier, until the occurrence of a Termination Event or until RBSG decides (with FSA consent) to terminate such Contingent Subscription (the “Contingent Period”), if the Core Tier 1 Ratio of RBSG falls below 5% (and if certain other conditions are met, including that the European Commission’s decision that the aid is compatible with article 107 of the TFEU of the consolidated version of the Treaty establishing the European Community continues to be in force, that the European Commission has not opened a formal investigation under article 108(2) of the TFEU of such treaty in relation to the possible misuse of aid, that there has been no breach by RBSG of the State Aid Commitment Deed and that no Termination Event has occurred) HM Treasury has committed to subscribe for the Contingent B Shares in no fewer than two tranches of £6 billion and £2 billion (or such smaller amounts as RBSG and HM Treasury may agree). Any unused portion of the £8 billion may be subscribed in one or more further tranches.

Fee

RBSG may, subject to certain conditions, at any time terminate the Contingent Subscription in whole or in part, with the consent of the FSA. RBSG is required to pay an annual fee, for the Contingent Period, in relation to the Acquisitions and the Contingent Subscription of £320 million less 4% per annum of the value of any B Shares subscribed for under the Contingent Subscription. Such fee is payable in cash or, with HM Treasury’s consent, by waiving certain UK tax reliefs that are treated as deferred tax assets (pursuant to the Tax Loss Waiver) or through a further issue of B Shares to HM Treasury. The annual fee ceases to be payable on termination of the Contingent Subscription and if RBSG terminates the Contingent Subscription in part, the fee will reduce proportionately.

Warranties

On the date of the Acquisition and Contingent Capital Agreement, on the date the Shareholder Circular relating to the Contingent Subscription is posted to Shareholders, on the first date on which all of the Conditions Precedent are satisfied, or waived, on the date of the Acquisition(s), on each date (if any) a Contingent Subscription is triggered and on each date (if any) on which B Shares are issued pursuant to a Contingent Subscription, RBSG will give certain representations and warranties to HM Treasury.

Expenses

RBSG has agreed to reimburse HM Treasury for its expenses incurred in connection with the Acquisitions and, if the Contingent Subscription is exercised, the Contingent B Shares.

Undertakings

RBSG has agreed to a number of undertakings under the Acquisition and Contingent Capital Agreement, including those summarized below.

RBSG has undertaken that it will not, and will procure that no Group company will, at any time before the expiry of the Contingent Period: (i) pay or make any dividends or other distributions or make any interest or coupon payment or payment of a similar nature (in each case whether in cash or otherwise) on any shares, Innovative Tier 1 Instruments or Upper Tier 2 Instruments issued by RBSG or by any Group company (other than Mandatory Securities) and that it will not, and will procure that no Group company will, set aside any sum for the payment of any such dividends or amounts; and (ii) redeem, purchase or otherwise acquire for any consideration any shares, Innovative Tier 1 Instruments or Upper Tier 2 Instruments issued by RBSG or by any Group company or any depository or other receipts or certificates representing such securities or instruments, or set aside any sum, or establish any sinking fund for the redemption, purchase or other acquisition of such securities or instruments or any depository or other receipts or certificates representing such securities or instruments, in each case the result or consequence of which would be that following such occurrence the Core Tier 1 Ratio of RBSG would remain or fall below 6%.

The undertakings set out in the immediately preceding paragraph will not apply to: (i) the payment or making of any dividends or other distributions or the setting aside of any sum for the payment of such dividends or distributions (a) by any wholly owned Group company to any other wholly owned Group company and (b) by any non-wholly owned group company to any person which is not a wholly owned Group company to the extent the payment or making of such dividends or other distributions or the setting aside of any sum for the payment of such dividends or distributions is required by the terms of any legally binding obligation in existence at the date of the Acquisition and Contingent Capital Agreement; (ii) the redemption, purchase or acquisition for consideration by any wholly owned Group company of any securities or instruments issued by any other wholly owned Group company or of any depository or other receipts or certificates representing such securities or instruments, or the setting aside of any sum, or the establishment of any sinking fund for the redemption, purchase or other acquisition of such securities or instruments or any depository or other receipts or certificates representing such securities or instruments; (iii) the redemption or purchase or acquisition for consideration by any Group company of any securities or instruments issued by any non-wholly owned Group company or of any depository or other receipts or certificates representing such securities or instruments, or the setting aside of any sum, or the establishment of any sinking fund for the redemption, purchase or other acquisition of such securities or instruments or any depository or other receipts or certificates representing such securities or instruments where such redemption, purchase or acquisition is required to be made by the terms of any legally binding obligation in existence at the date of the Acquisition and Contingent Capital Agreement; (iv) the payment of coupons on certain hybrid securities issued by affiliates of ABN AMRO Holding N.V. for so long as permitted under the State Aid Commitment Deed; (v) the payment of dividends or other distributions (whether in cash or in kind) or return of capital in any other form (a) by subsidiaries and/or subsidiary undertakings of RFS Holdings

BV to their shareholders and ultimately to RFS Holdings BV and (b) by RFS Holdings BV to shareholders of RFS Holdings BV, in each case to the extent required (in the reasonable opinion of RBSG) to achieve segregation, legal separation and the capital restructuring of RFS Holdings BV; (vi) the purchase of Ordinary Shares in connection with any employee share scheme of RBSG or any member of the group; (vii) any action taken by RBSG or any member of the Group pursuant to any liability management exercise, which exercise has been approved in advance by HM Treasury; (viii) any action taken in accordance with the terms of the B Shares of RBSG or the terms of certain U.S. Dollar preference shares issued by RBSG (“Convertible Preference Shares”) in respect of their conversion to Ordinary Shares; (ix) any action which has no effect on, or has the effect of increasing, the Core Tier 1 Ratio of the Group; or (x) any other action taken by RBSG or any member of the B Share Group with the prior approval of HM Treasury.

HM Treasury and RBSG have acknowledged in the Acquisition and Contingent Capital Agreement that it is their current expectation that in relevant circumstances, and acknowledging the conversion feature applicable to the B Shares set out in the B Share terms, RBSG will repurchase the B Shares if it is prudent and practicable. Such repurchase would be subject to FSA approval and take account of the Group’s capital position at the time of the proposed repurchase and prevailing market conditions.

RBSG has been informed by HM Treasury that HM Treasury has agreed the matters set out below with the European Commission. RBSG is not a party to this agreement.

(i)      That without the prior approval of the European Commission, it will not agree to sell to RBSG any B Shares issued to and held by HM Treasury below the following minimum purchase prices: (a) for purchases before December 31, 2012, 50p; (b) for purchases between December 31, 2012 and December 30, 2013, 55p; (c) for purchases between December 31, 2013 and December 30, 2014, 60p; and (d) for purchases from December 31, 2014, 65p.

In each of these cases, if the price of the ordinary shares is higher than the above agreed price when the sale is agreed, the price of the ordinary shares will be the minimum price. Each minimum purchase price would be adjusted in line with adjustments under paragraph 4(l) of the B Share terms.

(ii)     That without the prior approval of the European Commission, it will not convert any B Shares issued to and held by it into ordinary shares unless the market price of ordinary shares is at least 50p on the date on which HM Treasury delivers its conversion notice. This price is subject to adjustment in line with adjustments to the conversion price.

(iii)    If the capital position of RBSG allows this and subject to any consent required from the FSA, it will request RBSG to purchase from it an appropriate number of B Shares (within the above-mentioned price parameters) or to retire an appropriate amount of the Contingent Subscription.

HM Treasury and RBSG have agreed in the Acquisition and Contingent Capital Agreement that they will negotiate in good faith with a view to agreeing any necessary amendments to the terms of the Contingent Subscription which may be necessary as a result of future legislative or regulatory changes so as to preserve the effect of the Contingent Subscription as at the date of the Acquisition and Contingent Capital Agreement.

In the event that the B Shares or Dividend Access Share cease to be eligible as Core Tier 1 capital then, if and to the extent that B Shares or the Dividend Access Share are held by or on behalf of HM Treasury and/or the Contingent Subscription remains capable of exercise in respect of any Contingent B Shares at such time, HM Treasury and RBSG have agreed to negotiate in good faith with a view to agreeing such amendments to the B Share terms and/or the Dividend Access Share terms as may be necessary, after consultation with the FSA, to enable the B Shares and the Dividend Access Share to be eligible as Core Tier 1 Capital. Until the later of the end of the Contingent Period and HM Treasury ceasing to hold any B shares, RBSG has undertaken that, notwithstanding the terms of the B Shares, it will not amend or seek to amend the terms of the B Shares or the Dividend Access Share without the prior written consent of HM Treasury.

All of the B Shares and the Dividend Access Share will constitute Core Tier 1 capital. The B Shares will all be issued on the same terms.

RBSG has also agreed to certain restrictions with respect to its share premium account, including an undertaking that it shall not, without the prior written consent of HM Treasury, issue any convertible securities, the conversion of which would require the capitalization of any amount standing to the credit of RBSG’s share premium account or which would otherwise prejudice or adversely affect any conversion of the B Shares. RBSG has also undertaken that, except as required by law and otherwise in connection with (a) the conversion of the B Shares and the Convertible Preference Shares in accordance with their terms of issue and/or the Articles and (b) subject to the provisions of the Companies Act, any write-offs of commission against share premium generated through future share issues, it shall not, directly or indirectly take or omit to take any action designed to or which results in or which might reasonably be expected to cause or result in, the amount standing to the credit of its share premium account being reduced. RBSG has also undertaken to not, directly or indirectly: (a) take or omit to take any action designed to or which results in or which might reasonably be expected to cause or result in any increase in the nominal value of the Ordinary Shares; or (b) permit any circumstances to arise which might, directly or indirectly, lead to any increase in the nominal value of the Ordinary Shares of RBSG, without the prior written consent of HM Treasury. If at any time HM Treasury reasonably believes that RBSG will have insufficient reserves to permit the conversion of B Shares into Ordinary Shares, HM Treasury may require RBSG (at RBSG’s option) to either capitalize reserves so as to increase the nominal value of the B Shares to at least the nominal value of the Ordinary Shares or to sub-divide the Ordinary Shares of RBSG into ordinary shares with a nominal value equal to or less than the nominal value of the B Shares.

Use of Proceeds

RBSG has agreed in the Acquisition and Contingent Capital Agreement to use the proceeds of any redemption by Cash Box Co of the redeemable preference shares transferred to RBSG by HM Treasury in connection with the Acquisition and the proceeds of any issue of Contingent B Shares in such manner, in such form and for such purposes as may be agreed with HM Treasury, the FSA and the Bank of England.

Waiver of statutory pre-emption rights

HM Treasury has agreed in the Acquisition and Contingent Capital Agreement to waive its statutory pre-emption rights arising out of the B Shares and the Dividend Access Share in respect of any future issue of equity securities by RBSG other than B Shares and has agreed to vote its B Shares and the Dividend Access Share, as applicable, in favor of each special resolution to disapply its pre-emption rights under the B Shares and/or the Dividend Access Share then held by HM Treasury every time they arise. The pre-emption rights arising out of the B Shares and the Dividend Access Share will also be disapplied in the Articles of Association.

Limitations on conversion of the B Shares

HM Treasury has agreed in the Acquisition and Contingent Capital Agreement that it shall not be entitled to exercise its option to convert B Shares into ordinary shares of RBSG to the extent that it holds more than 75% of the ordinary shares of RBSG or to the extent that the exercise of such option would result in it holding more than 75% of the ordinary shares.

Voting rights of the B Shares

HM Treasury has agreed in the Acquisition and Contingent Capital Agreement that it shall not be entitled to vote the B Shares or the Dividend Access Share to the extent that votes cast on such B Shares and the Dividend Access Share, together with any other votes which HM Treasury is entitled to cast in respect of any other ordinary shares of RBSG held by or on behalf of HM Treasury, would exceed 75% of the total votes eligible to be cast on a resolution proposed at a general meeting of RBSG.

Related party transactions

For as long as it is a substantial shareholder of RBSG (within the meaning of the Listing Rules), HM Treasury has undertaken in the Acquisition and Contingent Capital Agreement not to vote on related party transaction resolutions at general meetings and to direct that its affiliates do not so vote.

Description of the B Shares and the Dividend Access Share

The terms of the B Shares and the Dividend Access Share include the following:

Nominal value of the B Shares and the Dividend Access Share

£0.01 per B Share and £0.01 in relation to the Dividend Access Share. The B Shares and the Dividend Access Share were fully paid up at issue.

Ranking of the B Shares and the Dividend Access Share

On a winding-up, holders of the B Shares and the Dividend Access Share will rank equally with the holders of the Ordinary Shares and any other class of shares or securities of RBSG in issue or which may be issued by RBSG which rank or are expressed to rank equally with the B Shares, the Dividend Access Share or the Ordinary Shares on a winding-up or liquidation and junior to all other shareholders and all creditors of RBSG. For these purposes, on a winding-up each holder of a B Share and the holder of the Dividend Access Share will be deemed to hold one (as adjusted from time to time, the “Winding Up Ratio”) Ordinary Share of RBSG for every B Share or, as the case may be, the Dividend Access Share held at the date of the commencement of such winding-up and will be entitled to receive out of the surplus assets of RBSG remaining after payment of all prior-ranking claims, a sum equal to that payable to a holder of one (as adjusted) Ordinary Share in such event.

Dividend entitlement of the B Shares

Prior to the occurrence of a Trigger Event in respect of any B Shares, such B Shares shall rank equally with the holders of Ordinary Shares in respect of any cash dividends and each B Share shall entitle its holder to the same cash dividend as is (or may, at the election of a holder of the Ordinary Share, be) payable to the holder of one Ordinary Share, as adjusted from time to time to reflect any consolidation, reclassification or subdivision in relation to the Ordinary Shares.

If a Trigger Event has occurred in respect of any B Shares, the B Shares in respect of which the Trigger Event has occurred shall rank pari passu with the holders of the Ordinary Shares in respect of any dividends paid on the Ordinary Shares. Each B Share shall entitle its holder to the same dividend as is (or may, at the election of a holder of an Ordinary Share, be) payable to the holder of one (as adjusted from time to time) Ordinary Share. If an Ordinary Share Bonus Issue (as defined below) is made, a holder of a B Share in respect of which the Trigger Event has occurred shall be entitled to receive the same number of Ordinary Shares as is payable to the holder of one (as adjusted from time to time) Ordinary Share, save that if the issue of such Ordinary Share(s) to such holder would result in it holding directly or indirectly more than 75% of the total issued Ordinary Shares then such holder shall instead receive further B Shares of the same value.

Dividend entitlement of the Dividend Access Share

The Board of Directors may in its sole and absolute discretion resolve that no Dividend Access Share Dividend shall be paid on a Dividend Access Share Dividend payment date. Subject to the discretions, limitations and qualifications described in this section “Description of the B Shares and the Dividend Access Share” and in the terms of the Dividend Access Share, non-cumulative dividends on the Dividend Access Share will be payable from the date RBSG issues the Dividend Access Share in respect of the period up to and including the Class B Dividend Stop Date (if any). RBSG will pay dividends on the Dividend Access Share when, as and if declared by the Board of Directors or a duly authorized committee of such Board of Directors. Subject to the discretions, limitations and qualifications described in this section “Description of the B Shares and the Dividend Access Share” and in the terms of the Dividend Access Share, the Dividend Access Share shall entitle the holder thereof to receive out of the distributable profits of RBSG a non-cumulative dividend at the rate described below (the “Dividend Access Share Dividend”), in priority to the payment of any dividend to the holders of any class of Ordinary Share or B Share and pari passu in such regard with the holder of any other dividend access share then in issue.

The Board of Directors shall, by October 31 in each financial year of RBSG, decide whether or not to pay an interim dividend on the Ordinary Shares or make an interim issue of Ordinary Shares in lieu of a dividend or by way of capitalization of profits or reserves (“Ordinary Share Bonus Issue”) in that financial year. If it is decided that an interim dividend on the Ordinary Shares or an interim Ordinary Share Bonus Issue is to be paid or made in any financial year, the corresponding semi-annual (hereinafter referred to as “first semi-annual”) Dividend Access Share Dividend or Bonus Issue on the Dividend Access Share in the same financial year will be paid or made at the time set out below. The record date for any first semi-annual Dividend Access Share Dividend or Bonus Issue on the Dividend Access Share shall be the same as the record date for any interim dividend on the Ordinary Shares or interim Ordinary Share Bonus Issue in the relevant financial year or otherwise shall be three Business Days before October 31 in each year. If paid or made, the first semi-annual Dividend Access Share Dividend or Bonus Issue on the Dividend Access Share in a financial year will be paid or made on the same date that the corresponding interim dividend on the Ordinary Shares is paid or interim Ordinary Share Bonus Issue is made. If it is decided that no such interim dividend on the Ordinary Shares or interim Ordinary Share Bonus Issue will be paid or made in a financial year, the first semi-annual Dividend Access Share Dividend or Bonus Issue on the Dividend Access Share in such financial year will, if to be paid or made, be so paid or made on October 31 in such financial year (commencing in 2010). Any first semi-annual Dividend Access Share Dividend will only be paid if (to the extent legally required) profits are available for distribution and are permitted by law to be distributed.

The Board of Directors shall, by May 31 in each financial year of RBSG, decide whether or not to recommend a dividend on the Ordinary Shares or make an Ordinary Share Bonus Issue which is expressed to be a final dividend for the immediately preceding financial year. If it is decided that such a dividend on the Ordinary Shares or Ordinary Share Bonus Issue is to be recommended and is subsequently approved by Shareholders, the corresponding semi-annual (hereinafter referred to as “second semi-annual”) Dividend Access Share Dividend or Bonus Issue on the Dividend Access Share expressed to be for the corresponding period will be paid at the time set out below. The record date for any second semi-annual Dividend Access Share Dividend or Bonus Issue on the Dividend Access Share shall be the same as the record date for any final dividend on the Ordinary Shares or final Ordinary Share Bonus Issue for the relevant financial year or otherwise shall be three Business Days before May 31 in each year. If paid or made, the second semi-annual Dividend Access Share Dividend or Bonus Issue on the Dividend Access Share in a financial year will be paid or made on the same date that the corresponding final dividend on the Ordinary Shares is paid or final Ordinary Share Bonus Issue is made. If it is decided that no such final dividend on the Ordinary Shares or Ordinary Share Bonus Issue will be paid or made in any year (the “current year”) for the immediately preceding financial year, any second semi-annual Dividend Access Share Dividend or Bonus Issue on the Dividend Access Share expressed to be for the corresponding period will, if to be paid or made, be so paid or made on 31 May in the current year (commencing in 2010). Any second semi-annual Dividend Access Share Dividend will only be paid if (to the extent legally required) profits are available for distribution and are permitted by law to be distributed.

If paid or made, the first semi-annual Dividend Access Share Dividend on the Dividend Access Share shall be equivalent to (A) the greater of:

(i)    7% of the Reference Amount multiplied by the actual number of days in the period from (but excluding) the immediately preceding Relevant Date or, if none, the day of implementation of the APS (the “Issue Date”), to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a date falling 20 days after the Trigger Event (a “Class B Stop Dividend Date”)

in respect of any B Shares, then in respect of those B Shares, to (and including) such earlier Class B Dividend Stop Date, divided by 365 (or 366 in a leap year); and

(ii)   if a cash dividend or cash dividends on the Ordinary Shares or Ordinary Share Bonus Issue(s) is/are paid or made in the period from (but excluding) the immediately preceding Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a Class B Dividend Stop Date in respect of any B Shares, then in respect of those B Shares, to (and including) such earlier Class B Dividend Stop Date, 250% (as adjusted from time to time as described below, the “Participation Rate”) of the aggregate fair market value of such cash dividend or cash dividends or Ordinary Share Bonus Issue per Ordinary Share multiplied by the then Reference Class B Shares Number. Where a dividend in cash is announced which may at the election of a shareholder or shareholders or RBSG be satisfied by the issue or delivery of Ordinary Shares in an Ordinary Share Bonus Issue, or where an Ordinary Share Bonus Issue is announced which may at the election of a shareholder or shareholders of RBSG be satisfied by the payment of cash, then the fair market value of such dividend or Ordinary Share Bonus Issue shall be deemed to be the amount of the dividend in cash or of the payment in cash (as the case may be)

less (B) the fair market value of the aggregate amount of any dividend or distribution paid or made on the B Shares and/or on any Ordinary Shares issued on conversion of the B Shares (regardless of who holds such B Shares or Ordinary Shares at the relevant time) in the period from (but excluding) the immediately preceding Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date (or, if there has occurred prior to such current Relevant Date a Class B Dividend Stop Date in respect of any B Shares, then in respect of those B Shares to (and including) such earlier Class B Dividend Stop Date), provided that the first semi-annual Dividend Access Share Dividend shall never be less than zero.

If paid or made, the second semi-annual Dividend Access Share Dividend on the Dividend Access Share shall be equivalent to (A) the greater of:

(i)    7% of the Reference Amount multiplied by the actual number of days in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a Class B Dividend Stop Date in respect of any B Shares, then in respect of those B Shares, to (and including) such earlier Class B Dividend Stop Date divided by 365 (or 366 in a leap year); and

(ii)   if a cash dividend or cash dividends on the Ordinary Shares or Ordinary Share Bonus Issue(s) is/ are paid or made in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date or, if there has occurred prior to such current Relevant Date a Class B Dividend Stop Date in respect of any B Shares, then in respect of those B Shares, to (and including) such earlier Class B Dividend Stop Date the Participation Rate of the aggregate fair market value of such cash dividend(s) or Ordinary Share Bonus Issue(s) per Ordinary Share multiplied by the then Reference Class B Shares Number. Where a dividend in cash is announced which may at the election of a shareholder or shareholders of RBSG be satisfied by the issue or delivery of Ordinary Shares in an Ordinary Share Bonus Issue, or where an Ordinary Share Bonus Issue is announced which may at the election of a Shareholder or Shareholders be satisfied by the payment of cash, then the fair market value of such dividend or Ordinary Share Bonus Issue shall be deemed to be the amount of the dividend in cash or of the payment in cash (as the case may be)

less (B) the fair market value of the aggregate amount of any dividend or distribution paid or made on the B Shares and/or on any Ordinary Shares issued on conversion of the B Shares (regardless of who holds such B Shares or Ordinary Shares at the relevant time) in the period from (but excluding) the Relevant Date falling on (or nearest to) one year prior to the current Relevant Date or, if none, the Issue Date to (and including) the current Relevant Date (or, if there has occurred prior to such current Relevant Date a Class B Dividend Stop Date in respect of any B Shares, then in respect of those B

Shares to (and including) such earlier Class B Dividend Stop Date) and less the fair market value of the immediately preceding first semi-annual Dividend Access Share Dividend or Bonus Issue paid or made (if any), provided that the second semi-annual Dividend Access Share Dividend shall never be less than zero.

If the Participation Rate is adjusted during the course of a financial year, the amount of the semi-annual Dividend Access Share Dividend in such financial year, if determined by reference to the Participation Rate, shall itself be adjusted in such manner as the independent financial adviser to be appointed by RBSG and approved by HM Treasury (the “Independent Financial Adviser”) (acting as an expert) considers appropriate to take account of the date(s) on which the adjustment(s) to the Participation Rate become effective. A written opinion of such Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest error.

In the event of a change in the frequency of dividend payments on the Ordinary Shares such that they are not paid semi-annually consistent with the payment of Dividend Access Share Dividends on the Dividend Access Share, RBSG shall make such changes to the Dividend Access Share Dividend payment arrangements described above as, following consultation with the Independent Financial Adviser (acting as an expert), it determines are fair and reasonable to take account of such changed frequency.

Non-cumulative dividends on the Dividend Access Share will be payable in respect of the period up to and including the Class B Dividend Stop Date (if any). After the Class B Dividend Stop Date (if any), the right of the holder of the Dividend Access Share to Dividend Access Share Dividends in respect of any B Shares in issue during each of the 30 consecutive dealing days during which the Trigger Event occurs shall cease, but this is without prejudice to the right to Dividend Access Share Dividends in respect of any B Shares not in issue on each such day.

“Class B Dividend Stop Date” means the date falling 20 days after the Trigger Event.

“Reference Amount” means £25,500,000,000 plus the aggregate Relevant Amount of any further B Shares issued by the Company to HM Treasury after the Issue Date and before the record date for the relevant Dividend Access Share Dividend, less the aggregate Relevant Amount of any B Shares which were in issue during the 30 consecutive dealing days during which a Trigger Event occurred.

“Reference Class B Shares Number” means the Reference Amount divided by £0.50 per series 1 Class B Share, subject to adjustment from time to time (the “Relevant Amount”).

“Relevant Date” means in respect of any semi-annual Dividend Access Share Dividend or Bonus Issue, the date on which RBSG pays or makes the same or, if the same is not paid or made, means October 31 of the relevant year in the case of a first semi-annual Dividend Access Share Dividend or Bonus Issue, or May 31 of the relevant year in the case of a second semi-annual Dividend Access Share Dividend or Bonus Issue.

Bonus Issue on the Dividend Access Share

If the Board of Directors decides to pay a Dividend Access Share Dividend and either (i) no dividend has been paid on the Ordinary Shares and/or distribution made thereon in respect of the corresponding period or (ii) a dividend has been paid and/or a distribution has been made on the Ordinary Shares otherwise than in cash in respect of the corresponding period, the Board of Directors may in its discretion determine that such Dividend Access Share Dividend shall be paid in whole or in part by RBSG issuing B Shares, credited as fully paid, to the holder of the Dividend Access Share. The number of such further B Shares to be issued to the holder shall be such number of B Shares as shall be certified by an Independent Financial Adviser (acting as an expert) to be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of such semi-annual Dividend Access Share Dividend or part thereof otherwise payable to such holder of the Dividend Access Share, based on the fair market value of a B Share at the time of such determination. A written opinion of such

Independent Financial Adviser in respect thereof shall be conclusive and binding on all parties, save in the case of manifest error. The additional B Shares so allotted shall rank pari passu in all respects with the fully paid B Shares then in issue save only as regards participation in the relevant dividend.

Restrictions following non-payment of dividend on the Dividend Access Share

If any Dividend Access Share Dividend is not declared and paid in full in cash or otherwise, RBSG:

(i)    may not, and shall procure that no member of the Group shall, declare or pay dividends or other distributions upon any Ordinary Shares and any other securities of RBSG ranking pari passu with the Ordinary Shares (the “Parity Securities”) (whether in cash or otherwise, and whether payable on the same date as the relevant Dividend Access Share Dividend or subsequently) or make any Ordinary Share Bonus Issue (whether to be made on the same date as the relevant Dividend Access Share Dividend or subsequently), and RBSG may not, and shall procure that no member of the Group shall, set aside any sum for the payment of these dividends or distributions; and

(ii)   may not, and shall procure that no member of the Group shall, redeem, purchase or otherwise acquire (whether on the same date as the relevant Dividend Access Share Dividend is payable or subsequently) for any consideration any of its Parity Securities or any depository or other receipts or certificates representing Parity Securities (other than any such purchases or acquisitions which are made in connection with any Employee Share Scheme (defined as a scheme for encouraging or facilitating the holding of shares in or debentures of RBSG or its Subsidiaries by or for the benefit of: (a) the bona fide employees or former employees of RBSG or any other member of the Group (including ABN AMRO Holding N.V. and its subsidiaries from time to time) or (b) the spouses, civil partners, surviving spouses, surviving civil partners, or minor children or step-children of such employees or former employees), and (save as aforesaid) RBSG may not, and shall procure that no member of the Group shall, set aside any sum or establish any sinking fund (whether on the same date as the relevant Dividend Access Share Dividend is payable or subsequently) for the redemption, purchase or other acquisition of Parity Securities or any depositary or other receipts or certificates representing Parity Securities, in each case until such time as Dividend Access Share Dividends are no longer payable or payment of Dividend Access Share Dividends in cash or otherwise has resumed in full, as the case may be.

Redemption rights of the B Shares and the Dividend Access Share

There are no redemption rights in the B Shares (save in conjunction with conversion) and the Dividend Access Share, but RBSG may purchase the B Shares at any time and/or the Dividend Access Share at any time, subject to applicable laws and FSA consent.

Optional conversion rights under the B Shares

At any time from the date on which the B Shares are issued, a holder of a B Share may deliver a notice to RBSG requesting conversion of B Shares into Ordinary Shares of RBSG. The number of Ordinary Shares to be issued upon conversion will be determined by dividing the aggregate Relevant Amount (£0.50 per B Share on issue) of the B Shares being converted by the conversion price (as adjusted from time to time, the “Conversion Price”). The initial Conversion Price of the B Shares will be £0.50.

Transferability of the B Shares and the Dividend Access Share

The Dividend Access Share shall not be transferable save to any entity which is wholly owned, directly or indirectly, by HM Treasury. The B Shares will be freely transferable.

Voting rights under the B Shares before conversion and under the Dividend Access Share

Holders of the B Shares and the Dividend Access Share will only have voting rights in limited circumstances (resolutions varying/abrogating class rights and resolutions proposing the winding-up of RBSG). If entitled to vote on a poll, holders of B Shares will have two votes for each B Share held and the holder of the Dividend Access Share will have one vote. In the Acquisition and Contingent Capital Agreement HM Treasury has agreed that it shall not be so entitled to vote the B Shares or the Dividend Access Share to the extent the votes cast on such B Shares and/or the Dividend Access Share, together with any other votes which HM Treasury is entitled to cast in respect of any Ordinary Shares held by or on behalf of HM Treasury, would exceed 75% of the total votes eligible to be cast on a resolution proposed at a general meeting of RBSG.

Ordinary Share buy-back

Until HM Treasury or its nominee(s) cease to hold any interest in the B Shares, RBSG may not purchase any of its Ordinary Shares, other than purchases which are made in connection with any Employee Share Scheme or purchases from HM Treasury or its nominee(s).

Listing

The B Shares will not initially be listed on any stock exchange. HM Treasury is entitled to require RBSG to seek a listing of the B Shares. The Dividend Access Share will not be listed on any stock exchange.

Adjustment events

The Winding Up Ratio, Relevant Amount, Participation Rate and Conversion Price shall be adjusted in accordance with standard Euro-market anti-dilution adjustments for events affecting the Ordinary Shares other than customary change of control adjustments or dividend adjustments, as described more fully in the full terms of issue of the B Shares and the full terms of issue of the Dividend Access Share, as applicable. The Relevant Amount shall also be adjusted in the event of a consolidation, reclassification or subdivision in relation to the B Shares.

Regulatory approvals

The issuance of any B Shares in satisfaction of the Acquisitions and the Contingent Subscription and the issuance of any B Shares which may be applied in satisfaction of the annual fee for the APS and the annual fee for the Contingent Subscription are subject to regulatory approvals in a number of jurisdictions including Australia, Canada, Chile, Ireland, the Netherlands, New Zealand and Thailand.

State Aid Restructuring Plan

As a result of the State aid granted to RBSG through the First Placing and Open Offer, the issuance of £25.5 billion of B Shares to HM Treasury, a commitment by HM Treasury to subscribe up to an additional £8 billion of B Shares and the Group’s participation in the APS.  RBSG agreed, in principle and subject to approval by the EC’s College of Commissioners (the “College”) which was granted on December 14, 2009, to a series of measures to be implemented over a four year period, which supplement the measures in RBSG’s strategic plan.

To minimize distortions to competition caused by rescue and restructuring support for RBSG, the EC Competition Commissioner (the “Commissioner”) and HM Treasury have agreed in principle that RBSG will reduce its presence in the UK banking sector. The divestment associated with this will encompass the disposal of the RBSG branch-based business in England and Wales, the NatWest branches in Scotland, along with Direct SME customers across the UK. This will result in the disposal of 318 branches UK-wide (14% of the Group’s UK retail network) and the appropriate infrastructure to support this business.

RBSG has committed that the SME and mid-corporate customers that form part of the UK banking divestment will amount to 5% of all SME and mid-corporate customers in the UK respectively. This divestment represents a reduction in RBSG’s UK market share by approximately two percentage points in Retail banking.

In addition, by the end of 2013, RBSG will divest RBS Insurance (subject to potentially maintaining a minority interest until the end of 2014) which has a market-leading position in the UK and Global Merchant Services, RBSG’s card payment acquiring business, which has a top five global market share, subject to RBSG retaining an ownership interest of up to 20% of each business within Global Merchant Services, if required by the purchaser. The Group has already agreed upon the sale of its interest in RBS Sempra Commodities, a leading global commodities trader.

The Board of Directors will seek to time these disposals to maximize value and they may be effected through initial public offerings, agreed sales or a combination of these and accordingly timetable and process will vary.

RBSG has also agreed with the Commissioner in principle that if either:

(i)	the Group Core Tier 1 Capital Ratio (calculated by reference to the regulatory rules in force as at December 31, 2009) declines to below 5% at any time before December 31, 2014, or

(ii)	the Group falls short of its funded balance sheet target level (after certain adjustments) by December 31, 2013 by £30 billion or more,

The Group will reduce RWAs by a further £60 billion through further disposals of identifiable businesses and associated assets.

RBSG has committed to appoint a hold separate manager to manage the UK banking business to be divested, within six months of final State aid approval which was granted on 14 December 2009. The hold separate manager will oversee the management of the business, in its best interests, in consultation with RBSG and consistent with the Board of Directors’ fiduciary duties to RBSG’s shareholders. The appointment of the hold separate manager will not prevent the business from having access to infrastructure and personnel of the Group, where appropriate for the efficient conduct of the business, nor will it prevent the transfer of information between the business and the remainder of the Group.

Set out below is a description of the businesses impacted by these measures:

UK branch divestment. This includes a combination of a branch network, customers, staff and supporting infrastructure. It consists of the RBS branch-based business in England and Wales, the NatWest branches in Scotland and the Direct SME customer base. Banking infrastructure will also include 40 business and commercial banking centers, four corporate banking centers, two direct business banking centers, three personal relationship manager centers and three operational centers. The Williams & Glyn’s brand name will also be available to an acquirer. The UK branch divestment includes 318 branches, 1.7 million retail customers and 230,000 SME customers.

RBS Insurance underwrites and sells retail and SME insurance over the telephone and the Internet, as well as through brokers and partnerships. Its brands include Direct Line, Churchill and Privilege, which sell general insurance products direct to the customer, as well as Green Flag and NIG. Through its international division, RBS Insurance sells general insurance, mainly motor, in Germany and Italy. The Intermediary and Broker division sells general insurance products through independent brokers.

Global Merchant Services enables clients to accept card payments either at point of sale or over the Internet. It is the fourth largest provider of global card payment services, enabling over 5 billion card transactions to be made each year. It meets the rapidly changing and increasingly sophisticated needs of clients to accept card payments on a global, efficient and secure basis.

RBS Sempra Commodities is a leading global commodities trader. It provides liquidity and is a partner for several of the world’s largest producers and consumers of energy, metals and other commodities. RBS Sempra Commodities offers trading, market making and risk management solutions to its extensive customer network. It is the fifth largest energy trading company in North America.

RBSG has also agreed to a number of behavioral commitments including the requirement for GBM’s ranking to be no higher than number five in the combined global all debt league tables for three years. This includes all bonds globally and all syndicated loans globally measured in US dollars. It excludes self-led, self-funded, money market, short term deals and other debt not eligible for inclusion under Dealogic standard industry criteria for published league tables. RBSG has also agreed not to restart or set up, or acquire or re-acquire any ownership interest in, a business that competes with any of RBS Insurance, Global Merchant Services or RBS Sempra Commodities until the end of 2014.

RBSG will enter into a commitment that, from January 1, 2010 until December 31, 2013, it will be at the leading edge of implementing the G-20 principles, the FSA Remuneration Code and any remuneration proposals accepted by the UK Government from the Walker Review that are implemented in regulations.

In addition, RBSG has undertaken that, unless otherwise agreed with the Commission, neither RBSG nor any of its direct or indirect subsidiaries (excluding any companies in the ABN AMRO Group) will pay investors any dividends or coupons on existing hybrid capital instruments (including preference shares, B shares and upper and lower tier-2 instruments) from a date starting not later than April 30, 2010 and for a period of two years thereafter (the “Deferral Period”) or exercise any call rights in relation to the same between November 24, 2009 and the end of the Deferral Period, unless there is a legal obligation to do so. Hybrid capital instruments issued after November 24, 2009 will generally not be subject to the restriction on dividend or coupon payments or call options.

Unless the Commission agrees otherwise, the hybrid capital instruments existing on November 24, 2009 which were retained in the ABN AMRO Group after legal separation was completed are subject to a restriction on the payment of dividends and coupons and on the exercise of any call rights, unless in any such case there is a legal obligation to do so, for an effective period of two years after the proposed capital restructuring of RFS Holdings B.V. (which is intended to take place soon after legal separation) and following the expiry of any “pusher” periods following separation and such capital restructuring.

RBSG has agreed not to acquire any financial institutions and not to make any other acquisitions the purpose of which is to expand the Group’s activities outside of its business model, until the later of December 31, 2012 and the date on which the last of the agreed divestments has been divested (save that RBSG shall be permitted to make such acquisitions if the cumulative purchase price excluding the assumption of debt paid by RBSG for all such acquisitions in this period is less than £500 million).

RBSG has agreed that for a period of five years it will not restart (including by acquisition) any activity that it only carries on by virtue of the Non-Core Activities (which means those activities forming part of the Non-Core Division of RBSG as referred to in RBSG’s Interim Results for the half year ending June 30, 2009).

RBSG has agreed in principle with the Commission to use reasonable endeavors to develop and, subject to market conditions and requisite approvals, implement a plan to continue the improvement and optimization of its capital base in a manner which is consistent with the principles of burden sharing.

Whilst the restructuring measures set out above follow substantial discussions with the Commission and HM Treasury, RBSG notes that the State aid restructuring plan is subject to a decision by the College on the compatibility of the overall RBSG aid package with the State aid rules and, therefore, at this stage there can be no certainty as to the outcome of the State aid proceedings and the content of the final State aid restructuring plan.

State Aid Commitment Deed

RBSG entered into a State Aid Commitment Deed with HM Treasury which provides that RBSG will comply or procure compliance with these measures and behavioral commitments and any other commitments to be given to HM Treasury by RBSG for the purpose of obtaining State aid approval. RBSG agrees to do all acts and things necessary to ensure HM Treasury’s compliance with its obligations under any Commission decision approving State aid to RBSG. The State Aid Commitment Deed is only conditional on State aid approval and therefore will be effective even if RBSG does not accede to the APS and the B Shares and the Dividend Access Share are not issued. In those circumstances, HM Treasury will seek amendments to the State aid approval to ensure, as far as possible, the measures and commitments required of RBSG under the State Aid Commitment Deed reflect only the aid which it has received.  The State Aid Commitment Deed also provides that if the Commission adopts a decision that the UK Government must recover any State aid (a ‘‘Repayment Decision’’) and the recovery order of the Repayment Decision has not been annulled or suspended by the Court of First Instance or the European Court of Justice, then the Group must repay HM Treasury any aid ordered to be recovered under the Repayment Decision. The State Aid Commitment Deed also provides for the Group’s undertakings in respect of State aid to be modified in certain limited circumstances, notably where the conditions subject to which it was anticipated that the Commission would approve the State aid to the Group are different from the conditions subject to which the Commission ultimately gives the State aid approval. However, HM Treasury has undertaken that, after the Commission has approved the State aid to the Group, it will not, without the consent of the Group, agree modifications to RBSG’s undertakings with respect to State aid which are significantly more onerous to the Group than those granted in order to obtain the State aid approval.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2009(3)	2008 (3)	2007	2006	2005
Ratio of earnings to combined fixed charges and preference share dividends (1)(2)
—including interest on deposits	0.81		1.45	1.62	1.67
—excluding interest on deposits			5.73	6.12	6.05
Ratio of earnings to fixed charges only (1)(2)
—including interest on deposits	0.85		1.47	1.64	1.69
—excluding interest on deposits			6.53	6.87	6.50
________________
(1)
For this purpose, earnings consist of income before tax and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits and debt securities in issue, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).

(2)
The earnings for the years ended December 31, 2009 and December 31, 2008, were inadequate to cover total fixed charges and preference share dividends excluding interest on deposits and for December 31, 2008 only, total fixed charges including interest on deposits.  The coverage deficiencies for total fixed charges and preference share dividends including interest on deposits for the year ended December 31, 2008, was £41,432 million.  The coverage deficiencies for total fixed charges and preference share dividends excluding interest on deposits for the year ended December 31, 2009, and for the year ended December 31, 2008 were £3,530 million and £41,432 million, respectively.  The coverage deficiencies for fixed charges only including interest on deposits for the year ended December 31, 2008 was £40,836 million.  The coverage deficiencies for fixed charges only excluding interest on deposits for the year ended December 31, 2009 and for the year ended December 31, 2008 were £2,595 million and £40,836 million, respectively.

(3)	Negative ratios have been excluded.

DESCRIPTION OF THE SENIOR NOTES

The following is a summary of certain terms of the Senior Notes. It supplements the description of the general terms of the debt securities of any series we may issue contained in the accompanying prospectus under the heading “Description of Debt Securities.” If there is any inconsistency between the following summary and the description in the accompanying prospectus, the following summary governs.

The Senior Notes will be issued in an aggregate principal amount of $2,000,000,000 and will mature on March 16, 2015.  From and including the date of issuance, interest will accrue on the Senior Notes at a rate of 4.875% per annum.  Interest will accrue from March 16, 2010.  Interest will be payable semi-annually in arrears on September 16 and March 16 of each year, commencing on September 16, 2010.  The regular record dates for the Senior Notes will be every September 2 and March 2 of each year commencing on September 2, 2010.

If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.  If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

A “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Tax Redemption

We may redeem the Senior Notes in whole but not in part in the event of certain changes in the tax laws of the United Kingdom. In the event of such a redemption, the redemption price of the Senior Notes will be 100% of their principal amount together with any accrued but unpaid payments of interest to the date of redemption.

If we elect to redeem the Senior Notes, they will cease to accrue interest from the redemption date, unless we fail to pay the redemption price on the payment date. The circumstances in which we may redeem the Senior Notes and the applicable procedures are described further in the accompanying prospectus under “Description of Debt Securities–Redemption.”

General

The Senior Notes will constitute a separate series of senior debt securities issued under an indenture between us as Issuer, RBSG as Guarantor, and The Bank of New York Mellon as trustee.  Book-entry interests in the Senior Notes will be issued in minimum denominations of $100,000 and in integral multiples of $1,000 in excess thereof.  Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal corporate trust office of the trustee in the London, United Kingdom, is designated as the principal paying agent.  We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the Senior Notes in fully registered form.  The Senior Notes will be represented by one or more global securities in the name of a nominee of The Depository Trust Company (the “DTC”).

You will hold beneficial interest in the Senior Notes through the DTC and its participants.  The Underwriters expect to deliver the Senior Notes through the facilities of the DTC on March 16, 2010.  For a more detailed summary of the form of the Senior Notes and settlement and clearance arrangements, you should read “Description of Debt Securities–Form of Debt Securities; Book-Entry System” in the accompanying prospectus.  Indirect holders trading their beneficial interests in the Senior Notes through the DTC must trade in the DTC’s same-day funds settlement system and pay in immediately available funds.  Secondary market trading will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Definitive debt securities will only be issued in limited circumstances described under “Description of Debt Securities–Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Payment of principal of and interest on the Senior Notes, so long as the Senior Notes are represented by global securities, will be made in immediately available funds.  Beneficial interests in the global securities will trade in the same-day funds settlement system of the DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

We may, without the consent of the holders of the Senior Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Senior Notes described in this prospectus supplement except for the price to the public and issue date, provided that such further notes must be issued with no more than de minimis original issue discount for U.S. federal income tax purposes, or constitute a “qualified reopening” for U.S. federal income tax purposes.  Any such additional notes, together with the Senior Notes offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to senior debt securities issued by us, dated as of March 16, 2010, between us, RBSG, and The Bank of New York Mellon.  There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

Payment of Additional Amounts

The government of the United Kingdom may require us to withhold amounts from payments of principal or interest on the Senior Notes, as the case may be, for taxes or any other governmental charges.  If a withholding of this type is required, we may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled.  For more information on additional amounts and the situations in which we must pay additional amounts, see “Description of Debt Securities — Additional Amounts” in the accompanying prospectus.

Waiver of Right to Set-Off

By accepting a Senior Note, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to such Senior Note or the indenture (or between our obligations under or in respect of any Senior Note and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

Discharge

We can legally release ourselves from any payment or other obligations on the Senior Notes, except for various obligations described below, if the Senior Notes have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we deposit in trust for your benefit and the benefit of all other direct holders of the Senior Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Senior Notes on their various due dates.  In addition, on the date of such deposit, we must not be in default.  For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Description of Debt Securities–Events of Default and Defaults; Limitation of Remedies–Senior Debt Security Event of Default” in the accompanying prospectus.  A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

However, even if we take these actions, a number of our obligations under the senior debt indenture will remain.

Listing

We intend to apply for the listing of the Senior Notes on the New York Stock Exchange in accordance with its rules.

Guarantee

The Senior Notes are fully and unconditionally guaranteed by RBSG.  The guarantee is set forth in, and forms part of, the indenture under which Senior Notes will be issued by us.  If, for any reason, we do not make any required payment in respect of our Senior Notes when due, RBSG will cause the payment to be made to or to the order of the applicable trustee.  The guarantee will constitute RBSG’s direct, unconditional, unsecured and unsubordinated obligation ranking pari passu with all RBSG’s other outstanding, unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.  Holders of Senior Notes issued by us may sue RBSG to enforce their rights under the guarantee without first suing any other person or entity.  RBSG may, without the consent of the holders of the Senior Notes, assume all of our rights and obligations under the Senior Notes and upon such assumption, we will be released from our liabilities under the senior debt indenture and the Senior Notes.

CERTAIN U.K. AND U.S. FEDERAL TAX CONSEQUENCES

The following is a summary of the material U.K. and U.S. federal tax consequences of the acquisition, ownership and disposition of the Senior Notes by a “U.S. holder,” described below, that is not connected with us for relevant tax purposes, that holds the Senior Notes as capital assets and that purchases them as part of the initial offering of the Senior Notes at their “issue price,” which will be equal to the first price to the public (not including bondhouses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Senior Notes is sold for money.  For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Senior Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

This discussion does not describe all of the tax consequences that may be relevant to U.S. holders in light of their particular circumstances or to holders subject to special rules, such as:

•	holders who are resident (or in the case of an individual, ordinarily resident) in the United Kingdom for U.K. tax purposes;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	persons that own, or are deemed to own, 10% or more of our voting stock; or

•
persons carrying on a trade or business in the United Kingdom through a permanent establishment in the United Kingdom or carrying on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom.

If a partnership holds a Senior Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding a Senior Note should consult its tax advisor.

The statements regarding U.K. and U.S. tax laws and practices set out below, including those regarding the U.K./U.S. double taxation convention relating to income and capital gains (the “Treaty”), are based on those laws, practices and conventions as in force and as applied in practice on the date of this prospectus supplement. They are subject to changes in those laws, practices and conventions, and any relevant judicial decision, after the date of this prospectus supplement.  This summary is not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. holder.  You should satisfy yourself as to the tax consequences in your own particular circumstances of the acquisition, ownership and disposition of the Senior Notes.

United Kingdom

Payments. Interest that we pay on the Senior Notes will not be subject to withholding or deduction for U.K. income tax purposes, provided that the Senior Notes are and remain listed on the New York Stock Exchange or some other “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007 (the “Act”).

Additionally, interest on the Senior Notes may be paid without deduction or withholding on account of U.K. income tax provided that RBS continues to be a bank within the meaning of Section 991 of the Act and the interest on the Senior Notes is paid in the ordinary course of its business within the meaning on Section 878 of the Act.  In all other cases, U.K. income tax will generally be withheld at the basic rate (currently 20%), unless HM Revenue & Customs (“HMRC”) has issued a direction to the contrary, granting relief to you pursuant to the provisions of the Treaty, or unless certain other exceptions relating to the status of the holder apply. Certain U.S. holders will be entitled to receive payments free of withholding of U.K. income tax under the Treaty and will under current HMRC administrative procedures be able to make a claim for the issuance of such a direction by HMRC. However, such directions will be issued only on prior application to the relevant tax authorities by the holder in question. If such a direction is not given, we will be required to withhold tax, although a U.S. holder entitled to relief under the Treaty may subsequently claim the amount withheld from HMRC.

Payments of interest on the Senior Notes have a U.K. source and may be chargeable to U.K. tax by direct assessment. Where the payments are made without withholding or deduction, the payments will not be assessed to U.K. tax if you are not resident in the United Kingdom, except if you carry on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency, or in the case of a corporate U.S. holder, if you carry on a trade in the U.K. through a permanent establishment in the U.K. in connection with which the payments are received or to which the Senior Notes are attributable, in which case (subject to exemptions for payments received by certain categories of agent) tax may be levied on the U.K. branch or agency or permanent establishment.

Any person in the U.K. paying interest to, or receiving interest on behalf of, another person who is an individual, may be required to provide information in relation to the payment and the individual concerned to HMRC.  HMRC may communicate this information to the tax authorities of other jurisdictions.

Disposal (including Redemption). Subject to the provisions set out in the next paragraph in relation to temporary non-residents, a U.S. holder will not, upon disposal (including redemption) of a Senior Note, be liable for U.K. taxation on gains realized, unless at the time of the disposal the U.S. holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. or, in the case of a corporate U.S. holder, if the U.S. holder carries on a trade in the U.K. through a permanent establishment in the U.K. and the Senior Note was used in or for the purposes of the trade, profession or vocation or acquired for use and used by or held for the purposes of that branch or agency or permanent establishment.

A U.S. holder who is an individual and who has ceased to be resident or ordinarily resident for tax purposes in the U.K. for a period of less than five years of assessment and who disposes of a Senior Note during that period may be liable to U.K. tax on chargeable gains arising during the period of absence in respect of the disposal (including redemption), subject to any available exemption or relief.

A U.S. holder who is an individual or other non-corporation taxpayer will not, upon transfer or redemption of a Senior Note, recognize any U.K. income tax charge on accrued but unpaid payments of interest, unless the U.S. holder at any time in the relevant year of assessment or accounting period carried on a trade in the United Kingdom through a branch or agency to which the Senior Note is attributable.

Annual Tax Charges. Corporate U.S. holders who do not carry on a trade, profession or vocation in the United Kingdom through a permanent establishment in the U.K. to which the Senior Notes are attributable will not be liable to U.K. tax charges or relief by reference to fluctuations in exchange rates or in respect of profits, gains and losses arising from the Senior Notes.

Stamp Duty and Stamp Duty Reserve Tax. No U.K. stamp duty or stamp duty reserve tax will be payable on the issue, transfer or redemption of the Senior Notes.

EU Directive on taxation of savings income. The Council of the European Union has adopted a directive regarding the taxation of savings income.  The Directive requires Member States of the European Union to provide to the tax authorities of other Member States details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident, or certain other persons established, in another Member State, except that Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments unless during such period they elect otherwise.

United States

It is expected, and this disclosure assumes, that the Senior Notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes.  Accordingly, payments of interest on a Senior Note (including any U.K. tax withheld) will be includable in income by a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting. Interest income from the Senior Notes (including any U.K. tax withheld) will constitute foreign source income which may be relevant to a U.S. holder in calculating the U.S. holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.

A U.S. holder will, upon sale, exchange or redemption of a Senior Note, generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (not including amounts received that are attributable to accrued interest which will be treated as ordinary interest income) and the U.S. holder’s tax basis in the Senior Note. Any gain or loss will generally be U.S. source capital gain or loss and will be treated as long-term capital gain or loss if the Senior Note has been held for more than one year at the time of disposition.  If the U.S. holder is an individual, any capital gain generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met.  The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information returns may be filed with the Internal Revenue Service in connection with payments on the Senior Notes and the proceeds from a sale or other disposition of the Senior Notes.  A U.S. holder may be subject to United States backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s United States federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING/CONFLICTS OF INTEREST

We and the underwriters for the offering named below (the “Underwriters”) have entered into an underwriting agreement and a pricing agreement with respect to the Senior Notes. Subject to certain conditions, we have agreed to sell to the Underwriters and each Underwriter has severally agreed to purchase the principal amount of Senior Notes indicated opposite such Underwriter’s name in the following table.
Underwriters	Principal Amount of Senior Notes
RBS Securities Inc.	$1,400,000,000
BNY Mellon Capital Markets, LLC	$33,334,000
Citigroup Global Markets Inc.	$200,000,000
J.P. Morgan Securities Inc.	$200,000,000
KeyBanc Capital Markets, Inc.	$33,334,000
nabSecurities, LLC	$33,333,000
SunTrust Robinson Humphrey, Inc.	$33,333,000
U.S. Bancorp Investments, Inc.	$33,333,000
Wells Fargo Securities, LLC	$33,333,000
Total	$2,000,000,000

The underwriting agreement and the pricing agreement provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters have undertaken to purchase all the Senior Notes offered by this prospectus supplement if any of these Senior Notes are purchased.

Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the Senior Notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

We intend to apply for the listing of the Senior Notes on the New York Stock Exchange. The Senior Notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

The Senior Notes will settle through the facilities of the DTC and its participants (including Euroclear and Clearstream Banking). The CUSIP number for the Senior Notes is 78010XAC5, the ISIN is US78010XAC56 and the Common Code is 049535937.

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA.

We estimate that our total expenses for the offering, excluding underwriting commissions will be approximately $450,000.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

It is expected that delivery of the Senior Notes will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Senior Notes (such settlement cycle being referred to as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to trade Senior Notes on the date of pricing or the next business day should consult their own advisors.

Conflicts of Interest

RBS Securities Inc., an affiliate of the Group, is a FINRA member and an Underwriter in this offering, has a “conflict of interest” within the meaning of NASD Rule 2720, as administered by

FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of NASD Rule 2720. Pursuant to that rule, the appointment of a qualified independent Underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody’s rating service or Bbb or better by Standard & Poor’s rating service or rated in a comparable category by another rating service acceptable to FINRA.  RBS Securities Inc. is not permitted to sell Senior Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Certain of the Underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The Underwriters may from time to time engage in transactions with and perform services for us in the ordinary course of business.

Stabilization Transactions and Short Sales

In connection with the offering, the Underwriters may purchase and sell Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater aggregate principal amount of Senior Notes than they are required to purchase from us in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased Senior Notes sold by or for the account of such Underwriter in stabilizing or short-covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Senior Notes. As a result, the price of the Senior Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Selling Restrictions

Each Underwriter has represented and agreed that, in connection with the distribution of the Senior Notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA of the United Kingdom) received by it in connection with the issue or sale of such Senior Notes or any investments representing the Senior Notes in circumstances in which section 21(1) of the FSMA does not apply to us and RBSG and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to any Senior Notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Senior Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Senior Notes which has been approved by the competent authority in that Relevant Member State or where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Senior Notes to the public in that Relevant Member State:

(i)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(iii)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of RBS Securities Inc.; or

(iv)
in any other circumstances falling under Article 3(2) of the Prospectus Directive, provided no such offer of Senior Notes referred to in (i) to (iv) above, requires the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of the Senior Notes to the public” in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe to the Senior Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Relevant Member State.

LEGAL OPINIONS

Our U.S. counsel, Davis Polk & Wardwell LLP, and U.S. counsel for the Underwriters, Shearman & Sterling LLP, will pass upon certain United States legal matters relating to the Senior Notes and the guarantee.  Our Scottish solicitors, Dundas & Wilson C.S. LLP, will pass upon certain matters relating to Scots law.  Our English solicitors, Linklaters LLP, will pass upon certain matters of English law relating to the issue and sale of the Senior Notes.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 incorporated by reference in this prospectus, and the effectiveness of RBSG’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference from RBSG’s Report on Form 6-K dated September 30, 2009, (which reports (1) express an unqualified opinion on the 2008 financial statements and include an explanatory paragraph stating that the consolidated financial statements have been restated for the retrospective adjustment related to the adoption of IFRS 2 described in Note 1 of the Accounting Policies, the change in the composition of reportable segments described in Note 38 and the consolidating financial information included in Note 43 in respect of The Royal Bank of Scotland plc in accordance with Regulation S-X Rule 3-10, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

THE ROYAL BANK OF SCOTLAND plc
fully and unconditionally guaranteed by
THE ROYAL BANK OF SCOTLAND GROUP plc

By this prospectus we may offer —

DEBT SECURITIES

We will provide the specific terms of these securities, and the manner in which they will be offered, in one or more supplements to this prospectus.  Any supplement may also add, update or change information contained, or incorporated by reference, in this prospectus.  You should read this prospectus and the supplements carefully before you invest.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and the heading “Incorporation of Documents by Reference,” before investing in our securities.  The amount and price of the offered securities will be determined at the time of the offering.

Investing in our debt securities involves risks that are described in the “Risk Factors” section of our annual reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 30, 2009.

TABLE OF CONTENTS

Page

About this Prospectus	1
Use of Proceeds	1
The Royal Bank of Scotland plc	1
The Royal Bank of Scotland Group plc	2
Description of Debt Securities	2
Plan of Distribution	12
Legal Opinions	13
Experts	14
Enforcement of Civil Liabilities	14
Where you can find more information	14
Incorporation of documents by reference	15
Cautionary Statement on Forward-Looking Statements	15

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process.  Under this shelf process, we may sell the securities described in this prospectus in one or more offerings of an unspecified amount in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the debt securities we may offer, which we will refer to as the “debt securities.”  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement will provide information regarding certain tax consequences of the purchase, ownership and disposition of the offered securities.  The prospectus supplement may also add to, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.  We will file each prospectus supplement with the SEC.  You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information.”

Certain Terms

In this prospectus, the terms “we,” “us,” “our” and “RBS” refer to The Royal Bank of Scotland plc, the term “RBSG” means The Royal Bank of Scotland Group plc, the term “Group” means The Royal Bank of Scotland Group plc and its subsidiaries, the term “NWB Plc” means National Westminster Bank Plc and the term “NatWest” means NWB Plc and its subsidiaries.

RBSG publishes its consolidated financial statements in pounds sterling (“£” or “sterling”), the lawful currency of the United Kingdom.  In this prospectus and any prospectus supplement, references to “dollars” and “$” are to United States dollars.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus in the general business of the Group and to strengthen further the Group’s capital base.  The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

THE ROYAL BANK OF SCOTLAND PLC

RBS is a public limited company incorporated in Scotland with registration number SC090312.  RBS was incorporated under Scots law on October 31, 1984.  RBS is a wholly owned subsidiary of RBSG, which is the holding company of a large global banking and financial services group and is described more fully below.  RBS had total assets of £1,877.9 billion and shareholder’s equity of £46.0 billion as at December 31, 2008.  RBS’s capital ratios were a total capital ratio of 14.2% and a Tier 1 capital ratio of 8.5% as at December 31, 2008.

RBS’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

THE ROYAL BANK OF SCOTLAND GROUP PLC

RBSG is a public limited company incorporated in Scotland with registration number SC045551.  RBSG was incorporated under Scots law on March 25, 1968.  RBSG is the holding company of a large global banking and financial services group. Headquartered in Edinburgh, the Group operates in the United Kingdom, the United States and internationally through its two principal subsidiaries, RBS and NatWest.  Both RBS and NatWest are major U.K. clearing banks whose origins go back over 275 years.  In the United States, the Group’s subsidiary Citizens Financial Group, Inc. is a large commercial banking organisation.  The Group has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

The Commissioners of Her Majesty’s Treasury currently holds 70.3% of the issued ordinary share capital of RBSG.  On February 26, 2009, RBSG announced its intention to issue up to £25.5 billion of B Shares to the U.K. Government.  If all such B Shares are issued, conversion of the B Shares would increase this ownership interest to approximately 84.4% of the issued ordinary share capital of RBSG.

The Group had total assets of £2,401.7 billion and owners’ equity of £58.9 billion at December 31, 2008. The Group’s capital ratios at that date, which included the equity minority interest of the State of the Netherlands and Banco Santander, S.A. (“Santander”) in ABN AMRO Holdings N.V. (“ABN AMRO”), were a total capital ratio of 14.1%., a Core Tier 1 capital ratio of 6.6% and a Tier 1 capital ratio of 10.0%.  As of June 30, 2009, RBSG had total assets of £1,818.9 billion and owner’s equity of £55.7 billion.  RBSG’s Tier 1 and Core Tier 1 capital ratios at that date were 9.3% and 7.0%, respectively.

On October 17, 2007, RFS Holdings B.V. (“RFS Holdings”), which at the time was owned by RBSG, Fortis N.V., Fortis SA/NY, Fortis Bank Nederland (Holding) N.V. and Santander, completed the acquisition of ABN AMRO.  RFS Holdings, which is now jointly owned by RBSG, the State of the Netherlands and Santander (the “Consortium Members”), is in the process of implementing an orderly separation of the business units of ABN AMRO, with ABN AMRO’s global wholesale businesses and international retail businesses in Asia and the Middle East subject to the outcome of RBSG’s strategic review.  Certain other assets will continue to be shared by the Consortium Members.

RBSG’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities.  Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which you should read carefully.  The prospectus supplement may contain additional terms of those debt securities.  The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here.  You should also read the indentures under which we will issue the debt securities, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

When we refer to “debt securities” in this prospectus, we mean the senior debt securities.  Senior debt securities will be issued under a senior debt indenture.  The senior debt indenture is a contract between RBS, The Bank of New York Mellon as trustee, and RBSG, as guarantor.  The indenture does not limit our ability to incur additional indebtedness, including additional senior indebtedness.

General

The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States or the United Kingdom.

The indentures do not limit the amount of debt securities that we may issue.  We may issue debt securities in one or more series.  The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

•	their specific designation, authorized denomination and aggregate principal amount;

•	the price or prices at which they will be issued;

•	whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

•
whether payments are subject to a condition that we are able to make such payment and remain able to pay our debts as they fall due and our assets continue to exceed our liabilities (other than subordinated liabilities);

•	the times and places at which any interest payments are payable;

•	the terms of any mandatory or optional redemption, including the amount of any premium;

•	any modifications or additions to the events of defaults with respect to the debt securities offered;

•	any provisions relating to conversion or exchange for other securities issued by us;

•	the currency or currencies in which they are denominated and in which we will make any payments;

•	any index used to determine the amount of any payments on the debt securities;

•	any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

•
whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments with respect to withholding tax or information reporting laws and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments;

•	the terms of any mandatory or optional exchange; and

•	any listing on a securities exchange.

In addition, the prospectus supplement will describe the material U.S. federal and U.K. tax considerations that apply to any particular series of debt securities.

Debt securities may bear interest at a fixed rate or a floating rate.  Holders of debt securities shall have no voting rights except those described under the heading “— Modification and Waiver” below.

Guarantee

RBSG will fully and unconditionally guarantee payment in full to the holders of senior debt securities issued by us.  The guarantee is set forth in, and forms part of, the indenture under which senior debt securities will be issued by us.  If, for any reason, we do not make any required payment in respect of our senior debt securities when due, RBSG will cause the payment to be made to or to the order of the applicable trustee.  The guarantee will be on a senior basis when the guaranteed debt securities are issued under the senior indenture.  Holders of senior debt securities issued by us may sue RBSG to enforce their rights under the guarantee without first suing any other person or entity.  RBSG may, without the consent of the holders of the debt securities, assume all of our rights and obligations under the debt securities and upon such assumption, we will be released from its liabilities under the senior debt indenture and the senior debt securities.

Form of Debt Securities; Book-Entry System

General

Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking S.A. (“Clearstream Luxembourg”), and will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg.  Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only.  In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form.  Those laws may impair the ability of investors to own interests in book-entry securities.

So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indentures.  Except as described below under the heading “—Issuance of Definitive Securities,” no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indentures.  Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indentures or the debt securities.

Payments on the Global Debt Security

Payments of any amounts in respect of any global securities will be made by the trustee to the depositary.  Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable.  Neither we nor RBSG, nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we or RBSG make to the depositary.

The Clearing Systems

DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

DTC.  DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Euroclear.  Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment.  Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries.  Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Euroclear Terms and Conditions”).  The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream Luxembourg.  Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary.  Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.  Clearstream Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream Luxembourg interfaces with domestic markets in several countries.

Issuance of Definitive Securities

So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

•
the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act;

•	we or RBSG are wound up and we or RBSG fail to make a payment on the debt securities when due; or

•
at any time we determine at our option and in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security.  The indentures permit us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant.  We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only.  To the extent permitted by law, we, RBSG, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities.  Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York.  Definitive securities should be presented to the paying agent for redemption.

If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent.  If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate.  The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent.  The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Settlement

Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds.  Book-entry debt securities held through DTC will settle in DTC’s Same-Day Funds Settlement System.

Payments

We will make any payments of interest and, principal, on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Subordination

Unless the relevant prospectus supplement provides otherwise, debt securities and coupons (if any) appertaining thereto constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Additional Amounts

Unless the relevant prospectus supplement provides otherwise, we will pay any amounts to be paid by us on any series of debt securities without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any U.K. political subdivision thereof or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law.  If at any time a U.K. taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, and payments on, the debt securities (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts of principal and any payments which would have been payable on that series of debt securities if the deduction or withholding had not been required.  However, this will not apply to any tax that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise having some connection with the U.K. taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any payments on, any debt security of the relevant series;

•	except in the case of a winding up in the United Kingdom, the relevant debt security is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

•
the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any payments on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive;

•
the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to the principal of, and payments on, the debt securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of or any payments on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Redemption

Unless the relevant prospectus supplement provides otherwise, we will have the option to redeem the debt securities of any series as a whole upon not less than 30 nor more than 60 days’ notice to each holder of debt securities, on any payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or, in the case of discount securities, their accreted face amount, together with any accrued interest, if we determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction, including any treaty to which it is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:

•	in making any payments, on the particular series of debt securities, we have paid or will or would on the next payment date be required to pay Additional Amounts;

•
payments, on the next payment date in respect of any of the series of debt securities would be treated as “distributions” within the meaning of Section 209 of the Income and Corporation Taxes Act 1988 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

•
on the next payment date we or RBSG would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

In each case we shall be required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent English counsel of recognized standing, selected by us, in a form satisfactory to the trustee confirming that we are entitled to exercise our right of redemption.

The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so.  Any notice of redemption of debt securities of any series will state, among other items:

•	the redemption date;

•	the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

•	the redemption price;

•	that the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date; and

•	the place or places at which each holder may obtain payment of the redemption price.

In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate.

We, RBSG or any of RBSG’s subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows.  Any debt securities of any series that we purchase beneficially for our own account, other than in connection with dealing in securities, will be treated as cancelled and will no longer be issued and outstanding.

Under existing U.K. Financial Services Authority (“FSA”) requirements, we may not make any redemption or repurchase of any debt securities beneficially for our own account, other than a repurchase in connection with dealing in securities, unless we give prior notice to the FSA and, in certain circumstances, it consents in advance.  The FSA may impose conditions on any redemption or repurchase.

Modification and Waiver

We, RBSG, and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities.  Other modifications and amendments may be made to the indenture with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class.  However, no modifications or amendments may be made without the consent of the holder of each debt security affected that would:

•	change the stated maturity of the principal amount of any debt security;

•	reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to any debt security;

•	change any obligation (or any successor’s) to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to institute suit for the enforcement of any payment due and payable;

•
reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Senior Debt Security Event of Default, (as such term is defined below);

•	modify the terms of our obligations or RBSG’s obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities in a manner adverse to the holders; or

•	modify the above requirements.

In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to redemption, Senior Debt Security Event of Default (as defined under the heading “Event of Default; Limitations of Remedies” below), may require the non-objection from, or consent of, the FSA.

Events of Default; Limitation of Remedies

Senior Debt Security Event of Default

Unless the relevant prospectus supplement provides otherwise, a “Senior Debt Security Event of Default” with respect to any series of senior debt securities shall result if:

•
we or RBSG do not pay any principal or interest on any senior debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the senior debt securities of that series to us or RBSG requiring the payment to be made.  It shall not, however, be a Senior Debt Security Event of Default if during the 14 days after the notice, we or RBSG satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction.  Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be a Senior Debt Security Event of Default if we or RBSG act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

•
we or RBSG breach any covenant or warranty of the senior debt indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 60 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the senior debt securities of that series and requiring the breach to be remedied or from holders of at least 25% in outstanding principal amount of the senior debt securities of that series requiring the breach to be remedied; or

•
either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up or RBSG’s winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If a Senior Debt Security Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the senior debt securities of that series may at their discretion declare the senior debt securities of that series to be due and repayable immediately (and the senior debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us or RBSG to enforce payment. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding senior debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name or and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the senior debt indenture, and must not be unjustly prejudicial to the holder(s) of any senior debt securities of that series not taking part in the direction, and determined by the trustee.  The trustee may also take any other action, consistent with the direction, that it deems proper.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the senior debt securities.

By accepting a senior debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the senior debt securities or the applicable indenture that they might otherwise have against us or RBSG, whether before or during our winding up.

General

The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past Senior Debt Security Event of Default with respect to the series, except a Senior Debt Security Event of Default, in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

Subject to exceptions, the trustee may, without the consent of the holders, waive or authorize a Senior Debt Security Event of Default if, in the opinion of the trustee, the Senior Debt Security Event of Default would not be materially prejudicial to the interests of the holders.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, if a Senior Debt Security Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity to the trustee.  Subject to the indenture provisions for the indemnification of the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the applicable indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction.  The trustee may take any other action that it deems proper which is not inconsistent with that direction.

The indentures provide that the trustee will, within 90 days after the occurrence of a Senior Debt Security Event of Default with respect to the debt securities of any series, give to each holder of the debt securities of the affected series notice of the Senior Debt Security Event of Default, known to it, unless the Senior Debt Security Event of Default, has been cured or waived.  However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture.

Consolidation, Merger and Sale of Assets; Assumption

We or RBSG may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, our obligations or, if applicable, RBSG’s obligations, on the debt securities and under the indenture, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder, provided that we unconditionally guarantee the obligations of the subsidiary under the debt securities of that series.  If we do, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged.  Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by any U.K. taxing jurisdiction, rather than taxes imposed by any U.K. taxing jurisdiction.  However, if we make payment under the guarantee, we shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment.  The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “—Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption.

An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences.  You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

Notices

All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

The Bank of New York Mellon, acting through its London Branch, One Canada Square, London E14 5AL, is the trustee under the indenture.  The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939 (“TIA”).  Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of notes, unless offered reasonable indemnity by the holder against the costs, expense and liabilities which might be incurred thereby.  We, RBSG and certain of RBSG’s subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business.  The Bank of New York Mellon is also the book-entry depositary with respect to certain of RBSG’s debt securities and the depositary with respect to the ADSs representing certain of RBSG’s preference shares, and trustee with respect to certain of RBSG’s exchangeable capital securities.

Consent to Service of Process

Under the indenture, we and RBSG irrevocably designate John Fawcett, Chief Financial Officer, Citizens Financial Group, Inc., as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indentures or any debt securities brought in any federal or state court in The City of New York, New York and we and RBSG irrevocably submit to the jurisdiction of those courts.

PLAN OF DISTRIBUTION

We may sell relevant securities to or through underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes.  Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”).  Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Each new series of debt securities will be a new issue of securities with no established trading market.  If securities of a particular series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance that any broker-dealer will make a market in securities of any series or as to the liquidity of the trading market for those securities.

To the extent an initial offering of the securities will be distributed by an affiliate of ours each such offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  Such affiliates may also use this prospectus in connection with these transactions.  None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Delayed Delivery Arrangements

If so indicated in the prospectus supplement, we may authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase debt securities from it pursuant to contracts providing for payment and delivery on a future date.  Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us.  The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject.  The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

Our United States counsel, Davis Polk & Wardwell LLP, will pass upon certain legal matters relating to the securities.  Our Scottish solicitors, Dundas & Wilson CS LLP, will pass upon the validity of the debt securities under Scots law.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 and the retrospective adjustments to the 2007 and 2006 financial statements incorporated in this prospectus by reference and the effectiveness of RBSG’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference from RBSG’s Report on Form 6-K dated September 30, 2009, (which reports (1) express an unqualified opinion on the 2008 financial statements and include an explanatory paragraph stating that the consolidated financial statements for 2007 have been restated for the matters disclosed in Note 1 of the Accounting Policies, (2) express an unqualified opinion on the retrospective adjustments to the 2007 and 2006 financial statements, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We and RBSG are public limited companies incorporated and registered in Scotland, United Kingdom.  All but one of our and RBSG’s directors and executive officers, and certain experts named in this prospectus, reside outside the United States.  All or a substantial portion of our and RBSG’s assets and the assets of those non-resident persons are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon us, RBSG or these persons or to enforce against us, RBSG or these persons judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.  We have been advised by our Scottish solicitors, Dundas & Wilson CS LLP (as to Scots law) that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Scotland.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

RBSG is subject to the informational requirements of the Exchange Act an in accordance therewith, RBSG files reports and other information with the SEC.  You can read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, U.S.A.  You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  The SEC also maintains a website at http://www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.  You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A. on which certain of our securities are listed.

We will provide the trustee for any debt securities with RBSG’s annual reports, which will include a description of operations and RBSG’s annual audited consolidated financial statements. We will also provide any trustee with RBSG’s interim reports that will include unaudited interim summary consolidated financial information. Upon receipt, the trustee will mail the reports to all record holders of the debt securities. In addition, we will provide the trustee with all notices of meetings at which holders of debt securities are entitled to vote, and all other reports and communications that are made generally available to holders of debt securities.

Registration Statement

This prospectus is part of a registration statement that we and RBSG filed with the SEC.  As exhibits to the registration statement, we have also filed the indentures, and RBSG’s Articles of Association.  Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  For further information, you should refer to the registration statement.  You can obtain the full registration statement from the SEC or from us or RBSG.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that RBSG files with the SEC.  This permits us to disclose important information to you by referring to these filed documents.  Any information referred to in this way is considered part of this prospectus, and any information that RBSG files with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference (i) RBSG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on April 29, 2009; (ii) RBSG’s report on Form 6-K furnished with the SEC on August 7, 2009 noting a change of director; (iii) RBSG’s report on Form 6-K furnished with the SEC on August 12, 2009; (iv) RBSG’s report on Form 6-K including certain recast pages of the 2008 Form 20-F filed with the SEC on September 30, 2009 and (v) RBSG’s interim report on Form 6-K including Pro Forma Financial Information filed with the SEC on September 30, 2009.  We also incorporate by reference all subsequent Annual Reports of RBSG filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that RBSG furnishes to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus.  To obtain copies you should contact us at Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut, 06901 U.S.A; Attention: John Fawcett, telephone (203) 897 5087.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements.  We may make forward-looking statements in other documents filed with the SEC that are incorporated by reference into this prospectus.  Forward-looking statements can be identified by the use of forward-looking terminology such as words “expect,” “estimate,” “project,” “anticipate,” “believes,” “should,” “could,” ‘intend,” “plan,” “probability,” “risk,” “target,” “goal,” “objective,” “may,” “endeavor,” “outlook,” “optimistic,” “prospects” or by the use of similar expressions or variations on such expressions, or by the discussion of strategy or objectives.  Forward-looking statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating, but not limited, to possible future write-downs and our capital planning projections, our potential exposures to various types of market risks, such as interest rate risk, foreign exchange rate risk, liquidity risk, credit risk and commodity and equity price risk.  Such statements are subject to risks and uncertainties.  For example, certain of the market risk disclosures are dependent on choices about key model characteristics, assumptions and estimates, and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in RBSG’s Form 20-F filed on April 29, 2009, incorporated by reference herein, to be a complete set of all potential risks or uncertainties.  We have economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions.  However, because it is difficult to predict with accuracy any changes in economic or market conditions or in governmental policies and actions, it is difficult for us to anticipate the effects that such changes could have on our financial performance and business operations.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus.  We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus, and we do not assume any responsibility to do so.  You should, however, consult any further disclosures of a forward-looking nature we made in other documents filed with the SEC that are incorporated by reference into this prospectus.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

The Royal Bank of Scotland plc
fully and unconditionally guaranteed by
The Royal Bank of Scotland Group plc

$2,000,000,000

4.875% Senior Notes due March 16, 2015

_______________

PROSPECTUS SUPPLEMENT

(to prospectus dated September 30, 2009)

_______________

Sole Bookrunner and Lead Manager
RBS

Co-Managers
BNY Mellon Capital Markets, LLC		nabSecurities, LLC
Citi		SunTrust Robinson Humphrey
J.P. Morgan		U.S. Bancorp Investments, Inc.
KeyBanc Capital Markets		Wells Fargo Securities